     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1998


                                                      REGISTRATION NO. 333-45823
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

                           STANADYNE AUTOMOTIVE CORP.
                            DSD INTERNATIONAL CORP.
                        PRECISION ENGINE PRODUCTS CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                             3714                            22-2940378
           DELAWARE                             3714                            22-2953338
           DELAWARE                             3714                            13-3500174
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
incorporation or organization)       Classification Code Number)                  Number)

                               92 DEERFIELD ROAD
                               WINDSOR, CT 06095
                           TELEPHONE: (860) 525-0821
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                                MICHAEL H. BOYER
                               92 DEERFIELD ROAD
                               WINDSOR, CT 06095
                           TELEPHONE: (860) 525-0821
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                                 JACK M. FEDER
                                KIRKLAND & ELLIS
                     655 FIFTEENTH STREET, N.W., SUITE 1200
                             WASHINGTON, D.C. 20005
                           TELEPHONE: (202) 879-5000
                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS                AMOUNT TO BE         OFFERING PRICE           AGGREGATE           AMOUNT OF
     OF SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT(1)         OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Series B 10 1/4% Senior Subordinated                             $1,000 principal
  Notes due 2007........................     $100,000,000             amount              $100,000,000          $29,500
Guarantees of Series B 10 1/4% Senior
  Subordinated Notes due 2007...........     $100,000,000              (2)                    (2)                 None
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).
(2) No further fee is payable pursuant to Rule 457(n).

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 24, 1998

PROSPECTUS
                           STANADYNE AUTOMOTIVE CORP.
                                                     [STANADYNE AUTOMOTIVE LOGO]
   OFFER TO EXCHANGE ITS SERIES B 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
 FOR ANY AND ALL OF ITS OUTSTANDING 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           ,
1998, UNLESS EXTENDED.

Stanadyne Automotive Corp., a Delaware corporation ("Stanadyne" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 10 1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2007 (the "Notes"), of which $100,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated December 11, 1997 between Stanadyne (as Issuer), DSD International Corp. and Precision Engine Products Corp. (as Guarantors), and United States Trust Company of New York (the "Trustee") governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

Interest on the Exchange Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1998. The Exchange Notes will mature on December 15, 2007. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after December 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, and Liquidated Damages (as defined herein), if any, thereon to the applicable date of redemption. In addition, at any time, prior to December 15, 2000, the Company may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Liquidated Damages, if any, thereon to the redemption date, with the Net Cash Proceeds (as defined herein) received by the Company of one or more Equity Offerings (as defined herein); provided that, in each case, at least 65% of the aggregate principal amount of the Exchange Notes will remain outstanding immediately following each such redemption. See "Description of Exchange Notes -- Optional Redemption."


The Exchange Notes will be senior subordinated, unsecured, general obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. On the Issue Date (as defined herein), the Exchange Notes will be jointly and severally, fully, irrevocably and unconditionally guaranteed pursuant to the Guarantee (as defined herein) and any future subsidiary guarantees (the "Subsidiary Guarantees") on a senior subordinated basis by each of the Company's domestic subsidiaries (each a "Guarantor" and collectively the "Guarantors"). Each Subsidiary Guarantee will be a general unsecured obligation of the Guarantor subordinated in rights of payment to all Senior Indebtedness of such Guarantor. As of December 31, 1997, the Company and its subsidiaries had approximately $61.2 million of Senior Indebtedness and Guarantor Senior Indebtedness (as defined herein), including approximately $1.6 million of indebtedness of Foreign Subsidiaries, all of which effectively rank senior in right of payment to the Exchange Notes and the Subsidiary Guarantees. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness subject to certain limitations. See "Description of Exchange Notes -- Certain Covenants."


Stanadyne will accept for exchange any and all Notes validly tendered and not
withdrawn prior to 5:00 p.m., New York City time, on         , 1998, unless
extended by Stanadyne in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, Stanadyne will not extend the Expiration Date
beyond         , 1998. Tenders of Notes may be withdrawn at any time prior to
5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by Stanadyne on December 11, 1997 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of Stanadyne under the Registration Rights Agreement entered into by Stanadyne in connection with the offering of the Notes. See "The Exchange Offer."

Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, Stanadyne believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Stanadyne within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Stanadyne has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Stanadyne will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

SEE "RISK FACTORS" ON PAGE [15] FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is          , 1998

     There has not previously been any public market for the Notes or the Exchange Notes. Stanadyne does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop, which could adversely affect the value of the Exchange Notes. See "Risk Factors -- Lack of a Public Market." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

     The Exchange Notes will be available initially only in book-entry form. Stanadyne expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with the Trustee (herein also referred to as the "Exchange Agent"), on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Exchange Agent and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form will be issued in exchange for the Global Note only on the terms set forth in the Indenture. See "Description of Exchange Notes -- Book-Entry; Delivery and Form."

                             AVAILABLE INFORMATION

     Stanadyne has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to Stanadyne and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, Stanadyne will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports and other information with the Commission. The obligation of Stanadyne to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Stanadyne other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. Stanadyne will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event Stanadyne ceases to be subject to the informational requirements of the Exchange Act, Stanadyne is required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents, or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, Stanadyne will also furnish to the holders of both Notes and Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. Stanadyne shall file with the

Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. Stanadyne will also furnish such other reports as may be required by law.

                           FORWARD LOOKING STATEMENTS

     THE PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWING OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; (5) ADVERSE STATE OR FEDERAL LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS IN PENDING LITIGATION; AND (6) CHANGES IN GENERAL ECONOMIC CONDITIONS AND/OR IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS ARE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                                    SUMMARY

     The following is a summary of certain information contained herein and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus and incorporated herein by reference. Unless the context indicates otherwise, all references to the "Company" or "Stanadyne" shall mean Stanadyne Automotive Corp. and its consolidated subsidiaries after giving effect to the Acquisition Transactions.

                                  THE COMPANY

     The Company is a leading designer and manufacturer of highly engineered, precision manufactured engine components, including fuel injection equipment for diesel engines and hydraulic lash compensating devices (commonly known as "hydraulic valve lifters") for gasoline engines. The Company's products serve to improve engine performance by incorporating technologies that are key to achieving emissions compliance, noise reduction and fuel economy. The Company sells engine components to engine original equipment manufacturers ("OEMs") for use in a variety of applications, including automobiles, light duty trucks, agricultural and construction vehicles and equipment, industrial products and marine equipment. The Company also sells replacement units and parts through its extensive aftermarket distribution network. Due in part to its proven technological capabilities and its reputation for innovative, high quality products, the Company has become the sole source supplier of certain engine components on a number of engine platforms characterized by long-term, high volume production runs. The Company conducts its business through two principal operating groups: the Diesel Group, which accounted for 79% of the Company's 1997 net sales, and Precision Engine, which accounted for 21% of the Company's 1997 net sales. For 1997, the Company had total net sales, EBITDA and net income of $273.3, $29.0 and $2.9 million, respectively.

     Together with its predecessors, the Company has long-standing relationships with important OEMs including Chrysler Corporation (50+ years), Ford Motor Company (50+ years), Deere & Company (40 years), Caterpillar Inc. (27 years), General Motors Corporation (20 years), Cummins Engine Co. Inc. (16 years) and Perkins Engines (10 years). The Company's engineering staff works closely with its OEM customers, generally for periods of two to five years prior to introduction of the Company's products on an engine platform, to develop or adapt application specific engine components to satisfy its customers' engine requirements. The Company typically supplies these components on a sole source basis pursuant to long-term arrangements with OEMs. Due to the expense and long lead times necessary to develop application specific engine components, it is rare for a competitor to replace an incumbent component supplier such as Stanadyne during the production term of an engine platform. Accordingly, the Company generally continues supplying components to an OEM throughout the manufacturing term of a specific engine platform, which typically ranges from 7-15 years for automobile and light duty truck engines and 15-20 years for agricultural and industrial equipment engines. As evidence of its commitment to quality, the Company is in the process of registering for QS9000 certification (which is expected to be completed during the first quarter of 1998), and its operating groups have received numerous OEM quality awards, including Ford's "Q-1" award and Chrysler's "Pentastar Award." OEM sales comprised 68% of the Company's 1997 net sales, with the remaining 32% constituting replacement sales.

     The Diesel Group is the largest independent (non-captive) manufacturer of diesel fuel injection equipment in the United States, and one of only five independent worldwide manufacturers selling to the geographic areas in which the Company competes. The Diesel Group produces fuel injection equipment for diesel engines of up to 250 horsepower, the engine range comprising approximately 90% of all diesel engines produced worldwide. Fuel pumps and injectors, the Diesel Group's primary products, are the most highly engineered, precision manufactured components on a diesel engine and comprise the core components of a diesel engine's fuel system. Unlike gasoline engines, which ignite pre-mixed air and fuel with a timed spark, diesel engines rely on high pressure fuel injection pumps to control combustion timing, engine power and speed. Because fuel system components are so elemental to the proper functioning and optimum performance of a diesel engine, they are essentially custom engineered for a specific engine platform. The Diesel Group also manufactures diesel fuel filters, fuel heaters and water separators and distributes diesel fuel conditioners and stabilizers and diesel engine diagnostic equipment.

     Diesel engines have been an important power source for nearly 100 years, with the worldwide market for diesel engines experiencing consistent growth in recent years. According to MotoData, global diesel engine production has grown from 13.3 million engines manufactured in 1991 to 16.2 million in 1995, and is expected to grow to 18.6 million engines by the year 2000. Growth in diesel engine production has been fueled by the competitive advantages associated with diesel, which typically include substantially greater fuel efficiency, improved engine durability and favorable emissions compliance when compared to similar gasoline engines. These advantages associated with diesel engines are expected to become more prominent as world-wide environmental regulations continue to become more stringent. The projected growth in the number of diesel engines produced is due in part to continued penetration of diesel engines in passenger cars and light trucks worldwide.


     Precision Engine is a leading independent domestic manufacturer of hydraulic valve lifters, including aluminum roller rocker arm assemblies and lash adjusters, for gasoline engines. These products convert the rotary motion of a camshaft into a reciprocating motion and allow for the adjustment of lash (clearance) as valves are opened and closed in the cylinder head of an engine. Hydraulic valve lifters began to replace mechanical valve lifters in domestic on-highway vehicles in the 1950s since hydraulic valve lifters are more efficient in reducing valve train noise, minimizing maintenance requirements and assisting in improved fuel economy and decreased emissions. The Company believes based on published engine production data such as WARD's 1997 Automotive Yearbook combined with the Company's own internal market intelligence and research, that Precision Engine's share of the North American market for hydraulic valve lifters for the gasoline powered, automobile and light duty truck market is approximately 16%. Precision Engine has developed an especially important relationship with Chrysler, to which it currently supplies approximately 50% of Chrysler's overall domestic hydraulic valve lifter requirements. Specifically, Precision Engine is the sole source supplier of roller rocker arm assemblies for Chrysler's 3.5/3.2L and 2.0L engines pursuant to long-term exclusive arrangements extending for the life of these engines. These engines appear in Chrysler's "LH" Series (Chrysler LHS and Concorde, Dodge Intrepid and Eagle Vision) and the Dodge and Plymouth Neon vehicles. Precision Engine's net sales have grown from $30.2 million in 1991 to $56.7 million in 1997, representing a compound annual growth rate of 11.0%.



     The Company believes, again based on published engine production data such as WARD's 1997 Automotive Yearbook combined with the Company's own internal market intelligence and research, that the worldwide market for valve lifters (which includes both hydraulic as well as mechanical valve lifters) is in excess of $1 billion, with hydraulic valve lifters representing 79% of total production and mechanical valve lifters representing the remaining 21%. North America represents approximately 36% of worldwide production (consisting of substantially all hydraulic valve lifters). The Company believes that several industry trends will benefit hydraulic valve lifter manufacturers such as Stanadyne. First, relative stability in overall fuel prices has created a renewed interest in six and eight cylinder engines, which correspondingly require greater numbers of valve lifters. In addition, engines with four or more valves per cylinder, requiring more valve lifters than typical two valve per cylinder engines, have grown in popularity in recent years due to their reduced emissions and greater fuel economy. Finally, in order to meet increasingly stringent emissions regulations and fuel efficiency standards, European engine manufacturers are continuing to convert from mechanical to hydraulic valve lifters, presenting Precision Engine with significant opportunities to develop supply relationships with such manufacturers.


BUSINESS STRATEGY

     The Company's strategic objective is to continue to increase its sales and improve its profitability by capitalizing on its position as a leading manufacturer of highly engineered, precision manufactured engine components. The Company intends to capitalize on favorable industry trends by pursuing numerous opportunities that it believes are available to continue to design and develop application specific engine components for OEMs worldwide. To execute this strategy, the Company benefits from a skilled management team with an average of approximately 25 years of industry experience. Specifically, the Company's business strategy centers upon the following:

     Expand and Grow OEM Relationships. The Company believes that engine OEMs will continue to rely on independent specialized engine component suppliers such as Stanadyne in response to technological challenges presented by stricter worldwide environmental regulations, as well as competitive pressures to improve quality and reduce production costs. The Company has established and intends to continue to develop relationships with OEM customers worldwide in order to work closely with such customers during the early stages of engine development to design and manufacture application-specific products. The Company is currently conducting a number of joint development and application programs in conjunction with certain engine manufacturers in an attempt to create new long-term supply relationships with such OEMs. In addition, the Company intends to further develop its strong relationships with OEM customers by continuing to expand its product offerings through internal product development and through strategic acquisitions.

     Capitalize on New Platform Wins. As testimony to its strong relationships with its OEM customer base, the Company has recently been awarded firm orders to produce engine components on several new or existing engine platforms with expected significant volume beginning in 1998. For example, the Diesel Group was recently awarded a long-term contract to be the sole supplier of rotary diesel fuel injection pumps for Deere's 320-350 series engines, a supply arrangement which had previously been shared (approximately 50-50) with another diesel engine component supplier. Through the development of its innovative RSN injector, the Diesel Group was recently named the sole supplier of RSN injectors for Ford UK's 2.5L engine as well as a supplier of RSN injectors for two Volkswagen direct injection engine platforms. The Company's Fuel Manager filtration system has been selected by Ford as the sole source filtration system for the next generation Transit Van, with production commencing in 2000. Moreover, Precision Engine was recently awarded a long-term contract renewal as the sole supplier of roller rocker arms for Chrysler's 3.5/3.2L and 2.0L engines. Finally, Precision Engine has recently been selected as the sole supplier of roller rocker arm assemblies for the 1.6L engine to be jointly produced by BMW and Chrysler in Brazil starting in 2000. The Company believes that such new platform wins (or renewals) will enhance its future sales and profitability.

     Capitalize on Proven Technological Capabilities. The Company believes that its proven technological capabilities and reputation for innovative engine component solutions are a distinct competitive advantage. The Company believes that increasingly stringent worldwide environmental regulations create opportunities for the Company to sell technologically advanced engine components to OEMs trying to produce engines that satisfy emission standards and which have improved fuel economy and engine performance. The Company has attained a reputation for unique technical solutions through continued investment in research and development programs, which have led to several patented products, including the DS Electronic Pump (a state-of-the-art, electronically controlled distributor pump), the RSN injector (an innovative injector designed to improve emissions and reduce engine noise) and the Fuel Manager (a fuel filter system featuring interchangeable modular components and a design for easy maintenance and repair). The Company has extensive engineering and product development facilities (including a modern 80,000 sq. ft. diesel engineering center in Windsor, CT) and full service product management capability (which OEMs require of key suppliers), which enable it to develop proprietary technology and support design and development activities for the Company's products.

     Emphasize Replacement Sales. The Company sells replacement units to OEMs for distribution through their service organizations and sells replacement units and parts through the Company's own extensive aftermarket distribution network. Replacement sales tend to be "counter-cyclical" to the general economic cycle and, with respect to diesel engine products, generally afford higher margins than original equipment sales. The Company believes that its diesel aftermarket distribution network is an important competitive advantage because OEMs select a supplier, in part, based on the strength of the supplier's aftermarket service and distribution capability. The Company's diesel aftermarket network consists of 17 central distributors, who support over 563 authorized service dealers in North America, and 66 central distributors and 566 service dealers outside of North America, including 22 central distributors and 323 service dealers in Europe. All of the Company's central distributors and service dealers are trained and certified in accordance with Company policies. Precision Engine sells replacement components directly to a variety of aftermarket customers, including Dana, which resells the Company's products through an independent network as well as through the NAPA parts organization. With a large and growing in-service equipment population, the Company believes that it is well positioned to further increase replacement sales.

     Expand European Presence. The Company believes that significant opportunities exist to expand its sales in Western Europe, which currently produces approximately 30% of the world's diesel engines. Since the initiation of programs targeting European OEMs, the Company's European sales have grown from $22.8 million in 1991 to $29.4 million in 1992, to $31.9 million in 1993, to $50.9 million in 1994, to $69.6 million in 1995, to $74.9 million in 1996 and to $84.7 million in 1997, representing a compound annual growth rate of 31.0%. To better serve the needs of its European OEM customers, the Company acquired injector manufacturing operations in Brescia and Bari, Italy to complement its established marketing, engineering and services support facilities in Trappes, France and Huntingdon, England. In addition, the Company believes that Precision Engine is well positioned to capitalize on the continuing trend among Western European engine manufacturers to convert from mechanical to hydraulic valve lifters in on-highway engines. In 1995, Precision Engine began supplying lash adjusters for two Fiat engine platforms, and in 1996, Precision Engine was named one of Fiat's top 25 suppliers for its exemplary quality and support. The Company believes that its reputation as a high quality provider of engine components and its established European service network and manufacturing operations will enable it to develop new OEM relationships, as well as to expand its current OEM relationships in Western Europe.

                          THE ACQUISITION TRANSACTIONS

     The "Acquisition Transactions" refer collectively to the Notes Offering, the Acquisition, Merger I, Merger II, the AIP Common Equity Contribution, the execution of, and initial borrowings under, the New Credit Agreement and the cancellation of the Intercompany Note (each as defined herein). See "The Acquisition Transactions."

                                  THE OFFERING

NOTES......................  The Notes were sold by the Company on December 11,
                             1997 to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") pursuant to a Purchase Agreement dated December 4, 1997 (the "Purchase Agreement"). The Initial Purchaser subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

REGISTRATION RIGHTS
AGREEMENT..................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchaser entered into a Registration Rights Agreement dated December 11, 1997, which granted the holders of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of Series B
                             10 1/4% Senior Subordinated Notes due 2007 (the Exchange Notes).

THE EXCHANGE OFFER.........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $100,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE............  5:00 p.m., New York City time, on           , 1998
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND
  THE NOTES................  Each Exchange Note will bear interest from its issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

PROCEDURES FOR
  TENDERING NOTES..........  Each holder of Notes wishing to accept the Exchange
                             Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

UNTENDERED NOTES...........  Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  The Notes that are not exchanged pursuant to the
                             Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

SHELF REGISTRATION
STATEMENT..................  If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Notes held by any such holders. To the Company's knowledge, no Notes are still held by the Initial Purchaser in its capacity as such.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than 20 days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  The Company will accept for exchange any and all
                             Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange pursuant to the Exchange Offer should not be a taxable event for Federal income tax purposes. See "Certain Federal Income Tax Consequences."

USE OF PROCEEDS............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT.............  United States Trust Company of New York.

                               THE EXCHANGE NOTES

GENERAL....................  The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Notes and the Exchange Notes are referred to herein collectively as the "Senior Subordinated Notes."

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of Series B
                             10 1/4% Senior Subordinated Notes due 2007 of the Company.

MATURITY DATE..............  December 15, 2007.

INTEREST PAYMENT DATES.....  Semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 1998.

SUBORDINATION..............  The Exchange Notes will constitute senior subordinated, unsecured, general obligations of the Company, rank subordinate in right of payment to all existing and future Senior Indebtedness and rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. On the Issue Date, the Exchange Notes will be guaranteed on a senior subordinated basis pursuant to the Guarantee by the Guarantors. Each Subsidiary Guarantee will be a general, unsecured obligation of the Guarantor, subordinate in right of payment to all Senior Indebtedness of such Guarantor. As of December 31, 1997, the Exchange Notes and the Subsidiary Guarantees were subordinated to $61.2 million of Senior Indebtedness and Guarantor Senior Indebtedness, including $1.6 million of indebtedness of non-guarantor Foreign Subsidiaries. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable date of redemption. In addition, at any time prior to December 15, 2000, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Exchange Notes originally issued at a redemption price equal to 110.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption with the Net Cash Proceeds received by the Company of one or more Equity Offerings; provided that, in each case, at least 65% of the aggregate principal amount of Exchange Notes originally issued remains outstanding immediately following each such redemption. See "Description of Exchange
                             Notes -- Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Exchange
                             Notes -- Repurchase at the Option of
                             Holders -- Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all Exchange Notes tendered. See "Risk Factors -- Possible Inability to Repurchase Exchange Notes Upon Change of Control."

NOTE GUARANTEES............  The Exchange Notes will be jointly and severally, fully, irrevocably and unconditionally guaranteed on a senior subordinated basis by all Guarantors of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Indebtedness of such Guarantors.


CERTAIN COVENANTS..........  The Indenture contains certain covenants that limit, among other things, the ability of the Company and the Subsidiary Guarantors to (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue certain preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of Exchange
                             Notes -- Certain Covenants."

     For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

     Holders of the Exchange Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" as well as the other information and data included in this Prospectus prior to tendering their Notes in the Exchange Offer.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary consolidated historical and pro forma financial, operating and other data of the Company and its subsidiaries. The historical consolidated financial data of the Company as of and for each of the fiscal years ended December 31, 1993, 1994, 1995 and 1996 and for the 344 day period ended December 10, 1997 were derived from the Consolidated Financial Statements of Stanadyne Automotive Corp. (the "Predecessor") and represents the results of operations of the Predecessor through the date of the Acquisition. The summary financial data for the 21 day period ended December 31, 1997 was derived from the Consolidated Financial Statements of the Company and represents the results of operations of the Company subsequent to the Acquisition. The consolidated pro forma data for the year ended December 31, 1997, was derived from the financial statements of the Predecessor and the Company and represents the results of operations of the Predecessor from January 1, 1997 to December 10, 1997 and the results of operations of the Company for the period December 11, 1997 to December 31, 1997, adjusted to give effect to the Acquisition Transactions as if it had occurred as of January 1, 1997. The data presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere herein, the "Pro Forma Condensed Consolidated Financial Data," the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                          COMPANY
                                                           PREDECESSOR                          ---------------------------
                                     --------------------------------------------------------                   PRO FORMA
                                                                                   344 DAYS       21 DAYS      FOR THE YEAR
                                              YEAR ENDED DECEMBER 31,               ENDED          ENDED          ENDED
                                     -----------------------------------------   DECEMBER 10,   DECEMBER 31,   DECEMBER 31,
                                       1993       1994       1995       1996         1997           1997           1997
                                     --------   --------   --------   --------   ------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net sales........................  $264,346   $286,964   $272,145   $275,639     $259,144       $ 14,154       $273,298
  Gross profit(a)..................    50,312     42,657     36,500     40,883       39,502          2,736         43,758
  Selling, general and
    administrative expenses(b).....    43,630     35,075     31,740     30,976       28,098          1,845         35,243
  Operating income.................     6,682      7,582      4,760      9,907       11,404            891          8,515
  Net income (loss)(c)(d)(e).......    (5,042)      (504)    (4,946)     5,602        2,942            (12)        (4,285)

BALANCE SHEET DATA (AT PERIOD END):
  Fixed assets, net of accumulated
    depreciation and
    amortization...................   113,797    110,336    103,202     96,116           --        124,443             --
  Total assets.....................   219,449    214,255    219,417    194,917           --        321,310             --
  Long-term debt (including current
    portion).......................   105,361     94,331    112,199     85,912           --        161,152             --
  Stockholders' equity.............    11,467     11,621      3,116      8,879           --         59,845             --

OTHER DATA:
  EBITDA(f)........................    28,655     27,575     22,860     26,893       27,104          1,887         28,219
  Adjusted EBITDA(g)...............    40,913     26,712     21,513     27,149       29,163          1,887         30,278
  Capital expenditures.............    12,728      9,934      6,667      8,827       13,162            378         13,540
  Depreciation.....................    20,543     17,280     17,811     16,670       15,060            692         14,232
  Amortization.....................     1,431      2,713        290        316          640            303          5,471

---------------

(a) Includes approximately $14.8 million of warranty expense in 1994 relating to the voluntary non-safety recall by General Motors of vehicles carrying a General Motors 6.5L engine, which contained the Company's DS Electronic Pump.

(b) Approximately $10.0 million and $1.5 million are included in selling, general and administrative expense for 1993 and 1994, respectively, that represent loss on disposal and writedown of assets. For all remaining periods presented the loss on disposal and write-down of assets is also included in selling, general and administrative expenses but is not material. In addition, in 1994 selling, general and administrative expenses include a $1.3 million write-off of deferred debt issuance costs.

(c) Net income for 1993 includes the cumulative effect of changes in accounting principles for adoption of certain accounting pronouncements: (i) an additional expense of $3.0 million, net of income taxes, for the adoption of SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions," (ii) an additional expense of $0.4 million, net of income taxes, for the adoption of SFAS 112, "Employers' Accounting for Post-employment Benefits," and (iii) a benefit of $0.04 million, net of income taxes, for the adoption of SFAS 109 "Accounting for Income Taxes."

(d) Net income for 1996 includes a gain of $4.3 million, net of income taxes, for the cumulative effect of a change in accounting principle for post-retirement benefits to amortize unrecognized gains and losses exceeding 10% of the accumulated post-retirement benefit obligation over twelve months. Previously, these gains and losses were amortized over the average remaining service period of the plan participants.

(e) Net income for 1995 includes an extraordinary loss of $1.7 million, net of income taxes, for the early extinguishment of debt.

(f) EBITDA represents net income (loss) before extraordinary items, cumulative effect of accounting changes and dividends, interest expense, interest income, income taxes, and depreciation and amortization (including amortization of purchase accounting adjustments). EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is included in this Registration Statement of Form S-4 as it is a basis upon which the Company assesses its financial performance. EBITDA, as presented, represents useful measures of assessing the Company's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(g) Adjusted EBITDA represents the sum of, without duplication, (i) consolidated net income (loss) before extraordinary items, cumulative effect of accounting changes and dividends, plus (ii) Fixed Charges, plus (iii) provision for taxes based on income or profits (to the extent such income or profits were included in computing consolidated net income), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Adjusted EBITDA is included in this Registration Statement on Form S-4 as it is a basis upon which the Company's lenders assess its financial performance and certain covenants in the Company's borrowing arrangements will be tied to these measures. Adjusted EBITDA, as presented, represents useful measures of assessing the Company's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, holders of Notes should consider carefully the following factors in addition to the other information set forth in this Prospectus prior to tendering their Notes in the Exchange Offer.

SUBSTANTIAL LEVERAGE; LIQUIDITY

     The Company has operated with substantial leverage in the past and, as a result of the consummation of the Acquisition Transactions, the Company has a significant amount of indebtedness. As of December 31, 1997, the Company had $161.2 million of indebtedness. In addition, subject to the restrictions in the New Credit Agreement and the Indenture, the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Description of Exchange Notes" and "Description of New Credit Agreement."

     The level of the Company's indebtedness could have important consequences to the holders of the Exchange Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development, general corporate purposes or other purposes may be materially limited or impaired; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and future business opportunities; (iii) significant amounts of the Company's borrowings will bear interest at variable rates, which could result in higher interest expense in the event of increases in interest rates; (iv) the Indenture and the New Credit Agreement contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company; (v) the indebtedness outstanding under the New Credit Agreement is secured and matures prior to the maturity of the Exchange Notes; (vi) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (vii) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending that is important to its growth and productivity improvement programs. See "Description of Exchange Notes" and "Description of New Credit Agreement."

     The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, including interest rates, unscheduled plant shutdowns, increased operating costs, regulatory developments and the ability of the Company to repatriate cash generated outside of the United States without incurring a substantial tax liability. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and capital resources, the Company could face substantial liquidity problems, may be forced to reduce or delay capital expenditures, and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. If the Company is unable to service its indebtedness, it may take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all.

RESTRICTIVE DEBT COVENANTS

     The Indenture and the New Credit Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the Exchange Notes), amend certain debt instruments

(including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and tests, including leverage ratio tests below a specified maximum, minimum net worth levels, minimum fixed charge coverage levels and minimum levels of EBITDA. See "Description of Exchange Notes" and "Description of New Credit Agreement."

     The Company's ability to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Credit Agreement and/or the Indenture, which would permit the senior lenders, or the holders of the Exchange Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Credit Agreement could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of New Credit Agreement."

SUBORDINATION

     The Exchange Notes will be unsecured and subordinated to the prior payment in full of all Senior Indebtedness of the Company, whether existing upon the consummation of the Offering or thereafter incurred, including borrowings under the New Credit Agreement. The Exchange Notes will also be effectively subordinated to all secured indebtedness of either the Company or any of its subsidiaries to the extent of the assets securing such indebtedness. As of December 31, 1997 the aggregate outstanding principal amount of all Senior Indebtedness was approximately $61.2 million. By reason of such subordination, in the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes. In addition, the Company may not pay principal or premium, or Liquidated Damages, if any, or interest on the Exchange Notes if any Senior Indebtedness is not paid when due or any other default on any Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. Moreover, if any default occurs with respect to certain Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the Exchange Notes for a designated period of time. In addition, if any judicial proceeding is pending with respect to any such default in payment on any Senior Indebtedness, or other default with respect to certain Senior Indebtedness, or if the maturity of the Exchange Notes is accelerated because of a default under the Indenture and such default constitutes a default with respect to any Senior Indebtedness, the Company may not make any payment on the Exchange Notes.

POSSIBLE INABILITY TO REPURCHASE EXCHANGE NOTES UPON CHANGE OF CONTROL

     The New Credit Agreement generally prohibits the Company from purchasing any of the Exchange Notes, including upon the occurrence of a Change of Control, and also provides that certain change of control events with respect to the Company constitutes a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes by the terms of the relevant Senior Indebtedness. In such case, the Company's failure to purchase the tendered Exchange Notes would constitute an event of default under the

Indenture which would, in turn, constitute a default under the New Credit Agreement and could constitute a default under other Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would restrict payments to the holders of the Exchange Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Exchange Notes following a Change of Control. See "Description of Exchange Notes" and "Description of New Credit Agreement."

FRAUDULENT TRANSFER CONSIDERATIONS

     The Company's obligations under the Exchange Notes may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of the Company.

     Under those laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as a Chapter 11 debtor in possession, were to find that when the Company issued the Exchange Notes, it (a) received less than fair consideration or reasonably equivalent value therefor and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as such debts matured, the court could avoid the Exchange Notes and the Company's obligations thereunder, or subordinate the Exchange Notes to all of the Company's other obligations, and in either case direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors. It should be noted that a court could avoid the Exchange Notes and the Company's obligations thereunder without regard to factors (a) and (b) above if it found that the Company issued the Exchange Notes with actual intent to hinder, delay, or defraud its creditors.

     A court will likely find that the Company did not receive fair consideration or reasonably equivalent value for its obligation under the Exchange Notes to the extent that the Exchange Notes' proceeds are used to pay the purchase price to the Sellers for the common equity of Holdings or otherwise do not directly benefit the Company.

     Similarly, a Subsidiary Guarantee may be subject to review in the event of the bankruptcy or financial difficulty of any Guarantor. In that event, if a court found that when a Guarantor issued its guarantee (or, in some jurisdictions, when it became liable to make payments thereunder), factors (a) and (b) above applied to the Guarantor (or if the court found that the Guarantor had issued its guarantee with actual intent to hinder, delay, or defraud its creditors), then the court could avoid the respective Subsidiary Guarantee and direct the repayment of any amounts paid thereunder. A court will likely find that a Guarantor did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the Exchange Notes.

     The Indenture limits the liability of each Guarantor under its guarantee to the maximum amount that it could pay without the guarantee being deemed a fraudulent transfer. See "Description of Exchange Notes." There can be no assurance that (if this limitation is effective) the limited amount so guaranteed will suffice to pay amounts owed under the Exchange Notes in full.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     The Company's five largest customers, Chrysler Corporation, General Motors Corporation, Deere & Company, Ford Motor Company and Perkins Engines, accounted for approximately $157.4 million of the Company's 1997 net sales, or approximately 58.0% of the Company's 1997 net sales. Chrysler, General Motors and Deere & Company each account for more than 10% of net sales with sales to each constituting 12.9%,

13.7% and 15.7% of the Company's 1997 net sales, respectively. No other customer accounted for more than 5% of the Company's 1997 net sales. None of Chrysler, General Motors, Deere, Ford and Perkins is obligated to continue to produce the engines which require the Company's products, renew its contracts with the Company when they expire or enter into new agreements with the Company for future engine platforms. A substantial decrease in orders from Chrysler, General Motors, Deere, Ford or Perkins would have a material adverse effect on the Company however, the Company does not anticipate any such material changes other than those already identified in this section. See "-- Cyclical Nature of Industry and Engine Platform Sales."

DS ELECTRONIC PUMP

     Significant quality and reliability issues arose in connection with the new electronic systems on the GM 6.5L engine and on vehicle platforms introduced in the 1994 Model Year. The Diesel Group manufactures the DS Electronic Fuel Pump component of the fuel system, one of several components that did not meet the desired reliability objectives. The reliability issues of the electronic components and systems affected the reputation of the vehicles and impacted the sales of vehicles.

     The Diesel Group made changes to improve the quality of the pump while GM made changes to other components within the electronic fuel system. These significantly improved the reliability of the fuel system and as a result, the reputation of the vehicles.

     In early 1996, the Diesel Group and GM entered into a supply agreement for the Diesel Group to continue to supply the DS Electronic Pump to GM through the 2001 Model Year. See "-- Cyclical Nature of Industry and Engine Platform" for a discussion of potential material changes in sales to GM.


TECHNOLOGICAL CHANGES



     The demanding requirements of engine manufacturers to improve engine performance and fuel economy, and to meet the increasingly stringent worldwide emission regulations creates technical challenges for both engine manufacturers and component suppliers. These technical challenges are met either through upgrades to existing products or with introduction of new technologies. The time frame for the development of a new technology is approximately five years. It is at the start of this development period that a change in component supplier might occur. Therefore, a supplier learns of its replacement several years before the replacement actually occurs.



     The Company was impacted by such a change in technology when, in 1987, Navistar decided to upgrade its 7.3L engine and elected to use a new technology fuel system on the upgraded engine. The upgraded engine went into production in 1993. The decrease in Company sales between 1994 and 1995 resulted from the phase-out of OEM business with Navistar.



     Based on its working relations with its current customers, the Company is not aware of any major technological changes being considered by its customers in the near term, that will impact the Company.


CYCLICAL NATURE OF INDUSTRY AND ENGINE PLATFORM SALES

     The principal operations of the Company have been, and will continue to be, directly dependent upon domestic and foreign production of automobiles, light duty vehicles and off-highway equipment. Historically, the North American and European automotive industries have experienced periodic, cyclical downturns. Industry sales and production can be affected by the strength of the economy generally, or in specific regions such as North America or Europe, by prevailing interest rates and by other factors that may have an effect on the level of the Company's sales. The Company believes that the generally counter-cyclical nature of replacement sales reduces some of this risk.

     Demand for the Company's products is directly dependent upon demand for the engine platforms on which the Company's products are incorporated. There is no assurance that the demand for such engine platforms will continue. A substantial decrease in demand for such engine platforms would have a material adverse effect on the Company.

RISKS OF SIGNIFICANT OPERATIONS IN FOREIGN COUNTRIES

     Approximately 32.8% of the Company's 1997 net sales were derived from products sold outside of the United States. The Company's worldwide operations are subject to the risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, labor unrest, political instability, restrictions on transfers of funds, unexpected changes in regulatory environments, difficulty in obtaining distribution and support and potentially adverse tax consequences. In addition, even though the Company generally matches, to the extent possible, related costs and revenues in a single currency, and generally includes exchange rate protections in its sales contracts, the U.S. dollar value of the Company's foreign sales varies with currency exchange rate fluctuations. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company and its ability to meet interest and principal obligations of the Exchange Notes.

COMPETITION

     The market for engine components is highly competitive. Several actual competitors exist, including the captive component operations of certain engine manufacturers as well as other independent suppliers, some of which are larger and have greater financial and other resources available to them than the Company. There can be no assurance that the Company's products will continue to compete successfully with the products of other companies, or that engine manufacturers will continue to purchase engine components from outside suppliers. See "Business -- Competition."

ENVIRONMENTAL MATTERS

     The Company's facilities are subject to federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. The Company's manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from the Company's facilities, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material. Pursuant to the terms of the Acquisition, Sellers have agreed to conduct and complete remediation of soil and groundwater contamination at the Company's Windsor, CT and Jacksonville, NC facilities. Although the Sellers have agreed to complete these remediations and have indemnified the Company with respect to these matters and certain other environmental matters, there can be no assurance that the Sellers will have the ability to fully fulfill their obligations to indemnify the Company for such matters. If the Sellers are unable to fulfill their obligations, the Company will be responsible for such matters and the cost could be material. Current estimates of the cost of the remediations to be completed by Sellers at the Windsor, CT and Jacksonville, NC facilities are $1.7 million and $300,000, respectively. See "Business -- Environmental Matters."

YEAR 2000 MATTERS

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations.

     To ensure that the Company's computer systems are Year 2000 compliant, a team of information technology professionals began preparing for potential Year 2000 problems in 1996. The Company has utilized both internal and external resources to reprogram or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project by October 1998, which is prior to any anticipated impact on its operating systems. The total incremental cost of the Year 2000 project is estimated at $250,000 and is being funded through operating cash flows. The Company is in the process of obtaining assurances from its software vendors that timely updates will be made available to make all remaining purchased software Year 2000 compliant.

     In addition, the Company is in the process of communicating with its major customers and suppliers to determine their Year 2000 compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

     The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

LACK OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes.

     There is no existing trading market for the Exchange Notes. Although the Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Notes, it is not obligated to do so and may discontinue such market-making at any time without notice. Although the Exchange Notes are expected to be eligible for trading by qualified buyers in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Exchange Notes. The Company does not intend to apply to list the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers, Inc. Automated Quotation System.

     The Exchange Notes generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Registration Rights Agreement" and "Certain Covenants") by each holder without the requirement of further registration. The Exchange Notes, however, will also constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Notes, the trading market for the Notes following the Exchange Offer.

     The liquidity of, and trading market for, the Notes or the Exchange Notes also may be adversely affected by general declines in the market for similar securities, regardless of the Company's financial performance or prospects.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                          THE ACQUISITION TRANSACTIONS

     Pursuant to a stock purchase agreement dated November 7, 1997, as amended by Amendment No. 1 to Stock Purchase Agreement dated December 8, 1997 (the "Stock Purchase Agreement"), SAC Inc. ("Holdings"), a corporation formed by American Industrial Partners Capital Fund II, L.P. ("AIP") purchased (the "Acquisition") all the issued and outstanding capital stock of Stanadyne Automotive Holding Corp. ("Old Holdings"), the parent of the Company, from Metromedia Company and certain other stockholders (collectively, the "Sellers") for an aggregate purchase price (including the repayment of outstanding indebtedness of Old Holdings) of approximately $210.0 million, less net debt assumed of approximately $4.2 million, subject to post-closing adjustments. Immediately after the consummation of the Acquisition, (i) Old Holdings merged with and into its wholly owned subsidiary, the Company, with the Company as the surviving corporation ("Merger I"), and (ii) SAC Automotive, Inc. ("SAC Automotive"), a wholly owned subsidiary of Holdings, merged with and into the Company, with the Company as the surviving corporation ("Merger II"). Subsequently, Holdings changed its name to Stanadyne Automotive Holding Corp.

     In order to finance the Acquisition, (i) AIP, its related investors and certain members of management contributed approximately $60.0 million in exchange for common equity of Holdings (the "AIP Common Equity Contribution"),
(ii) the Company (as successor by merger to SAC Automotive) entered into a syndicated senior secured loan facility (the "New Credit Agreement") providing for term loan borrowings in the aggregate principal amounts of $30.0 million (the Term A Loan Facility, as defined herein) and $25.0 million (the Term B Loan Facility, as defined herein) and revolving loan borrowings of up to $30.0 million (the Revolving Credit Facility, as defined herein), and borrowed all term loans available and approximately $11.5 million of revolving loans, reduced to approximately $2.1 million within five business days, under the Revolving Credit Facility, plus approximately $4.5 million in the form of letters of credit, (iii) the Company (as successor by merger to SAC Automotive) issued and sold $100.0 million aggregate principal amount of Notes (the "Notes Offering") and (iv) the Company loaned $67.5 million of the net proceeds to it from the Notes Offering, together with the proceeds of the borrowings pursuant to the New Credit Agreement, to Holdings pursuant to an intercompany note (the "Intercompany Note"), to pay part of the purchase price payable in the Acquisition. The Acquisition, Merger I, Merger II, the Notes Offering, the AIP Common Equity Contribution, the execution of, and initial borrowings under, the New Credit Agreement and the cancellation of the Intercompany Note are referred to herein collectively as the "Acquisition Transactions." Upon consummation of Merger II, the Company succeeded to the obligations of SAC Automotive with respect to the New Credit Agreement. After the consummation of the Acquisition Transactions, the Company canceled the Intercompany Note. Consummation of each of the Acquisition Transactions was conditioned upon the substantially simultaneous consummation of all other Acquisition Transactions.

     AIP is a private investment fund based in San Francisco and New York which, together with its affiliates, has committed capital of approximately $800 million. AIP does not seek to play a role in daily management; rather, AIP seeks to provide its portfolio companies with access to the management expertise of its operating partners, all of whom are former Chief Executive Officers of Fortune 500 corporations, through active board-level participation as well as on-call advice when desired. Following consummation of the Acquisition, Robert Cizik, an operating partner of AIP and former Chairman and Chief Executive Officer of Cooper Industries, Inc., became the Company's Chairman of the Board. Although no specific arrangements are in place, the Company expects to issue options to members of management pursuant to an option plan to be established by its board of directors.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The proceeds of $100 million to the Company from the Notes Offering, together with the borrowings under the New Credit Agreement and the AIP Common Equity Contribution were used to finance the Acquisition Transactions and the expenses and fees incurred in connection therewith. See "The Acquisition Transactions."

     The net proceeds from the sale of the Notes in the Initial Offering were approximately $97.25 million in the aggregate after the deduction of discounts and commissions. All of such net proceeds were utilized to consummate the Acquisition.

                                 CAPITALIZATION

     The following table sets forth the cash and short-term investments and capitalization of the Company as of December 31, 1997. The following table should be read in conjunction with the "Pro Forma Condensed Consolidated Financial Data" and the related notes thereto included elsewhere herein and the "Selected Consolidated Historical Financial Data" and the related notes thereto included elsewhere herein.

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Cash and short-term cash investments........................    $    325
                                                                ========
Debt:
  New Revolving Credit Facility(a)..........................           0
  Term A Loan Facility......................................      30,000
  Term B Loan Facility......................................      25,000
  Senior Subordinated Notes.................................     100,000
  Other indebtedness........................................       6,152
                                                                --------
     Total debt.............................................     161,152
Shareholders' equity........................................      59,845
                                                                --------
     Total capitalization...................................    $220,997
                                                                ========

---------------

(a) The Revolving Credit Facility provides for up to $30 million of borrowing availability, subject to a borrowing base limitation. See "Description of New Credit Agreement."

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following Pro Forma Condensed Consolidated Financial Data have been derived by the application of pro forma adjustments to the Company's historical financial data included elsewhere herein. The pro forma consolidated statements of operations for the periods presented give effect to the Acquisition Transactions as if such Acquisition Transactions were consummated as of January 1, 1997. The adjustments are described in the accompanying notes. The Pro Forma Condensed Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position actually would have been if the Acquisition Transactions had been consummated on the date indicated, or what such results will be as of any future date or for any future period. The Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the "Selected Consolidated Historical Financial Data" and the related notes thereto included elsewhere herein.

     The pro forma adjustments were applied to the respective historical Financial Statements to reflect and account for the Acquisition as a purchase, whereby the purchase cost was allocated to the fair value of assets and liabilities acquired based on independent appraisals of their fair values as of the Closing. Fair values are based on appraisals that are substantially complete. The Company does not expect that the effect of any final adjustments to such appraisals will result in material adjustment to the purchase allocation.

                   STANADYNE AUTOMOTIVE CORP. & SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31, 1997
                                                             (DOLLARS IN THOUSANDS)
                                          -------------------------------------------------------------
                                          PREDECESSOR(A)     COMPANY(B)
                                          --------------    -------------
                                             344 DAYS          21 DAYS
                                              ENDED             ENDED
                                           DECEMBER 10,     DECEMBER 31,      PRO FORMA
                                               1997             1997         ADJUSTMENTS      PRO FORMA
                                          --------------    -------------    -----------      ---------
Net sales...............................     $259,144          $14,154        $     --        $273,298
Cost of goods sold......................      219,642           11,418          (1,520)(c)     229,540
                                             --------          -------        --------        --------
          Gross profit..................       39,502            2,736           1,520          43,758
Selling, general and administrative
  expenses..............................       28,098            1,845           5,300(c)       35,243
                                             --------          -------        --------        --------
          Operating income (loss).......       11,404              891          (3,780)          8,515

Interest, net...........................        6,673              880           7,874(d)       15,427
          Income (loss) before taxes....        4,731               11         (11,654)         (6,912)
Income tax expense (benefit)............        1,789               23          (4,439)(e)      (2,627)
                                             --------          -------        --------        --------
          Net income (loss).............     $  2,942          $   (12)       $ (7,215)       $ (4,285)
                                             ========          =======        ========        ========
Earnings to fixed charges(f)............          1.6              1.0              --              --
                                             ========          =======        ========        ========

    See accompanying notes to pro forma condensed consolidated statements of operations.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) Represents the historical condensed consolidated statement of operations of Stanadyne Automotive Corp., the predecessor to the Company (the "Predecessor") for the period indicated.

(b) Represents the historical condensed consolidated statements of operations of the Company for the period indicated.

(c) The following table summarizes the pro forma adjustments to operating income.

Cost of goods sold:(i)
  Reduction in depreciation for changes in lives partially
     offset by the step-up of property, plant and
     equipment..............................................  (1,520)
                                                              ======
Selling, general and administrative:
  Difference in Directors fees..............................     142
  Difference in management fees(ii).........................     630
  Change in amortization of intangible assets(iii)..........   4,528
                                                               5,300
                                                              ======

---------------

(i) Cost of goods sold does not include a one-time, non-cash charge for the effect of the step-up in inventory carried on the first-in, first-out method under purchase accounting of $.4 million.

(ii) Represents the difference between the new management fee and the historical management fee.

(iii) The amortization of intangible assets is over a range of lives from three to thirteen years. Goodwill is amortized over forty years.

(d) To reflect the pro forma adjustments to interest expense:

Historical interest expense.................................    7,553
Less: amounts in historical statement of operation for
  refinanced debt...........................................    6,982
Add: New Credit Agreement and Senior Subordinated Notes.....   14,856
Pro forma interest expense..................................   15,427
                                                              =======

A 1/8% increase in interest rates pertaining to variable interest debt outstanding would increase interest expense by $68.

(e) To adjust the income tax provision to result in a pro forma total of 38% for an effective income tax rate.

(f) For purposes of this computation, fixed charges consist of interest expense, amortization of deferred financing fees and one-third of rental expenses, representing an approximation of that portion of rental expenses attributable to interest. Earnings consist of income before income taxes plus fixed charges. Earnings were inadequate to cover fixed charges by $6.9 million during the pro forma year ended December 31, 1997.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table sets forth selected consolidated historical financial, operating and other data of the Company and its subsidiaries as of and for each of the years ended December 31, 1993, 1994, 1995 and 1996, and for the 344 day period ended December 10, 1997 derived from the Consolidated Financial Statements of the Predecessor and represents the results of operations of the Predecessor through the date of the Acquisition. The selected consolidated financial data as of and for the 21 day period ended December 31, 1997 were derived from the Consolidated Financial Statements of the Company and represents the results of operations of the Company Subsequent to the Acquisition. The data presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere herein, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          PREDECESSOR                              COMPANY
                                                   ----------------------------------------------------------   -------------
                                                           YEARS ENDED DECEMBER 31,            344 DAYS ENDED   21 DAYS ENDED
                                                   -----------------------------------------    DECEMBER 10,    DECEMBER 31,
                                                     1993       1994       1995       1996          1997            1997
                                                   --------   --------   --------   --------   --------------   -------------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales......................................  $264,346   $286,964   $272,145   $275,639      $259,144        $  14,154
  Cost of goods sold.............................   214,034    244,307    235,645    234,756       219,642           11,418
                                                   --------   --------   --------   --------      --------        ---------
  Gross profit(a)................................    50,312     42,657     36,500     40,883        39,502            2,736
  Selling, general and administrative
    expenses(b)..................................    43,630     35,075     31,740     30,976        28,098            1,845
                                                   --------   --------   --------   --------      --------        ---------
  Operating income...............................     6,682      7,582      4,760      9,907        11,404              891
  Interest expense, net..........................    (9,188)    (9,050)    (9,292)    (8,259)       (6,673)            (880)
                                                   --------   --------   --------   --------      --------        ---------
  Income (loss) before taxes, extraordinary item
    and cumulative effect of change in accounting    (2,506)    (1,468)    (4,532)     1,648         4,731               11
  Income tax expense (benefit)...................      (801)      (964)    (1,297)       376         1,789               23
                                                   --------   --------   --------   --------      --------        ---------
  Income (loss) before extraordinary item and
    cumulative effect of change in accounting....    (1,705)      (504)    (3,235)     1,272         2,942              (12)
  Extraordinary item(e)..........................     --         --        (1,711)     --          --               --
  Effect of change in accounting(c)(d)...........    (3,337)     --         --         4,330       --               --
                                                   --------   --------   --------   --------      --------        ---------
  Net income (loss)..............................    (5,042)      (504)    (4,946)     5,602         2,942              (12)
  Preferred dividend requirement.................      (600)      (600)      (600)      (600)         (450)         --
                                                   --------   --------   --------   --------      --------        ---------
    Net income (loss) applicable to common
      shareholders...............................  $ (5,642)  $ (1,104)  $ (5,546)  $  5,002      $  2,492        $     (12)
                                                   ========   ========   ========   ========      ========        =========
BALANCE SHEET DATA (AT PERIOD END):
  Fixed assets, net of accumulated depreciation
    and amortization.............................  $113,797   $110,336   $103,202   $ 96,116      $--             $ 124,443
  Total assets...................................   219,449    214,255    219,417    194,917       --               321,310
  Long-term debt (including current portion).....   105,361     94,331    112,199     85,912       --               161,152
  Stockholders' equity...........................    11,467     11,621      3,116      8,879       --                59,845
CASH FLOW DATA:
  Net cash provided by (used in) operations......  $ 27,710   $ 22,401   $ (5,063)  $ 37,773      $ 14,325        $  (4,123)
  Net cash used in investing activities..........   (12,303)    (8,288)    (6,584)    (8,615)      (12,404)        (125,816)
  Net cash (used in) provided by financing
    activities...................................   (15,924)   (14,337)    12,209    (27,235)          838          124,176
OTHER DATA:
  EBITDA(f)......................................  $ 28,655   $ 27,575   $ 22,860   $ 26,893      $ 27,104        $   1,887
  Adjusted EBITDA(g).............................    40,913     26,712     21,513     27,149        29,163            1,887
  Depreciation and amortization..................    21,974     19,993     18,101     16,986        15,700              995
  Capital expenditures...........................    12,728      9,934      6,667      8,827        13,162              378
  Ratio of earnings to fixed charges(h)..........     --         --         --           1.2           1.6              1.0

---------------

(a) Includes approximately $14.8 million of warranty expense in 1994 relating to the voluntary non-safety recall by General Motors of vehicles carrying a General Motors 6.5L engine, which contained the Company's DS Electronic Pump.

(b) Approximately $10.0 million and $1.5 million are included in selling, general and administrative expense for 1993 and 1994, respectively, that represent loss on disposal and write-down of assets. For all remaining periods presented the loss on disposal and write-down of asset is also included in selling, general and administrative expense but is not material. In addition, in 1994 selling, general and administrative expenses include a $1.3 million write-off of deferred debt issuance costs.

(c) Net income for 1993 includes the cumulative effect of changes in accounting principles for adoption of certain accounting pronouncements: (i) an additional expense of $3.0 million, net of income taxes, for the adoption of SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions," (ii) an additional expense of $0.4 million, net of income taxes, for the adoption of SFAS 112, "Employers' Accounting for Post-employment Benefits," and (iii) a benefit of $0.04 million, net of income taxes, for the adoption of SFAS 109 "Accounting for Income Taxes."

(d) Net income for fiscal 1996 includes a gain of $4.3 million, net of income taxes for the cumulative effect of a change in accounting principle for post-retirement benefits to amortize unrecognized gains and losses exceeding 10% of the accumulated post-retirement benefit obligation over twelve months. Previously, these gains and losses were amortized over the average remaining service period of the plan participants.

(e) Net income for 1995 includes an extraordinary loss of $1.7 million, net of income taxes, for the early extinguishment of debt.

(f) EBITDA represents net income (loss) before extraordinary items, cumulative effect of accounting changes and dividends, interest expense, interest income, income taxes and depreciation and amortization (including amortization of purchase accounting adjustments). EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is included in this Registration Statement on Form S-4 as it is a basis upon which the Company assesses its financial performance. EBITDA, as presented, represents useful measures of assessing the Company's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(g) Adjusted EBITDA represents the sum of, without duplication, (i) consolidated net income (loss) before extraordinary items and cumulative effect of accounting changes and dividends, plus (ii) Fixed Charges, plus (iii) provision for taxes based on income or profits (to the extent such income or profits were included in computing consolidated net income), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Adjusted EBITDA is included in this Registration Statement on Form S-4 as it is a basis upon which the Company's lenders assess its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to these measures. Adjusted EBITDA, as presented, represents useful measures of assessing the Company's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(h) For purposes of this computation, fixed charges consist of interest expense, amortization of deferred financing fees and one-third of rental expenses, representing an approximation of that portion of rental expenses attributable to interest. Earnings consist of income before income taxes and extraordinary items and cumulative effect of changes in accounting principles, plus fixed charges. Earnings were inadequate to cover fixed charges by $2.5 million, $1.5 million and $4.5 million during the years ended December 31, 1993, December 31, 1994 and December 31, 1995, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Historical Financial Data" and the Consolidated Financial Statements and the related notes thereto included elsewhere herein.

INTRODUCTION

     As further discussed in "-- The Acquisition Transactions" and Note 2 on page F-9 to the Company's Consolidated Financial Statements, the Company was acquired by Holdings, a company formed by American Industrial Partners Capital Fund II, L.P., on December 11, 1997. The Acquisition Transactions were accounted for using the purchase method of accounting and accordingly, reflect the operating results of the Predecessor for the 344 days ended December 10, 1997, and reflect the operations for the Company for the twenty one day period ended December 31, 1997 including the effects of the Acquisition Transactions.


     The following discussion provides an assessment of the consolidated result of operations and liquidity and capital resources for the Company. The operating results for the 21 day period of the Company are not material in comparison to the 344 day period of the Predecessor. Unless otherwise indicated, 1997 historical results represent the combined operating results of the Predecessor for the three hundred forty four day period through the date of the Acquisition Transactions, and the Company for the twenty one day period subsequent to the Acquisition Transactions.


GENERAL

     The Company is a leading designer and manufacturer of highly-engineered, precision manufactured engine components, including fuel injection equipment for diesel engines and hydraulic valve lifters for gasoline engines. The Company sells application-specific engine components to OEMs and sells replacement units and parts through its extensive aftermarket distribution network. The Company's technical and engineering staff work closely with an OEM, generally for periods of two to five years, prior to the introduction of the Company's products on an engine platform, to develop or adapt application specific products to satisfy the OEM's requirements. During the pre-production period, the Company will incur R&D expenses, some of which may be reimbursed by the OEM. In addition, the Company also incurs some R&D expenses in support of improvements to products on existing engine platforms. The Company incurred R&D expenses (net of customer reimbursements) of $13.1 million, $10.6 million and $8.3 million in fiscal years 1995, 1996 and 1997, respectively. Once the OEM commits to procure a new component from the Company, usually one to three years into the development process, the Company may need to allocate capital for the machining, equipment, tooling and other costs necessary for the engine program ramp-up. In addition, with the launch of a new engine component or ramp-up in production of an existing component, the Company may incur some start-up costs such as employee training and equipment re-tooling. As a result of the long lead times necessary to develop application-specific engine components and the financial commitment made by both the Company and the OEM to design and incorporate the engine component into the engine platform, the Company will typically serve as the sole source supplier for the life of an engine platform.

     During the period from 1995 to 1997, the Company's net sales remained materially unchanged with sales of $272.1 million, $275.6 million and $273.3 million for 1995, 1996 and 1997, respectively. Gross profit consistently improved during the same period as gross profit increased from $36.5 million in 1995 to $40.9 million in 1996 and $42.2 million in 1997 and income before extraordinary items and cumulative effect of accounting changes increased from ($3.2) million to $1.3 million and $2.9 million for the same period.

     As testimony to its strong relationships with its OEM customer base, the Company has recently been awarded firm orders to produce engine components on several new or existing engine platforms with expected significant volume beginning in 1998. For example, the Diesel Group was recently awarded a long-term contract to be the sole supplier of rotary diesel fuel injection pumps for Deere's 320-350 series engines, a supply arrangement which had previously been shared (approximately 50-50) with another diesel engine component supplier. Through the development of its innovative RSN injector, the Diesel Group was recently named the sole supplier of RSN injectors for Ford UK's 2.5L engine as well as a supplier of RSN injectors for two Volkswagen direct injection engine platforms. The Company's Fuel Manager filtration system has been selected by Ford as the sole source filtration system for the next generation Transit Van, with production commencing in 2000. Moreover, Precision Engine was recently awarded a long-term contract renewal as the sole supplier of roller rocker arms for Chrysler's 3.5/3.2L and 2.0L engines. Finally, Precision Engine has recently been selected as the sole supplier of roller rocker arm assemblies for the 1.6L engine to be jointly produced by BMW and Chrysler in Brazil starting in 2000. The Company believes that such new platform wins (or renewals) will enhance its future sales and profitability.

     The Company, most notably the Diesel Group, has been targeting European OEMs since approximately 30% of the world's diesel engine production occurs in Europe. Europe has experienced significant growth in diesel on-highway production in recent years. The following table details the Company's sales by geographic region:

                              NET SALES BY REGION

                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                         MARKET                           1993    1994    1995    1996    1997
                         ------                           ----    ----    ----    ----    ----
North America...........................................  86.9%   81.4%   73.7%   71.3%   67.4%
Europe..................................................  12.1    17.8    25.6    27.2    31.0%
Other...................................................   1.0     0.8     0.7     1.5     1.6%
                                                          ----    ----    ----    ----    ----
                                                           100%    100%    100%    100%    100%
                                                          ====    ====    ====    ====    ====

BASIS OF PRESENTATION

     The following table sets forth, for the periods shown, net sales, cost of goods sold, gross profit, selling, general and administrative expense ("SG&A"), operating income and net income in millions of dollars and as a percentage of net sales:

                                                               YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------
                                                        1995             1996             1997
                                                   --------------   --------------   --------------
                                                     $        %       $        %       $        %
                                                   ------   -----   ------   -----   ------   -----
Net sales.......................................   $272.1   100.0%  $275.6   100.0%  $273.3   100.0%
Cost of goods sold..............................    235.6    86.6    234.7    85.2    231.1    84.5
Gross profit....................................     36.5    13.4     40.9    14.8     42.2    15.5
SG&A............................................     31.7    11.7     31.0    11.2     29.9    11.0
Operating income................................      4.8     1.8      9.9     3.6     12.3     4.5
Net income......................................    (5.0)   (1.8)      5.6     2.0      2.9     1.1

COMPARISON OF RESULTS OF OPERATIONS

1997 COMPARED TO 1996


     Net Sales. Net sales decreased to $273.3 million in 1997 from $275.6 million in 1996, a decrease of $2.3 million or 0.8%. The decrease is attributable to a sales decline at Precision Engine of $16.5 million or 22.5%, partially offset by a $14.2 million or 7.0% increase in net sales at the Diesel Group. Precision Engine's sales decline was due primarily to a decrease in demand by Chrysler for roller rocker arm assemblies, as demand for the vehicles in which the roller rocker arms are incorporated decreased. The increase in the Diesel Group's sales resulted from increased original equipment sales of $9.8 million as well as increased demand for replacement parts of $4.4 million.


     Gross Profit. Gross profit increased to $42.2 million in 1997 from $40.9 million in 1996, an increase of $1.3 million or 3.2%. As a percentage of net sales, gross profit increased to 15.5% from 14.8%. The margin increase was due to the increase in sales at the Diesel Group a decrease in warranty expenses from 1996 of $2.2 million, partially offset by a decrease of $5.2 million resulting from lower sales within Precision Engine.


     Selling, General and Administrative Expenses. SG&A expenses decreased to $29.9 million in 1997 from $31.0 million in 1996, a decrease of $1.1 million or 3.6%. As a percentage of net sales, SG&A decreased to 11.0% from 11.2%. This change was as a result of a decrease in product engineering expense of $2.0 million due to the conclusion of a product development program which the Company chose to no longer pursue, and a decrease in retiree medical expenses of $1.2 million. The reductions in SG&A were offset by bonus payments of $2.7 million related to the sale of the Company.


     Operating Income. Operating income increased to $12.3 million in 1997 from $9.9 million in 1996, an increase of $2.4 million or 24.2%, primarily due to lower warranty expenses and a reduction of $1.0 million in SG&A expenses. As a percentage of sales, operating income increased to 4.5% from 3.6%.


     Net Income. Net income decreased to $2.9 million in 1997 from $5.6 million in 1996, a decrease of $2.7 million. The decrease in net income reflects the net effect of the $2.4 million increase in operating income, a $0.6 million decrease in interest expense, due primarily to lower debt in the Predecessor, and a non-recurring gain in 1996 of $4.3 million, net of income taxes, due to the change in accounting principles for post-retirement benefits. Removing the effect from 1996 of the $4.3 million gain, 1997 net income increased $1.6 million from 1996's income before the effect of the extraordinary item and cumulative effect of change in accounting of $1.3 million.

1996 COMPARED TO 1995

     Net Sales. Net sales increased to $275.6 million in 1996 from $272.1 million in 1995, an increase of $3.5 million or 1.3%. The increase was attributable to net sales growth at Precision Engine of $7.9 million or 12.2%, partially offset by a $4.4 million or 2.1% decrease in net sales at the Diesel Group. Precision Engine's sales increase was due to a greater demand by Chrysler for the roller rocker arm assemblies, and the Diesel Group's sales decline resulted from lower demand by General Motors for the DS Pump. Since the Company is the sole source supplier of both engine platforms, the resulting increase and decrease of sales was the result of the increase and decrease, as applicable, of demand for the vehicles on which such parts are incorporated.


     Gross Profit. Gross profit increased to $40.9 million in 1996 from $36.5 million in 1995, an increase of $4.4 million or 12.1%. As a percentage of net sales, gross profit increased to 14.8% from 13.4%. Both the Diesel Group and Precision Engine improved their gross profit margins in 1996 from 1995. In particular, Precision Engine increased their gross margins by $3.7 million all of which was associated with higher sales volumes.


     Selling, General and Administrative Expenses. SG&A expenses decreased to $31.0 million in 1996 from $31.7 million in 1995, a decrease of $0.7 million or 2.2%. As a percentage of net sales, SG&A decreased to 11.2% from 11.7%.


     Operating Income. Operating income increased to $9.9 million in 1996 from $4.8 million in 1995, an increase of $5.1 million or 106.3%, primarily as a result of the increase in net sales, as well as the improvement in gross profit margin and reduction in SG&A expenses as a percentage of sales all of which are discussed above. As a percentage of net sales, operating income increased to 3.6% from 1.8%.


     Net Income. Net income increased to $5.6 million in 1996 from a net loss of $5.0 million in 1995, an increase of $10.6 million. In addition to those items mentioned under operating income, interest expense decreased $1.0 million year to year, primarily due to lower interest rates during 1995, the Company incurred a charge of $1.7 million, net of income taxes, for the early extinguishment of debt, and in 1996, the Company realized a gain of $4.3 million, net of income taxes for the cumulative effect of a change in accounting principle for post retirement benefits.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

     The Company's principal sources of liquidity have been cash flow from operations supplemented by borrowings under a revolving credit facility. In addition, the Company, from time to time, has utilized capital leases and, for its Italian subsidiary, Stanadyne Automotive S.p.A., has had an overdraft facility with local financial institutions.


     Net cash flow provided (used) by operating activities was ($5.1) million, $37.8 million and $10.2 million in 1995, 1996 and 1997, respectively. The reduction in cash flow provided by operations in 1997 was primarily due to working capital requirements associated with the expansion of the Diesel Group's pump and injector operations. The improvement in cash flow from operations in 1996 was attributable to higher gross margins, aggressive working capital reduction efforts primarily in the areas of accounts receivable and inventory management, which provided $9.0 million and $4.8 million, respectively, and receipt of $2.5 million in state and federal refunds of taxes paid in prior years. Cash flow from operations in 1995 was negatively impacted approximately $3 million by the Company's net sales decline, refinancing penalties of $2.4 million, new debt issuance expenses of $1.6 million and $5.7 million of temporary increases in accounts receivable and reimbursable tooling accounts necessary to expand and support the DS Electronic Pump program with General Motors.



     Capital expenditures were $6.7 million, $8.8 million and $13.5 million in 1995, 1996 and 1997, respectively. These amounts primarily reflect cash outlays for the purchase of machinery and equipment and the maintenance of existing facilities. Management estimates that the Company has historically spent, and will continue to spend, approximately $3.0 million annually on maintenance of plant and equipment. The remaining non-maintenance capital expenditures represent cash outlays for equipment, machinery or plant expansion in order to support new engine platforms on which the Company intends to supply engine components or to increase capacity to support increased production volumes on existing engine platforms. Non-maintenance capital expenditures generally are not incurred until the Company is awarded orders to supply components on new engine platforms or agrees with its OEM customers to increase capacity on existing engine platforms. The Company's capital expenditures of $13.5 million for 1997, includes amounts relating to capacity expansion in connection with the Diesel Group's award of 100% of Deere's rotary pump purchases for its 320 and 350 series engines, $7.0 million for the machinery and equipment for production of the RSN injector and $2.5 million for the equipment necessary to machine in-house the aluminum castings for the production of roller rocker arm assemblies for sales to Chrysler. The Company believes that the in-house machining of the roller rocker arm assemblies will further improve the gross profit margin on sales of this product.


     Valuation Allowance. At December 31, 1996 and 1997, the Company did not establish a valuation allowance to offset any deferred tax assets. Although the Company has an accumulated deficit balance, it has reported GAAP income and taxable income in 1996 and 1997. The Company, as an industry leader, continues to exhibit growth in sales to existing customers, as well as new customers. This is expected to result in the production of, and growth in, taxable income. Based on projections for future taxable income over the periods during which the deferred tax assets are deductible, and the expectation that a significant portion of these deferred tax assets are to be realized by offsetting them against temporary items. It is management's belief that it is more likely than not that all deferred tax assets will be fully realized. Projections indicate full utilization of the following deferred tax assets: 1) Federal general business credit of approximately $3.1 million by 1999, 2) AMT credit carryforward of approximately $5.3 million by 2001, 3) foreign net operating losses of $1.2 million by 2000 and 4) state net operating losses by approximately $.5 million by 1999.

POST-ACQUISITION TRANSACTIONS

     Following the Acquisition Transactions, the Company's principal sources of liquidity will be cash flow from operations supplemented by borrowings under the Revolving Credit Facility. In addition, the Company intends to retain its Italian overdraft facility and its capital leases.

     In connection with the Acquisition Transactions, the Company issued the Notes for $100.0 million in gross proceeds, and entered into the Term A Loan Facility and Term B Loan Facility (as defined herein) and the Revolving Credit Facility (as defined herein) under the New Credit Agreement. The Term A Loan Facility is a single tranche term facility in the aggregate principal amount of $30.0 million. The Term B Loan Facility is a single tranche term facility in the aggregate principal amount of $25.0 million. The Revolving Credit Facility provides revolving loans in an aggregate amount of up to $30.0 million, subject to a borrowing base limitation. Upon closing of the Acquisition Transactions, the Company borrowed the full amount available under the Term A Loan Facility and Term B Loan Facility and approximately $11.5 million of revolving loans, reduced to $2.1 million within five business days, under the Revolving Credit Facility, plus approximately $4.5 million in the form of letters of credit. Proceeds to the Company from the issuance of the Notes and from initial borrowings under the New Credit Agreement were distributed to Holdings to finance, in part, the Acquisition and the fees and expenses in connection therewith. To provide additional financing to fund the Acquisition, Holdings raised approximately $60.0 million through an equity contribution by AIP and its related investors, including certain members of management.

     Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or LIBOR (as defined herein). The Term A Loan Facility and Revolving Credit Facility will mature in six years, and the Term B Loan Facility will mature in seven years. The Company's obligations under the New Credit Agreement are guaranteed by Holdings and each of Holdings' direct and indirect domestic subsidiaries and, to the extent no adverse tax consequences would result, Foreign Subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of Holdings and its direct and indirect domestic subsidiaries and, to the extent no adverse tax consequences would result, Foreign Subsidiaries. The New Credit Agreement contains customary covenants and events of default, including substantial restrictions on the Company's ability to make dividends or distributions to Holdings. See "Description of New Credit Agreement."

     The Exchange Notes will be issued by the Company, will be guaranteed by each Guarantor of the Company, and will not be guaranteed by Holdings. The Exchange Notes will mature on December 15, 2007. Interest on the Exchange Notes will be payable semi-annually in cash. The Exchange Notes will contain customary covenants and events of default, including covenants that limit the ability of the Company and its subsidiaries to incur debt, pay dividends and make certain investments. See "Description of Exchange Notes."

     Management believes that, upon completion of the Acquisition Transactions, cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations including interest and principal payments under the Exchange Notes. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."

                                    BUSINESS

GENERAL

     The Company is a leading designer and manufacturer of highly engineered, precision manufactured engine components, including fuel injection equipment for diesel engines and hydraulic lash compensating devices (commonly known as "hydraulic valve lifters") for gasoline engines. The Company's products serve to improve engine performance by incorporating technologies that are key to achieving emissions compliance, noise reduction and fuel economy. The Company sells engine components to engine OEMs for use in a variety of applications, including automobiles, light duty trucks, agricultural and construction vehicles and equipment, industrial products and marine equipment. The Company also sells replacement units and parts through its extensive aftermarket distribution network. Due in part to its proven technological capabilities and its reputation for innovative, high quality products, the Company has become the sole source supplier of certain engine components on a number of engine platforms characterized by long-term, high volume production runs. The Company conducts its business through two principal operating groups: the Diesel Group, which accounted for 79% of the Company's 1997 net sales, and Precision Engine, which accounted for 21% of the Company's 1997 net sales. For 1997, the Company had total net sales and EBITDA of $273.3 and $29.0 million, respectively.

     Together with its predecessors, the Company has long-standing relationships with important OEMs including Chrysler Corporation (50+ years), Ford Motor Company (50+ years), Deere & Company (40 years), Caterpillar Inc. (27 years), General Motors Corporation (20 years), Cummins Engine Co. Inc. (16 years) and Perkins Engines (10 years). The Company's engineering staff works closely with its OEM customers, generally for periods of two to five years prior to introduction of the Company's products on an engine platform, to develop or adapt application specific engine components to satisfy its customers' engine requirements. The Company typically supplies these components on a sole source basis pursuant to long-term arrangements with OEMs. Due to the expense and long lead times necessary to develop application specific engine components, it is rare for a competitor to replace an incumbent component supplier such as Stanadyne during the production term of an engine platform. Accordingly, the Company generally continues supplying components to an OEM throughout the manufacturing term of a specific engine platform, which typically ranges from 7-15 years for automobile and light duty truck engines and 15-20 years for agricultural and industrial equipment engines. As evidence of its commitment to quality, the Company is in the process of registering for QS9000 certification (which is expected to be completed during the first quarter of 1998), and its operating groups have received numerous OEM quality awards, including Ford's "Q-1" award and Chrysler's "Pentastar Award." OEM sales comprised 68% of the Company's 1997 net sales, with the remaining 32% constituting replacement sales.

     The Diesel Group is the largest independent (non-captive) manufacturer of diesel fuel injection equipment in the United States, and one of only five independent worldwide manufacturers selling to the geographic areas in which the Company competes. The Diesel Group produces fuel injection equipment for diesel engines of up to 250 horsepower, the engine range comprising approximately 90% of all diesel engines produced worldwide. Fuel pumps and injectors, the Diesel Group's primary products, are the most highly engineered, precision manufactured components on a diesel engine and comprise the core components of a diesel engine's fuel system. Unlike gasoline engines, which ignite pre-mixed air and fuel with a timed spark, diesel engines rely on high pressure fuel injection pumps to control combustion timing, engine power and speed. Because fuel system components are so elemental to the proper functioning and optimum performance of a diesel engine, they are essentially custom engineered for a specific engine platform. The Diesel Group also manufactures diesel fuel filters, fuel heaters and water separators and distributes diesel fuel conditioners and stabilizers and diesel engine diagnostic equipment.

     Precision Engine is a leading independent domestic manufacturer of hydraulic valve lifters, including aluminum roller rocker arm assemblies and lash adjusters, for gasoline engines. These products convert the rotary motion of a camshaft into a reciprocating motion and allow for the adjustment of lash (clearance) as valves are opened and closed in the cylinder head of an engine. Hydraulic valve lifters began to replace mechanical valve lifters in domestic on-highway vehicles in the 1950s since hydraulic valve lifters are more efficient in reducing valve train noise, minimizing maintenance requirements and assisting in improved fuel economy and decreased emissions. The Company believes that Precision Engine's share of the North American market for hydraulic valve lifters for the gasoline powered, automobile and light duty truck market is approximately 16%. Precision Engine has developed an especially important relationship with Chrysler, to which it currently supplies approximately 50% of Chrysler's overall domestic hydraulic valve lifter requirements. Specifically, Precision Engine is the sole source supplier of roller rocker arm assemblies for Chrysler's 3.5/3.2L and 2.0L engines pursuant to long-term exclusive arrangements extending for the life of these engines. These engines appear in Chrysler's "LH" Series (Chrysler LHS and Concorde, Dodge Intrepid and Eagle Vision) and the Dodge and Plymouth Neon vehicles. Precision Engine's net sales have grown from $30.2 million in 1991 to $56.7 million in 1997, representing a compound annual growth rate of 11.0%.

BUSINESS STRATEGY

     The Company's strategic objective is to continue to increase its sales and improve its profitability by capitalizing on its position as a leading manufacturer of highly engineered, precision manufactured engine components. The Company intends to capitalize on favorable industry trends by pursuing numerous opportunities that it believes are available to continue to design and develop application specific engine components for OEMs worldwide. To execute this strategy, the Company benefits from a skilled management team with an average of approximately 25 years of industry experience. Specifically, the Company's business strategy centers upon the following:

     Expand and Grow OEM Relationships. The Company believes that engine OEMs will continue to rely on independent specialized engine component suppliers such as Stanadyne in response to technological challenges presented by stricter worldwide environmental regulations, as well as competitive pressures to improve quality and reduce production costs. The Company has established and intends to continue to develop relationships with OEM customers worldwide in order to work closely with such customers during the early stages of engine development to design and manufacture application-specific products. The Company is currently conducting a number of joint development and application programs in conjunction with certain engine manufacturers in an attempt to create new long-term supply relationships with such OEMs. In addition, the Company intends to further develop its strong relationships with OEM customers by continuing to expand its product offerings through internal product development and through strategic acquisitions.

     Capitalize on New Platform Wins. As testimony to its strong relationships with its OEM customer base, the Company has recently been awarded firm orders to produce engine components on several new or existing engine platforms with expected significant volume beginning in 1998. For example, the Diesel Group was recently awarded a long-term contract to be the sole supplier of rotary diesel fuel injection pumps for Deere's 320-350 series engines, a supply arrangement which had previously been shared (approximately 50-50) with another diesel engine component supplier. Through the development of its innovative RSN injector, the Diesel Group was recently named the sole supplier of RSN injectors for Ford UK's 2.5L engine as well as a supplier of RSN injectors for two Volkswagen direct injection engine platforms. The Company's Fuel Manager filtration system has been selected by Ford as the sole source filtration system for the next generation Transit Van, with production commencing in 2000. Moreover, Precision Engine was recently awarded a long-term contract renewal as the sole supplier of roller rocker arms for Chrysler's 3.5/3.2L and 2.0L engines. Finally, Precision Engine has recently been selected as the sole supplier of roller rocker arm assemblies for the 1.6L engine to be jointly produced by BMW and Chrysler in Brazil starting in 2000. The Company believes that such new platform wins (or renewals) will enhance its future sales and profitability.

     Capitalize on Proven Technological Capabilities. The Company believes that its proven technological capabilities and reputation for innovative engine component solutions are a distinct competitive advantage. The Company believes that increasingly stringent worldwide environmental regulations create opportunities for the Company to sell technologically advanced engine components to OEMs trying to produce engines that satisfy emission standards and which have improved fuel economy and engine performance. The Company has attained a reputation for unique technical solutions through continued investment in research and development programs, which have led to several patented products, including the DS Electronic Pump (a state-of-the-art, electronically controlled distributor pump), the RSN injector (an innovative injector designed to improve emissions and reduce engine noise) and the Fuel Manager (a fuel filter system featuring interchangeable modular components and a design for easy maintenance and repair). The Company has extensive engineering and product development facilities (including a modern 80,000 sq. ft. diesel engineering center in Windsor, CT) and full service product management capability (which OEMs require of key suppliers), which enable it to develop proprietary technology and support design and development activities for the Company's products.

     Emphasize Replacement Sales. The Company sells replacement units to OEMs for distribution through their service organizations and sells replacement units and parts through the Company's own extensive aftermarket distribution network. Replacement sales tend to be "counter-cyclical" to the general economic cycle and, with respect to diesel engine products, generally afford higher margins than original equipment sales. The Company believes that its diesel aftermarket distribution network is an important competitive advantage because OEMs select a supplier, in part, based on the strength of the supplier's aftermarket service and distribution capability. The Company's diesel aftermarket network consists of 17 central distributors, who support over 563 authorized service dealers in North America, and 66 central distributors and 566 service dealers outside of North America, including 22 central distributors and 323 service dealers in Europe. All of the Company's central distributors and service dealers are trained and certified in accordance with Company policies. Precision Engine sells replacement components directly to a variety of aftermarket customers, including Dana, which resells the Company's products through an independent network as well as through the NAPA parts organization. With a large and growing in-service equipment population, the Company believes that it is well positioned to further increase replacement sales.

     Expand European Presence. The Company believes that significant opportunities exist to expand its sales in Western Europe, which currently produces approximately 30% of the world's diesel engines. Since the initiation of programs targeting European OEMs, the Company's European sales have grown from $22.8 million in 1991 to $84.7 million in 1997, representing a compound annual growth rate of 31.0%. To better serve the needs of its European OEM customers, the Company acquired injector manufacturing operations in Brescia and Bari, Italy to complement its established marketing, engineering and services support facilities in Trappes, France and Huntingdon, England. In addition, the Company believes that Precision Engine is well positioned to capitalize on the continuing trend among Western European engine manufacturers to convert from mechanical to hydraulic valve lifters in on-highway engines. In 1995, Precision Engine began supplying lash adjusters for two Fiat engine platforms, and in 1996, Precision Engine was named one of Fiat's top 25 suppliers for its exemplary quality and support. The Company believes that its reputation as a high quality provider of engine components and its established European service network and manufacturing operations will enable it to develop new OEM relationships, as well as to expand its current OEM relationships in Western Europe.

INDUSTRY OVERVIEW

     Since the late 1970's, North American and European governments have adopted more stringent emissions regulations. Stricter worldwide emissions requirements and the continuing goals of improved fuel economy and engine performance present technical challenges for engine manufacturers. Due to the technical expertise, lower cost structures and responsiveness of outside suppliers from both a development and manufacturing perspective in developing engine components that assist in optimizing combustion and hence lowering emissions, the Company believes that OEMs will continue to rely on outside suppliers such as Stanadyne. By relying on outside manufacturers to produce these critical components, OEMs are able to focus on overall design, assembly and consumer marketing issues.

     The Diesel Group and Precision Engine each competes with a relatively small number of other suppliers. The awarding of business to an engine supplier such as Stanadyne generally begins with a selection process in which an OEM approaches one or more suppliers for an intended engine component. Based upon initial design and engineering evaluations, as well as the ability of a potential supplier to fulfill the OEM's requirements, the OEM generally chooses a single supplier to manufacture a given component. This selection process usually occurs two to five years in advance of production. Once selected, the Company's technical and engineering staff continues to work closely with the OEM's design and production teams to develop application specific products to meet the OEM's engine requirements. Generally, the supplier will manufacture components for the entire production cycle for the engine platform and will continue manufacturing components as long as there is a viable aftermarket. The production run of an engine platform ranges on average from 7-15 years for automobile and light duty truck engines (diesel and gasoline) and 15-20 years for diesel agricultural and industrial equipment engines.

THE DIESEL GROUP

PRODUCTS

     Unlike gasoline engines, which ignite pre-mixed air and fuel with a timed spark, diesel engines rely on fuel injection equipment, including high-pressure fuel injection pumps and injectors, to control combustion timing, engine power and speed. High compression ratios (typically double those of gasoline engines), unthrottled air inlet and high-pressure atomization of fuel injected directly into the combustion chamber just before the start of combustion result in the diesel engine's relative superior emissions compliance and substantial fuel economy advantage over gasoline engines. Achieving these characteristics requires fuel system components of greater complexity, and machined to closer tolerances, than are found in the typical gasoline engine.

     The Diesel Group's diesel fuel injection components are developed in response to the needs of its OEM customer base and in anticipation of evolving market requirements. These products are specifically engineered for each engine application in order to optimize the performance of the fuel delivery system on the engine to achieve the desired power, economy and emissions characteristics. The Diesel Group's primary products, including fuel pumps and injectors, are the most highly-engineered, precision manufactured components on a diesel engine and comprise the core components of a diesel engine's fuel system. Together with the Diesel Group's other product offerings, which include diesel fuel filtration equipment, fuel heaters, water separators, diesel fuel conditioners and stabilizers and diesel engine diagnostic equipment, the Company offers a comprehensive line of fuel system management products.

     The following chart shows the Diesel Group's product offerings as a percentage of the Diesel Group's total sales:

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                     PRODUCT                         1993     1994     1995     1996     1997
                     -------                         -----    -----    -----    -----    -----
Pumps............................................     60.1%    55.8%    55.1%    52.8%    50.8%
Injectors........................................     25.7     29.2     29.2     28.7     29.0
Filters..........................................     11.2     12.0     13.3     15.8     16.5
Other............................................      3.0      3.0      2.4      2.7      3.7
                                                     -----    -----    -----    -----    -----
     Total.......................................    100.0%   100.0%   100.0%   100.0%   100.0%
                                                     =====    =====    =====    =====    =====

     The Diesel Group's products are primarily targeted for diesel engines of up to 250 horsepower, the engine range comprising approximately 90% of all diesel engines produced worldwide. Applications for which the Company's diesel engine components are used include sport utility vehicles, pick-up trucks, vans, tractors, bulldozers, combines, logging equipment, generator sets, compressors and water pumps.

     PUMPS. In general, diesel fuel pumps pressurize the fuel and deliver exact quantities to each cylinder at precisely the correct timing. The Diesel Group produces a broad line of diesel fuel pumps, including electronic, mechanical and submerged pumps, with varying prices depending upon performance characteristics. Electronic and mechanical fuel pumps range in price from $250 to $550 per pump, with submerged pumps being less expensive. Below is a summary of the Diesel Group's main pump product lines:

     - DS Electronic Pump. The DS Electronic Pump is a state-of-the-art electronically controlled distributor pump. This pump was initially designed for emission sensitive, on-highway applications and offers superior, precision electronic control of fuel quantity, combustion timing and high injection pressure. Electronic sensors mounted on both the engine and the vehicle provide information on engine operating characteristics to an electronic control module, which instructs the pump on the timing and amount of fuel delivery. The Company believes that significant opportunities exist to apply the technologies developed in the DS program to produce electronic pumps for certain emissions sensitive off-highway applications.

     - DB2 and DB4 Mechanical Distributor Pumps. Mechanical distributor pumps are less expensive than electronic pumps and are primarily used in agricultural, construction and industrial equipment, which are currently subject to less stringent emissions regulations than on-highway vehicles. The DB2 Mechanical Pump is generally used in diesel engines with up to 125 horsepower and the DB4 Mechanical Pump is generally used in diesel engines with between 125 and 250 horsepower. The Diesel Group also produces advanced versions of its mechanical pumps for certain emissions sensitive applications where the cost associated with a more expensive electronic pump is not warranted.

     - Submerged Pumps. The submerged type diesel fuel injection pumps are utilized for engines with one-, two- and three-cylinder configurations with less than 50 horsepower. The submerged pump performs the same function as a rotary pump, but the submerged pump is mounted inside the engine and the pumping elements are driven by the camshaft of the engine.

     Fuel Injectors. The fuel injector is an assembly comprised of a nozzle and a nozzle holder through which a measured amount of fuel, determined by the fuel pump, is injected under high pressure into the combustion chamber through a hole or holes in the nozzle. A smaller diameter nozzle provides the engine designer more flexibility for the location of the injector in the cylinder head, assisting in cleaner combustion and accordingly reduced emissions, increased power and improved fuel economy. Since the 1940s, the Diesel Group has developed a range of different sized and shaped fuel injectors to meet varying OEM requirements. The Diesel Group's nozzle offerings are as follows:

     - Conventional (17 or 21 mm) Injectors. Injectors of this size are used today in most high-volume on and off-highway diesel engine applications. The Company manufactures injectors of this size range at its operations in Italy.

     - Pencil Nozzle. Over 25 years ago, the Company developed the Pencil Nozzle as an alternative to conventionally sized injectors. The Pencil Nozzle's compact 9.5 mm diameter allows more flexibility for positioning the injector in the cylinder head and combustion chamber, and the simple one-bolt design of the Pencil Nozzle facilitates clamping and allows for a simplified cylinder head design.

     - Slim Tip Pencil Nozzle. The Company's patented Slim Tip Pencil Nozzle is a continued miniaturization of the Pencil Nozzle, intended to further increase the engine designer's flexibility in locating the injector.

     - RSN Injector. The Company has recently introduced the RSN injector, an innovative rate shaping nozzle. By varying the rate at which the fuel is injected into the combustion chamber and the amount of fuel injected, this patented design produces lower combustion noise and improves light-load/low speed emissions. The appeal of the RSN is that it accomplishes the necessary fuel flow regulation for injection rate control through a greatly simplified and more compact design than other methods currently in use. The RSN design can be used in both conventional and pencil-type injectors.

     Filters. The Diesel Group manufactures a full line of fuel filters. Fuel filters remove dirt and debris from the fuel to protect the fuel injection system from damage and wear. The Company's primary filter product is its patented Fuel Manager, which features interchangeable modular components which allow it to be adapted for nearly all diesel equipment fuel management functions. The Fuel Manager is designed to provide filtration on a broad range of engines and also includes various options such as chassis- or engine-mounting as well as the ability to add on components such as water separators, sensors, fuel heaters, and fuel primers. In 1997, a modular fuel lift pump option was introduced as another Fuel Manager optional feature, which assists in the reliability of the fuel system performance on emissions sensitive engines. For ease of maintenance, no tools are needed to change the modular options or replace filter elements. The design of the system provides numerous mounting options, which are especially helpful in situations where there is minimal engine space and maintenance access is restricted.

CUSTOMERS

     Since the mid-1950's, the Diesel Group has developed strong relationships with its global OEM customers, currently supplying 22 different diesel engine manufacturers worldwide. Its primary OEM customers include Deere, Caterpillar, General Motors, Cummins, Perkins, Ford, Volkswagen, SISU and IVECO (a subsidiary of Fiat). The Diesel Group's growth has been driven by increasing sales of fuel injection equipment to its long-term OEM customer base and by successfully adding new customers. Since 1988, the Company has added 18 new customers, with 15 of these non-U.S. headquartered. Specifically, the Diesel Group has targeted customers in Western Europe, the largest diesel engine market, producing approximately 30% of the world's diesel engines. Through its acquisitions of injector manufacturing operations in Brescia and Bari, Italy to complement its established marketing, engineering and service support facilities in Trappes, France and Huntingdon, England, the Diesel Group has the infrastructure and manufacturing operations to efficiently supply European customers.

     The following table sets forth information about the Diesel Group's primary OEM customers:

                                                                                            LENGTH OF
                                          CURRENT                                            CUSTOMER
                                           ENGINE                                             SUPPLY
 QEM CUSTOMER        COMPONENT         APPLICATION(S)   CURRENT EQUIPMENT APPLICATION(S)   RELATIONSHIP
 ------------   --------------------   --------------   --------------------------------   ------------

Deere.........  Pumps, Injectors and   300, 320 and     Agricultural and Industrial          40 years
                Filters                350 Series       Equipment, Generator Sets and
                                       Engines          Marine Equipment

Caterpillar...  Injectors              3208             Heavy Duty Trucks and Marine         27 years
                                                        Equipment

General         Pumps and Filters      6.5L             Pickups, Blazers, Suburbans,         20 years
Motors........                                          Vans and HUMMVs

Cummins.......  Oil Pumps              Northstar B      Seville and Aurora                   16 years
                Pumps and Injectors    Series           Generator Sets
                                       Generator
                                       Drive Engines

Perkins.......  Pumps, Injectors and   3.152, 4.236     Agricultural and Industrial          10 years
                Filters                and 900 and      Equipment, Generator Sets and
                                       1000 Series      Marine Equipment
                                       Engines

Ford..........  Injectors              2.5L             Vans                                 10 years

SISU..........  Pumps, Injectors and   Agricultural     Agricultural Tractors                 8 years
                Filters                Engines

IVECO.........  Injectors              8200             Heavy Duty Trucks and Industrial      6 years
                                                        Equipment

Volkswagen....  Injectors              4- and           Polo and Golf                         4 years
                                       5-Cylinder
                                       Direct
                                       Injection

     The Diesel Group also sells replacement units to OEMs for distribution through their respective service organizations and sells replacement units and parts through the Company's own extensive aftermarket distribution network. Replacement sales represent a stable and recurring source of revenue for the Company, even during recessionary economic periods. In addition, sales of replacement units and parts are typically higher margin than sales of original components to OEMs. Since the working life of an individual fuel injection component is generally less than the working life of the individual engine, the Company has multiple opportunities throughout the life of the engine to service its products via either repair or replacement. With a large and growing in-service equipment population, the Company believes that it is well positioned to further increase replacement sales.

MARKET

     Diesel engines have been an important power source for nearly 100 years, with the worldwide market for diesel engines experiencing consistent growth in recent years. According to MotoData, global diesel engine production has grown from 13.3 million engines manufactured in 1991 to 16.2 million in 1995, and is expected to grow to 18.6 million engines by the year 2000. Growth in diesel engine production has been fueled by the competitive advantages associated with diesel, which typically include substantially greater fuel efficiency, improved engine durability and favorable emissions compliance when compared to similar gasoline engines. These advantages associated with diesel engines are expected to become more prominent as world-wide environmental regulations continue to become more stringent. The projected growth in the number of diesel engines produced is due in part to continued penetration of diesel engines in passenger cars and light trucks worldwide.

                           [global production chart]

                Source: The Engine Review published by MotoData

     Western Europe is the leading producer of diesel engines worldwide, representing approximately 30% of global diesel engine production. The demand for diesel engines in Western Europe is driven primarily by the Western European automobile market. Demand for diesel powered passenger cars in Western Europe is attributable to the fact that in several European countries, tax rates and license fees imposed on gasoline powered passenger cars, when combined with the typical consumer advantages associated with diesel such as improved fuel economy and lower maintenance costs, make owning and operating a diesel automobile less than half the cost of owning and operating a comparable gasoline powered vehicle. In terms of off-highway diesel engines, the demand for diesel engines is expected to be driven by emerging and underdeveloped regions, where industrial, construction and agricultural equipment will be utilized in building modernized infrastructures.

PRECISION ENGINE

PRODUCTS

     Precision Engine produces hydraulic valve lifters for gasoline engines. These products convert the rotary motion of a camshaft into a reciprocating motion and allow for the adjustment of lash (clearance) as valves are opened and closed in the cylinder head of an engine. Hydraulic valve lifters began to replace mechanical valve lifters in domestic on-highway vehicles in the 1950s since hydraulic valve lifters are more efficient in reducing valve train noise, minimizing maintenance requirements, and assisting in improved fuel economy and decreased emissions. Recognizing these advantages of hydraulic valve lifters, European OEMs are continuing to convert from mechanical to hydraulic valve lifters. The Company believes that significant future opportunities exist for further penetration with European OEMs as this conversion continues.

     Precision Engine designs and manufacturers four basic types of hydraulic valve lifters, all of which have similar functions but are designed for use in different engine platforms:

     - Roller Rocker Arms. The aluminum roller rocker arm assembly, which is designed for center-pivot engines, is currently Precision Engine's largest selling product line comprising approximately 62% of Precision Engine's 1997 net sales. Precision Engine began production of the roller rocker arm in 1992 after an extensive design and development program with Chrysler. In 1997, Precision Engine began its own in-house machining of aluminum castings for the roller rocker arm assembly, a process that had previously been outsourced. The Company believes that this in-house machining will result in significant cost savings to the Company and Chrysler.

     - Lash Adjusters. The lash adjuster, which is designed for end-pivot engines, accounted for 6.2% of Precision Engine's 1997 net sales. Precision Engine sells the lash adjuster to certain European OEMs producing the end-pivot engine.

     - Roller Valve Lifters. The roller valve lifter, which is designed for cam-in-head engines, accounted for 16% of Precision Engine's 1997 net sales. It is sold primarily to Ford for use in its 2.0L engine.

     - Slipper Valve Lifters. The slipper valve lifter was originally engineered in the 1950s for the classic push rod engine. Precision Engine manufactures and purchases for resale over 25 styles of slipper valve lifters, targeting older domestic cars and light trucks. Currently all of Precision Engine's slipper valve lifter sales are to non-OEM customers. Slipper valve lifter sales accounted for 15.8% of Precision Engine's 1997 net sales.

CUSTOMERS

     Precision Engine supplies hydraulic valve lifters to a variety of worldwide OEMs, including Chrysler, Ford, Fiat and First Auto Works (China's third largest automobile manufacturer). Precision Engine has developed an especially important relationship with Chrysler, to which it currently supplies 50% of Chrysler's overall domestic hydraulic valve lifter requirements. Specifically, Precision Engine is the sole source supplier of roller rocker arm assemblies for Chrysler's 3.5/3.2L and 2.0L engines pursuant to long-term exclusive arrangements for the life of these engines. These engines are used in Chrysler's "LH" Series (Chrysler LHS and Concorde, Dodge Intrepid and Eagle Vision) and the Dodge and Plymouth Neon vehicles. Sales to Chrysler and Ford constitute 65.5% and 14.1% of Precision Engine's sales respectively. No other customer accounts for 10% or more of sales. Precision Engine has received several awards from its customers for exemplary quality and support, including Chrysler's "Quality Excellence Award," Chrysler's "Pentastar Award" and Ford's "Q-1" awards, and Precision Engine has been named one of Fiat's top 25 suppliers.

     The following table sets forth information about Precision Engine's primary OEM customers:

                                                                                               LENGTH OF
                                              CURRENT                                           CUSTOMER
                                              ENGINE                                             SUPPLY
   OEM CUSTOMER          COMPONENT        APPLICATION(S)    CURRENT EQUIPMENT APPLICATION(S)  RELATIONSHIP
   ------------     --------------------  ---------------   --------------------------------  ------------

Chrysler..........  Roller Rocker Arm     3.5/3.2L          Intrepid, Vision, Concorde and      50+ years
                                                            LHS

                    Roller Rocker Arm       2.0L            Neon

Ford..............  Roller Valve Lifter   2.0L              Escort and Tracer                   50+ years

First Auto          Lash Adjuster         2.2/2.5L          Light Duty Trucks, Passenger         10 years
Works.............                                          Cars

SAM-Piaggio.......  Lash Adjuster         898               CincoCento                            3 years

Fiat..............  Lash Adjuster         1370              Tipo, Bravo and Brava                 2 years

     Precision Engine has developed strong relationships with its aftermarket customers. Precision Engine supplies replacement components to OEMs, as well as to a number of manufacturing repackagers such as

Muskegon, Pioneer, Repco and Dana, with whom the Company has a 20+ year supply relationship. In addition, Precision Engine sells to Jasper Engine and Transmission Exchange, an engine rebuilder. Precision Engine has been recognized by both Dana and Jasper for exemplary quality and service and has received Dana's "Partner in Excellence" award.

MARKET

     The market for Precision Engine's products is driven in part by global gasoline engine production, which according to MotoData grew from 78.1 million engines manufactured in 1991 to an estimated 96.3 million engines manufactured in 1996. The Company believes that this growth was due in part to the global economic recovery and the expansion of markets in developing countries. The market is projected to continue growing with gasoline engine production estimated to reach 102.5 million engines by the year 2000. Demand from third world countries will largely fuel the growth, but it is expected that North America will remain the dominant region of engine production with an estimated 35% of total production.

     The Company believes that the worldwide market for valve lifters (which includes both hydraulic as well as mechanical valve lifters) is in excess of $1 billion, with hydraulic valve lifters representing 79% of total production and mechanical valve lifters representing the remaining 21%. North America represents approximately 36% of worldwide production (consisting of substantially all hydraulic valve lifters). The Company believes that several industry trends will benefit hydraulic valve lifter manufacturers such as Stanadyne. First, relative stability in overall fuel prices has created a renewed interest in six and eight cylinder engines, which correspondingly require greater numbers of valve lifters. In addition, engines with four or more valves per cylinder, requiring more valve lifters than typical two valve per cylinder engines, have grown in popularity in recent years due to their reduced emissions and greater fuel economy. Finally, in order to meet increasingly stringent emissions regulations and fuel efficiency standards, European engine manufacturers are continuing to convert from mechanical to hydraulic valve lifters, presenting Precision Engine with significant opportunities to develop supply relationships with such manufacturers.

SALES, MARKETING AND DISTRIBUTION

     The Company believes that its long standing relationships with its OEM customers and its reputation for innovative engine component solutions facilitate its marketing and sales efforts. The Company's sales, engineering and quality representatives meet regularly with the purchasing, engineering and quality personnel of OEM customers to develop or adapt products to meet each OEM's engine requirements. In order to demonstrate its commitment to quality, the Company is in the process of registering for QS9000 certification. It is expected that such registration will be completed during the first quarter of 1998.

     The Company's diesel aftermarket distribution and service network consists of 83 central distributors and 1,129 service dealers, all of whom are trained and certified in accordance with Company policies. The Company believes that its North American service network is the most extensive and capable in the industry.

     The following table sets forth information on the Company's service network.

                                                         CENTRAL       SERVICE
                      MARKET                           DISTRIBUTORS    DEALERS
                      ------                           ------------    -------
North America......................................         17            563
Europe.............................................         22            323
Other..............................................         44            243
                                                            --          -----
     Total.........................................         83          1,129
                                                            ==          =====

     In addition to its sales to its OEM customers, Precision Engine sells replacement components directly to its manufacturing repackager and engine rebuilder customers.

RAW MATERIALS AND COMPONENT PARTS

     The Company's products are made largely of specially designed metal parts, most of which are designed, purchased, cast or stamped, and machined by the Company to its own technical specifications. Metallic raw materials such as steel, aluminum, copper and brass are commodity items readily available from a number of suppliers. Certain parts, such as electronic components or fasteners, are purchased by the Company from outside suppliers as standardized parts or are made to the Company's specifications. Although from time to time the Company has experienced temporary supply shortages due to localized conditions, no such shortage has materially adversely affected the Company.

COMPETITION

     Because of the technical expertise required to design and manufacture the Company's products to the specifications and tolerances required, the existence of longstanding supply relationships in the engine component business and the significant capital expenditures and lead time required to enter the business, there are a limited number of manufacturers selling to the global markets in which the Company competes. Several competitors exist, including the internal component operations of a few OEMs, as well as independent suppliers, many of which are larger and have financial resources exceeding those of the Company. For the Company's principal products, competition is a factor early in the design process. In particular, when an OEM develops a new engine line, the Company competes on the basis of technological innovation, product quality, processing and manufacturing capabilities, service support and price. The main competitors with the Diesel Group are Robert Bosch GmbH (the leading supplier of fuel injection equipment in Europe), Lucas Varity (formerly Lucas C.A.V., another large European supplier) and Zexel and Nippondenso (licensees of Bosch with few sales outside of Japan). The main competitors of Precision Engine are INA Walzlager Schaeffler KG, Eaton Corporation and WA Thomas (formerly the Hylift division of SPX Corporation).

ENGINEERING AND DESIGN; INTELLECTUAL PROPERTY

     Through 50 years of supplying engine components, the Company has developed significant know-how and experience in the areas of product design and precision manufacturing. The Company's engineers utilize advanced computer aided design and testing software in the areas of hydraulics, stress analysis, film thickness and geometric analysis to design products and components and develop manufacturing processes. The Company is continuously engaged in creating and developing new fuel injection and valve train products, applications for existing products to meet the needs of the marketplace and manufacturing processes. Factory floor operations for products such as the DS Electronic Pump and the aluminum roller rocker arm assembly utilize computer controlled equipment and gauges requiring advanced skills by manufacturing teams and their leaders.

     The Company relies upon patent, trademark and copyright protection, as well as upon unpatented proprietary know-how and other trade secrets, for certain of its products, components, processes and applications. The Company considers its proprietary information important, especially in the maintenance of its competitive position in the aftermarket and replacement parts business, and takes actions to protect its intellectual property rights. However, the Company cannot assure that any of its patents will not be challenged, invalidated, circumvented or rendered unenforceable or that meaningful protection or adequate remedies will be available in respect of its other intellectual property. The Company's operations are not dependent upon any single or related group of patents, copyrights or trademarks.

PROPERTIES

     The Company's executive offices are located in Windsor, Connecticut. The Company believes that substantially all of its properties and equipment are in good condition, and that it has sufficient capacity to meet its current and projected manufacturing and distribution needs. The Company's 80,000 sq. ft. diesel engineering center in Windsor, Connecticut contains fifteen dynamometer test cells, a vehicle emission test site, 188 development and durability test strands, five vehicle test bays, microprocessor, instrumentation, vibration and filtration research laboratories and environmental chambers for cold test, hot/cold cycle and salt exposure testing.

     Below is a summary of the existing facilities:

                          SQUARE    TYPE OF
        LOCATION          FOOTAGE   INTEREST                  DESCRIPTION OF USE
        --------          -------   --------                  ------------------
DIESEL GROUP:
Windsor, CT.............  571,000      Owned  Corporate Offices, Diesel Group Headquarters,
                                              Sales and Marketing, Engineering Center,
                                              Manufacturing

Jacksonville, NC........  110,000      Owned  Manufacturing, Distribution

Washington, NC..........  177,000      Owned  Manufacturing

Trappes, France.........   23,000     Leased  Engineering, Sales

Huntingdon, England.....    3,000     Leased  Engineering, Sales

Brescia, Italy..........  175,000      Owned  Stanadyne Automotive S.p.A. Headquarters,
                                              Engineering, Sales, Manufacturing

Bari, Italy.............  117,000     Leased  Manufacturing

PRECISION ENGINE:
Windsor, CT.............  119,000      Owned  Manufacturing

Tallahassee, FL.........  125,000      Owned  Precision Engine Headquarters; Manufacturing,
                                              Engineering

Elmhurst, IL............    1,100     Leased  Sales

ENVIRONMENTAL MATTERS

     The Company's facilities in the United States are subject to federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. The Company's Italian facilities are subject to Italian and local environmental requirements, as well as the environmental requirements promulgated by the European Community.

     Based on a review conducted by independent environmental consultants in connection with the Acquisition, the Company believes that it is currently in material compliance with environmental requirements. Nevertheless, the Company's manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from the Company's facilities, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

     The Company has made, and will continue to make, expenditures to comply with current and future environmental requirements. Because environmental requirements are becoming increasingly stringent, the Company's expenditures for environmental compliance may increase in the future. The Company does not anticipate material capital expenditures for environmental controls in 1998 or 1999.

     In 1995, the Company entered into a consent order with the Connecticut Department of Environmental Protection ("DEP") to correct certain hazardous waste management regulatory compliance matters and to investigate and address soil and groundwater contamination at its Windsor, CT facility. The Company has corrected the hazardous waste management matters, and the investigation of areas of contamination is continuing. The investigation has identified solvent compounds in soil and groundwater at the southeast portion of the property and other less significant areas of contamination. The solvent contamination extends beyond the property boundary and the Company entered into agreements with the adjacent property owners that obligate the Company to address the contamination to the extent required by DEP. The Company expects that a groundwater treatment system will be installed to address the contamination.

     In early 1996, an oil sump at the Company's Jacksonville, NC facility was found to be leaking. The Company began an approved interim remediation in March 1996. In August 1997, the Company submitted a Corrective Action Plan to the North Carolina Department of Health and Natural Resources to address the soil and groundwater contamination that resulted from the leak. The Plan was approved in December 1997 and is being implemented.

     Under the federal Superfund law, also known as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), persons who may be liable for the costs of investigation and cleanup of sites from which there have been releases of hazardous substances include current and former owners and operators of such sites, persons who arranged for the disposal of hazardous substances at such sites, and persons who transported hazardous substances to such sites. Liability under CERCLA is generally strict, joint and several, although as a practical matter, a potentially responsible party's liability at a Superfund site will be allocated among all financially viable responsible parties based on a variety of equitable factors, including, but not limited to, degree of culpability, relative amount of waste sent to the site, and toxicity of the waste sent to the site. The Company is involved as a potentially responsible party with regard to waste disposal at five Superfund cleanup sites. The Company does not expect its liability at these sites to be material. The Company has settled its liability at three other waste cleanup sites, subject to the standard "reopener" provisions found in Superfund settlements.

     Pursuant to the terms of the Acquisition, Sellers have agreed to conduct and complete remediations to address contamination at the Windsor, CT and Jacksonville, NC facilities. At the Windsor, CT facility, Sellers have formally informed DEP that they retained responsibility for the remediation and have continued to maintain a direct relationship with DEP. Sellers have also indemnified the Company with respect to these matters and the Company's involvement at the aforementioned Superfund cleanup sites. Sellers have also indemnified the Company with respect to certain other matters identified during SAC, Inc.'s environmental due diligence of the Company. These indemnities are not subject to time or dollar limitations. In addition to these specific indemnities, Sellers have agreed, subject to certain time and dollar limitations, to indemnify the Company for possible "unknown" environmental liabilities associated with past operation of the Company.

     There can be no assurances that Sellers will have the ability to fully fulfill their obligations to the Company for all the aforementioned environmental matters. If Sellers are unable to fulfill their obligations, the Company will be responsible for such matters and the cost of addressing such matters could be material. Current estimates of the cost of the remediations to be completed by Sellers at the Windsor, CT and Jacksonville, NC facilities are $1.7 million and $300,000, respectively.

     The Company is addressing certain conditions of contamination at the Windsor, CT facility which are not subject to indemnification by Sellers. The cost to address such conditions is not expected to be material. As of, December 31, 1997, the Company had recorded accruals of $1.5 million to reflect future costs associated with environmental contamination matters. Because of the uncertainties associated with environmental remediation, no assurance can be given that the total costs to be incurred with respect to these matters will not exceed the recorded accrual.

EMPLOYEE AND EMPLOYEE RELATIONS

     As of September 30, 1997, the Company employed approximately 2,000 people in the United States. The Company believes its employee and labor relations with its U.S. employees are good. None of the U.S. employees are unionized. The Company also employs approximately 500 people in Europe. The Italian employees are unionized. Relations with the unions have been excellent. The current Italian union contracts with the Company are up for renewal in June, 1998. There has been no major work interruption in the past and the Company does not anticipate any interruptions during the upcoming renewal.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in various legal proceedings arising in the ordinary course of business. Management believes that none of these matters in which the Company is currently involved, either individually or in the aggregate, is expected to have a material adverse effect on the Company's business or financial condition. See "-- Environmental Matters."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age as of December 31, 1997 and position with the Company of each person who is a member of the Board of Directors or an executive officer of Stanadyne following the Acquisition. All directors serve for the term for which they are elected or until their successors are duly elected and qualified or until death, retirement, resignation or removal.

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
William D. Gurley.........................  49    President, Chief Executive Officer and Director
Michael H. Boyer..........................  48    Vice President, Chief Financial Officer, Stanadyne
Robert A. Massa...........................  60    Vice President, Human Resources, Stanadyne
Arthur S. Caruso..........................  56    Vice President and General Manager, Precision Engine
William W. Kelly..........................  45    Vice President, Engineering & Marketing,
                                                  Diesel Systems Division
Don Buonomo...............................  58    Vice President, Quality and Reliability, Stanadyne
Lee Janik.................................  54    Vice President, Power Products Division
Bryan M. Wysong...........................  54    Vice President, European Operations,
                                                  Managing Director, Stanadyne Automotive S.p.A.
W. Richard Bingham........................  61    Director
Robert Cizik..............................  66    Director and Chairman of the Board
Kenneth J. Diekroeger.....................  35    Director
Theodore C. Rogers........................  63    Director
Lawrence W. Ward, Jr......................  45    Director

WILLIAM D. GURLEY
  President, Chief Executive Officer and Director

     Mr. Gurley came to Stanadyne's Diesel Systems Division in 1984 as Vice President of Marketing and Planning and was promoted in 1987 to the position of Vice President, Marketing and Product Engineering. With the formation of Holdings in 1989, Mr. Gurley was promoted to the position of Executive Vice President, Marketing, Engineering and Operations. At that time, he was elected as a director of Stanadyne Automotive Corp. In 1995, he was promoted to his current position. Prior to joining Stanadyne, he worked for the Garrett Corporation's Automotive Products Company (now a division of Allied-Signal) in a series of sales-management positions. Mr. Gurley eventually became the President and General Manager of its Japanese subsidiary. Before Garrett Corporation, he worked at the Packard Electric Division General Motors in engineering, manufacturing and sales positions. Mr. Gurley holds a B.S. in mechanical engineering from Rose Hulman Institute of Technology and an M.B.A. degree from Pepperdine University.

MICHAEL H. BOYER
  Vice President, Chief Financial Officer, Stanadyne

     Mr. Boyer joined Stanadyne in July 1978 and held progressively more responsible positions in accounting until being named Controller of the Diesel System Division in 1985. When Holdings was formed in 1989, Mr. Boyer was promoted to his current position. Prior to Stanadyne, he worked for the Dexter Corporation. Mr. Boyer holds a B.B.A. degree in accounting from the University of Massachusetts and an M.B.A. from Western New England College.

ROBERT A. MASSA
  Vice President, Human Resources, Stanadyne

     Mr. Massa joined Stanadyne in October 1990 as Vice President, Human Resources. Prior to joining Stanadyne, he worked in the Hartford area for Veeder-Root for 13 years in a variety of managerial positions in

Employee Relations and finally as Vice President, Industrial and Community Relations. Mr. Massa holds a B.S. degree from the University of Hartford and is a graduate of the Management Development Program conducted by The Hartford Graduate Center.

ARTHUR S. CARUSO
  Vice President and General Manager, Precision Engine

     Mr. Caruso joined Stanadyne's Precision Products Division (the predecessor entity to Precision Engine) in 1965 and has held progressively more responsible positions in finance and manufacturing since that time. He was designated Manager at Precision Engine's manufacturing plant in Tallahassee in 1986, having served previously as the Factory Manager at the Bellwood Plant, and was promoted to his present position in late 1988. Mr. Caruso holds a B.S. degree in accounting/finance from Elmhurst College and an M.B.A. from the University of Chicago.

WILLIAM W. KELLY
  Vice President, Engineering & Marketing, Diesel Systems Division

     Mr. Kelly joined Stanadyne in May 1982 as Assistant Chief Engineer for Advanced Engineering and was promoted to Director of Product Engineering in October 1997. Effective with the formation of Stanadyne Automotive Corp., Mr. Kelly was appointed to his current position, Vice President of Engineering and Marketing for Diesel Systems Division. Previously, he worked for Eaton Corporation for one year in new product development, preceded by eight years with Chrysler Corporation in various areas of vehicle and engine systems engineering. Mr. Kelly holds an M.S. degree from Wayne State University (Michigan) and a B.S. Engineering degree from Oakland University (Michigan).

DON BUONOMO
  Vice President, Quality and Reliability, Stanadyne

     Mr. Buonomo joined Stanadyne in May 1997 as Vice President, Quality and Reliability. Prior to joining Stanadyne, he served as Vice President, Corporate Quality with C. Cowles & Company and Vice President, Quality & Reliability with Veeder-Root Company. Mr. Buonomo holds a M.S. in Management from the Hartford Graduate Center and a B.A. from Dowling Center.

LEE JANIK
  Vice President, Power Products Division

     Mr. Janik joined Stanadyne in March 1970 as a development engineer and was promoted to positions of increasing responsibility in Product Engineering, Reliability and Quality Assurance, Manufacturing and Manufacturing Engineering before becoming Director of the Power Products Business Unit in 1987. Effective with the formation of Stanadyne Automotive Corp. in 1989, Mr. Janik was appointed to his current position, Vice President, Power Products Division. Prior to joining Stanadyne, Mr. Janik worked for four years with the Hamilton Standard Division of United Technologies Corp. in the Quality Assurance Department. Mr. Janik holds a B.S.M.E. degree from Marquette University and a Masters in Business Management from the Hartford Graduate Center.

BRYAN M. WYSONG
  Vice President, European Operations, Managing Director, Stanadyne Automotive S.p.A.

     Mr. Wysong joined Stanadyne in October 1969 as a Development Engineer and was promoted to increasingly more responsible positions in Engineering, Service, Sales and Management before becoming Director of Engineering in 1984. Effective with the formation of Stanadyne Automotive Corp. in 1989, Mr. Wysong was appointed to his current position as Director, European Operations. Before becoming part of the Stanadyne team, he served in the U.S. Navy as a Commissioned Officer, last serving as Executive Officer aboard the USS Gallop PG-85. Mr. Wysong holds a B.S.M.E. degree from the University of Illinois and an M.B.A. from the University of Hartford.

W. RICHARD BINGHAM
  Director

     Mr. Bingham is a Director, the President, the Treasurer and the Assistant Secretary of American Industrial Partners Corporation. He co-founded AIP Management Co. and has been a director and officer of AIP Management Co. since 1989. He was elected to the Board of Directors for Stanadyne Automotive Corp. in 1997. Mr. Bingham is also a director of Bucyrus International, Inc., Day International Group, Inc., Easco Corporation, RBX Corporation and Sweetheart Holdings, Inc. He formerly served on the boards of Avis, Inc., ITT Life Insurance Corporation and Valero Energy Corporation.

ROBERT CIZIK
  Director and Chairman of the Board

     Mr. Cizik is a Director and a Managing Director of American Industrial Partners Corporation. He was elected to the Board of Directors for Stanadyne Automotive Corp. in 1997. Mr. Cizik served as Chairman and Chief Executive Officer of Cooper Industries, Inc., a diversified international manufacturing company, from 1975 to 1996. Mr. Cizik is Chairman of the Board of Easco Corporation and a director of Air Products and Chemicals, Inc., Harris Corporation and Temple-Inland, Inc.

KENNETH J. DIEKROEGER
  Director

     Mr. Diekroeger joined the San Francisco office of AIP in 1996 from The Shansby Group, a private equity investment firm, where he had been employed since before January 1, 1992, and where he sourced, executed and served as a director for several middle-market investments and buyouts. He was elected to the Board of Directors for Stanadyne Automotive Corp. in 1997.

THEODORE C. ROGERS
  Director

     Mr. Rogers is a Director, the Chairman of the Board and the Secretary of American Industrial Partners Corporation. He co-founded AIP Management Co. and has been a director and officer of AIP Management Co. since 1989. Mr. Rogers is currently a director of Bucyrus International, Inc., Day International Group, Inc., Derby International, Easco Corporation, RBX Corporation and Sweetheart Holdings, Inc. He was elected to the Board of Directors for Stanadyne Automotive Corp. in 1997.

LAWRENCE W. WARD, JR.
  Director

     Mr. Ward has been an employee of AIP since 1992. From 1989 to 1992, he was Vice President and Chief Financial Officer of Plantronics, Inc., a telecommunications equipment company. Mr. Ward is currently a director of Bucyrus International, Inc., Day International Group, Inc., Easco Corporation and RBX Corporation. He was elected to the Board of Directors for Stanadyne Automotive Corp. in 1997.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors are not expected to receive compensation for their services as directors, with the exception of the Chairman of the Board, who will receive $150,000 per year. Directors of the Company will be entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation of executive officers of the Company is determined by the Board of the Directors of the Company. The following table sets forth information concerning compensation received by the five most highly compensated officers of the Company for services rendered in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      OTHER ANNUAL        ALL OTHER
     NAME AND PRINCIPAL LOCATION        YEAR    SALARY     BONUS     COMPENSATION(1)   COMPENSATION(2)
     ---------------------------        ----   --------   --------   ---------------   ---------------
William D. Gurley.....................  1997   $300,000   $ 58,013        33,334          $916,626
(President, Chief Executive Officer
and Director)
Michael H. Boyer......................  1997    190,000     39,504        23,381           565,028
(Vice President, Chief Financial
Officer)
Arthur S. Caruso......................  1997    160,000    114,405        28,579           248,870
(Vice President and General Manager)
Lee Janik.............................  1997    140,000      4,821        21,041           294,054
(Vice President)
William W. Kelly......................  1997    200,000      7,173        20,986           567,602
(Vice President, Engineering &
Marketing)

---------------

(1) Other Annual Compensation is received in the form of taxable and nontaxable fringe benefits, which include, among other things, club allowances, personal umbrella insurance, executive life and disability insurance, and automobile leases.

(2) Other compensation was paid in 1997 in connection with the Acquisition Transactions. Prior to the Acquisition Transactions, Stanadyne Automotive Corp. maintained two incentive plans for top level executives: the Debt Reduction Agreement ("DRA") and the Equity Participation Promotion Agreement ("EPP"). The DRA was an incentive plan where cash was awarded to plan members if certain performance objectives were achieved. The EPP was a stock incentive plan pursuant to which restricted stock granted to plan members in 1989 would vest upon achieving certain pre-designated performance benchmarks. Immediately prior to the Acquisition Transactions, the DRA was paid in full and all stock issued pursuant to the EPP was accelerated. The EPP and DRA were terminated and all stock owned by management was sold in connection with the Acquisition Transactions.

EMPLOYMENT AGREEMENTS

     William D. Gurley is the Company's President and Chief Executive Officer. For the fiscal year ended December 31, 1997, the Company paid Mr. Gurley an annual salary of $300,000 and a bonus of $58,013 and the Company paid $33,334 for various expenses incurred by Mr. Gurley, which represents additional compensation. The Company has entered into an employment agreement with Mr. Gurley, the terms of which provide for Mr. Gurley to serve as the Company's Chief Executive Officer with an annual base compensation of $320,000, subject to an annual increase, an annual bonus plan administered at the discretion of the Company's board of directors, and a stock option plan. See "-- Stock Option Plan." The Company currently compensates Mr. Gurley in accordance with such terms.

     Michael H. Boyer is the Company's Chief Financial Officer. For the fiscal year ended December 31, 1997, the Company paid Mr. Boyer an annual salary of $190,000 and a bonus of $39,504 and the Company paid $23,381 for various expenses incurred by Mr. Boyer, which represents additional compensation. The Company has entered into an employment agreement with Mr. Boyer the terms of which provide for Mr. Boyer to serve as the Company's Chief Financial Officer with an annual base compensation of $202,000, subject to an annual increase, an annual bonus plan administered at the discretion of the Company's board of directors, and a stock option plan. See "-- Stock Option Plan." The Company currently compensates Mr. Boyer in accordance with such terms.

     Arthur S. Caruso is the Company's Vice President and General Manager of Precision Engine Products Corp. For the fiscal year ended December 31, 1997, the Company paid Mr. Caruso an annual salary of $160,000 and a bonus of $114,405 and the Company paid $28,579 for various expenses incurred by Mr. Caruso, which represents additional compensation. The Company has entered into an employment agreement with Mr. Caruso, the terms of which provide for Mr. Caruso to serve as Vice President and General Manager of Precision Engine Products Corp. with an annual base compensation of $185,000, subject to an annual increase, an annual bonus plan administered at the discretion of the Company's board of directors, and a stock option plan. See "-- Stock Option Plan." The Company currently compensates Mr. Caruso in accordance with such terms.

     Lee Janik is the Company's Vice President of the Power Products Division. For the fiscal year ended December 31, 1997, the Company paid Mr. Janik an annual salary of $140,000 and a bonus of $4,821 and the Company paid $21,041 for various expenses incurred by Mr. Janik, which represents additional compensation. Mr. Janik is an at-will employee with an annual base compensation of $185,000, subject to an annual increase, an annual bonus plan administered at the discretion of the Company's board of directors, and a stock option plan. See "-- Stock Option Plan." The Company currently compensates Mr. Janik in accordance with such terms.

     William W. Kelly is the Company's Vice President of Engineering and Marketing for the Diesel Systems Division. For the fiscal year ended December 31, 1997, the Company paid Mr. Kelly an annual salary of $200,000 and a bonus of $7,173 and the Company paid $20,986 for various expenses incurred by Mr. Kelly, which represents additional compensation. The Company has entered into an employment agreement with Mr. Kelly, the terms of which provide for Mr. Kelly to serve as the Company's Vice President of Engineering and Marketing for the Diesel Systems Division with an annual base compensation of $210,000, subject to an annual increase, an annual bonus plan administered at the discretion of the Company's board of directors, and a stock option plan. See "-- Stock Option Plan." The Company currently compensates Mr. Kelly in accordance with such terms.

STOCK OPTION PLAN

     The Board of Directors will adopt a stock plan (the "Stock Plan"), which provides for the grant to certain key employees and/or directors of the Company of stock options that are non-qualified options for federal income tax purposes. The Board of Directors will have the exclusive authority under the Stock Plan (except as otherwise provided in the Stock Plan) to determine (i) who will receive awards, (ii) the type, size and terms of awards, (iii) the time when awards will be granted, and (iv) vesting criteria, if any, of the awards.

EMPLOYEE BENEFIT PLANS

401(k) PLAN

     The Company sponsors two savings plans which are intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. All regular employees, including salaried and hourly employees, of the Company and its subsidiary, Precision Engine Products Corp., who are employed at the Windsor Plant, Jacksonville Plant and Washington Plant and salaried employees employed at the Tallahassee Plant and Melrose Park Plant are eligible to participate in the Stanadyne Automotive Corp. Savings Plus Plan (the "SAC Savings Plan") and beginning in January 1, 1998, hourly employees at the Tallahassee Plant are eligible to participate in the Precision Engine Products Corp. Retirement Fund (the "PEPC 401(k) Plan"). For each employee who elects to participate in the SAC Savings Plan and makes a contribution thereto, the Company makes a matching contribution. The maximum matching contribution for any participant, excluding the participants in the PEPC 401(k) Plan, for any year is 50% of such participant's contributions up to a maximum amount of $300.00. The participants in the PEPC 401(k) Plan receive a Company contribution of $300.00 per year plus a maximum matching contribution of $100.00.


     The Company formerly maintained a noncontributory defined benefit pension plan entitled the "Precision Engine Products Corp. Tallahassee Hourly Pension Plan." This plan was terminated as of December 31, 1997.

The Company now maintains only one noncontributory defined benefit pension plan entitled the "Stanadyne Automotive Corp. Pension Plan" (the "SAC Pension Plan").


     The SAC Pension Plan. The SAC Pension Plan provides benefits for all non-collectively bargained, salaried employees of the Company and hourly employees of the Company employed at the Hartford, Washington and Jacksonville facilities. Salaried employees who participate in the SAC Pension Plan are provided benefits calculated under one of two different formulas. Salaried participants are entitled to the greater of the two benefit amounts. Under Formula One, benefits are based upon (i) a percentage of the monthly average compensation received by a participant during the five consecutive calendar years of employment that would produce the highest such average (the "Final Average Compensation"), (ii) the years of service of the participant with the Company and certain related or predecessor employers ("Years of Credited Service"), and (iii) a percentage of the Final Average Compensation that is in excess of the Social Security taxable wage base (the "Excess Compensation"). Specifically, the accrued benefit payable under Formula One of the SAC Pension Plan is equal to (w) + (x) - (y) - (z), where


(w)    =  1.7% of Final Average Compensation times Years of Credited
          Service (not in excess of 30)

(x)    =  1% of Final Average Compensation times Years of Credited
          Service in excess of 30

(y)    =  1.66% of primary Social Security times Years of Credited
          Service (not in excess of 30)

(z) = Annuity for employees actively employed prior to July 2, 1988 (where applicable)

     Formula Two under the SAC Pension Plan provides salaried participants with an accrued benefit equal to $18.00 times Years of Credited Service less an Annuity for employees actively employed prior to July 2, 1988 (where applicable).

     Benefits provided under the SAC Pension Plan for hourly employees are based upon (i) a fixed amount per month and (ii) the years of service of the participant with the Company and certain related or predecessor employers ("Years of Credited Service"). Specifically, the accrued benefit ordinarily payable under the SAC Pension Plan for hourly employees employed at the Washington and Jacksonville locations is equal to: $11.00 multiplied by the participant's Years of Credited Service. Hourly employees employed at the Hartford facility receive a monthly benefit of $18.00 multiplied by Years of Credited Service.

     For purposes of the SAC Pension Plan, compensation used in the determination of Final Average Compensation includes total earnings received for personal services to the Company. For the 1995 and 1996 calendar years, the total compensation that can be considered for any purpose under the SAC Pension Plan is limited to $150,000, and for 1997, the limit is $160,000, pursuant to requirements imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The Code also places certain other limitations on the annual benefits that may be paid under the Plan.

     The Company has also adopted two nonqualified plans entitled the "Stanadyne Automotive Corp. Benefit Equalization Plan" and the "Stanadyne Automotive Corp. Supplemental Retirement Plan" (together, the "SERP"), which are designed to supplement the benefits payable under the SAC Pension Plan for designated employees. The annual benefit payable under the SERP is equal to the difference between the benefit the designated employee would have received under the SAC Pension Plan if certain Code limitations did not apply and the designated employee's SAC Pension Plan benefit.

     Benefits may be paid under the SAC Pension Plan and the SERP in the form of
(i) a straight-life annuity for the life of the participant; (ii) a 50% joint and survivor annuity for the lives of the participant and spouse; (iii) a 75% or 100% joint and survivor annuity whereby the participant receives a reduced monthly benefit for life and the spouse receives 75% or 100% of such reduced monthly benefit for life; and (iv) for participants with an accrued benefit of $3,500.00 or less, a lump sum.

                            PENSION PLAN TABLE(1)(2)



                                                                  YEARS OF SERVICE
                                                   -----------------------------------------------
                                                     15        20        25        30        35
                                                   -------   -------   -------   -------   -------
125,000..........................................   27,848    37,131    46,414    55,696    61,946
150,000..........................................   34,223    45,631    57,039    68,446    75,946
175,000..........................................   40,598    54,131    67,664    81,196    89,946
200,000..........................................   46,973    62,631    78,289    93,946   103,946
225,000..........................................   53,348    71,131    88,914   106,696   117,946
250,000..........................................   59,723    79,631    99,539   119,446   131,946
300,000..........................................   72,473    96,631   120,789   144,946   159,946
400,000..........................................   97,973   130,631   163,289   195,946   215,946
450,000..........................................  110,723   147,631   184,539   221,446   243,946
500,000..........................................  123,473   164,631   205,789   246,946   271,946


---------------


Note:



(1) Amounts shown above represent the annual benefit from the SAC Pension Plan (as defined herein) plus the benefit from the SERP (as defined herein).



(2) For this illustration, the annual social security benefit was assumed to be $16,104 for the calculation of the Social Security offset.


     The Years of Credited Service under the SAC Pension Plan at December 31, 1997, were 13.75, 20.0, 32.414, 27.793 and 16.0 for Messrs. Gurley, Boyer,
Caruso, Janik and Kelly, respectively. The estimated annual benefits payable under the Plan and the SERP are illustrated as follows:

                                                                     ESTIMATED ACCRUED
                                                               PENSION BENEFIT AS OF 12/31/97
                                                              --------------------------------
                                                                THE SAC
                                                              PENSION PLAN   THE SERP   TOTAL
                                                              ------------   --------   ------
Boyer.......................................................     40,773       13,203    53,977
Caruso......................................................     47,848       31,616    79,464
Gurley......................................................     34,505       24,482    58,986
Kelly.......................................................     32,408       10,963    43,371
Janik.......................................................     33,944          847    34,791

                               SECURITY OWNERSHIP

     The Company is authorized by its Certificate of Incorporation to issue 10,000 shares of Common Stock, par value $.01 per share ("Company Common Stock"). Holdings owns all of the outstanding and issued shares of Company Common Stock. Holdings is authorized by its Certificate of Incorporation to issue 1000 shares of Common Stock, par value $.01 per share ("Holdings Common Stock"). AIP and management will own approximately all of Holdings Common Stock. All of the capital stock of the Guarantors is owned by the Company and is pledged to secure borrowings under the New Credit Agreement. After the consummation of the Acquisition Transactions, the Company plans to adopt the Stock Plan, which shall provide for the grant to certain key employees and/or directors of the Company of stock options that are non-qualified options for federal income tax purposes.

     The following table sets forth certain information with respect to the common and preferred equity interests of Holdings. See "The Acquisition Transactions."

                                                              PERCENTAGE OF
                                                               OUTSTANDING
            NAME AND ADDRESS OF BENEFICIAL OWNER              COMMON STOCK
            ------------------------------------              -------------
AIP.........................................................     95.22%
Management Investors........................................      4.78%

                 CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

ACQUISITION ARRANGEMENTS

     In connection with the Acquisition Transactions, Holdings, AIP and other stockholders of Holdings entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which such persons will be granted certain registration rights and participation rights. Pursuant to the Stockholders Agreement, AIP shall have the right to elect the directors of Holdings. It is expected that the directors of the Company shall be the same as the directors of Holdings.

     At the close of the Acquisition Transactions, AIP was paid a fee of $4.0 million and was reimbursed for out-of-pocket expenses in connection with the negotiation of the Acquisition Transactions and for providing certain investment banking services to the Company, including the arrangement and negotiation of the terms of the New Credit Agreement and the arrangement and negotiation of the terms of the Notes, and for other financial advisory and management consulting services.

MANAGEMENT SERVICES AGREEMENT


     Pursuant to a management services agreement, AIP expects to provide substantial ongoing financial and management services to the Company utilizing the extensive operating and financial experience of AIP's principals. AIP will receive an annual fee of $1.1 million for providing general management, financial and other corporate advisory services to the Company, payable quarter-annually in advance on each January 1, April 1, July 1 and October 1 occurring during the term of the management services agreement, and will be reimbursed for out-of-pocket expenses. The fees will be paid to AIP pursuant to a management services agreement among AIP and the Company and will be subordinated in right of payment to the Exchange Notes.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") between Stanadyne Automotive Corp. (the "Company") and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Registration Rights Agreement is available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."


     The Notes are and the Exchange Notes will be senior subordinated, unsecured, general obligations of the Company, limited in aggregate principal amount to $125.0 million (of which $100.0 million was issued in the Notes Offering). The Notes and the Exchange Notes (together the "Senior Subordinated Notes") will be jointly and severally, fully, irrevocably and unconditionally guaranteed on a senior subordinated basis by each of the Company's present and future Subsidiaries (the "Guarantors") other than Subsidiaries that are not guarantors. The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "-- Certain Bankruptcy Limitations" below. The term "Subsidiaries" as used herein, however, does not include Unrestricted Subsidiaries.


     The Indenture provides, in addition to the Notes issued on December 11, 1997 and the Exchange Notes being issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Exchange Notes offered hereby and will vote on all matters with the Exchange Notes offered hereby. The aggregate principal amount of Senior Subordinated Notes and Additional Notes will be limited to up to $125.0 million at any one time outstanding. For purposes of this "Description of Exchange Notes", reference to the Senior Subordinated Notes does not include the Additional Notes.

     As of the date of the Indenture, none of the Company's Subsidiaries were Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally will not be subject to the restrictive covenants set forth in the Indenture and will not be Guarantors. Notwithstanding anything herein to the contrary, the provisions of the Indenture do not prevent or restrict consummation of the Exchange Offer contemplated herein.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Subordinated Notes are limited in aggregate principal amount to $125.0 million (of which $100.0 million were issued on December 11, 1997 in the Notes Offering) and will mature on December 15, 2007. Interest on the Senior Subordinated Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 1998, to holders of record on the immediately preceding June 1 and December
1. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium if any, and interest and Liquidated Damages, if any, on the Senior Subordinated Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, any payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Senior Subordinated Notes at their respective addresses set forth in the register of holders of Senior Subordinated Notes; provided that all payments with respect to Global Notes and Certificated Notes, the holders of whom have given wire transfer instructions to the

Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal, premium, if any, and interest on the Senior Subordinated Notes, and Liquidated Damages, if any, is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. In addition, as set forth in "Subsidiary Guarantees" below, the Subsidiary Guarantee will be a general unsecured obligation of the Guarantors subordinated in right of payment to the Guarantor Senior Indebtedness. The Senior Subordinated Notes and Subsidiary Guarantees are effectively subordinated to the indebtedness of certain Foreign Subsidiaries. As of December 31, 1997, the Company and its subsidiaries had approximately $61.2 million of Senior Indebtedness and Senior Guarantor Indebtedness, including approximately $1.6 million of indebtedness of Foreign Subsidiaries all of which effectively rank senior in right of payment to the Senior Subordinated Notes and Subsidiary Guarantees.

     Upon any distribution to creditors of the Company or a Guarantor in a liquidation or dissolution of the Company or a Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or a Guarantor or its property, whether voluntary or involuntary, an assignment for the benefit of creditors or any marshaling of the Company's or Guarantors assets and liabilities, the holders of Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, or the applicable Guarantor Senior Indebtedness, as applicable, whether or not allowable as a claim in any such proceeding), before the holders of Senior Subordinated Notes or the applicable Guarantees, will be entitled to receive any payment with respect to the Senior Subordinated Notes, or the applicable Guarantees, and until all Obligations with respect to the applicable Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, are paid in full in cash or Cash Equivalents, any distribution to which the holders of Senior Subordinated Notes or the applicable Guarantees would be entitled shall be made to the holders of the applicable Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable (except that holders of Senior Subordinated Notes or the applicable Guarantees, may receive securities that are subordinated at least to the same extent as the Senior Subordinated Notes or the applicable Guarantees to Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, and any securities issued in exchange for the applicable Senior Indebtedness or the applicable Guarantor Senior Indebtedness, as applicable, and that have a final maturity date and Weighted Average Life to Maturity (as defined herein) that is the same as or greater than the Senior Subordinated Notes or the applicable Guarantees, and that are not secured by any collateral and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company and the Guarantors also may not make any payment upon or in respect of the Senior Subordinated Notes or the applicable Guarantees (except in such subordinated securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of the holders of any Designated Senior Indebtedness. Payments on the Senior Subordinated Notes may and shall be resumed (a) in the case of a Payment Default, upon the date on which such default is cured or waived and (b) in case of a Nonpayment Default, the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the commencement of the immediately prior Payment Blockage Notice. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period ending after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is a breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

     The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Senior Subordinated Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. See "Risk Factors -- Subordination." On a pro forma basis, after giving effect to issuance of the Senior Subordinated Notes and the application of the proceeds therefrom in the Acquisition Transactions, the principal amount of Senior Indebtedness outstanding at December 31, 1997 would have been approximately $61.2 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "-- Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock."

     No provision contained in the Indenture or the Senior Subordinated Notes affects the obligation of the Company and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Senior Subordinated Notes. The subordination provisions of the Indenture and the Senior Subordinated Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any holder to pursue any other rights or remedies with respect to the Senior Subordinated Notes.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Senior Subordinated Notes are guaranteed pursuant to the Guarantee and any future subsidiary guarantees (collectively, the "Subsidiary Guarantees") on a senior subordinated basis by the present Guarantors and any other Subsidiaries that become guarantors (collectively, the "Guarantors") under the covenant entitled "Additional Subsidiary Guarantees." The Subsidiary Guarantees of the Guarantors are subordinated to the prior payment in full of all Guarantor Senior Indebtedness, and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Indebtedness. The obligations of each Guarantor under its Subsidiary Guarantee are limited in a manner intended to not constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Transfer Considerations," and "-- Certain Bankruptcy Limitations" below.

     The Indenture provides that no Guarantor (other than as provided in the immediately following paragraph) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture; (ii) immediately after giving effect to such transaction no Default or Event of Default exists; and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that the foregoing may not apply to the merger of two or more Guarantors with and into each other.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, by way of merger, consolidation or otherwise, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales."

CERTAIN BANKRUPTCY LIMITATIONS

     The Company conducts certain of its business through Guarantors, which have guaranteed the Company's Obligations with respect to the Senior Subordinated Notes and Unrestricted Subsidiaries and Foreign Subsidiaries, which Unrestricted Subsidiaries and Foreign Subsidiaries do not guarantee the Senior Subordinated Notes. See "Risk Factors." Holders of the Senior Subordinated Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Exchange Offer. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors -- Fraudulent Transfer Considerations."

     If the obligations of a Guarantor under its guarantee were avoided, holders of Senior Subordinated Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Senior Subordinated Notes.

OPTIONAL REDEMPTION

     The Senior Subordinated Notes will not be redeemable at the Company's option prior to December 15, 2002 except as provided below. Thereafter, the Senior Subordinated Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................    105.125%
2003........................................................    103.417%
2004........................................................    101.708%
2005 and thereafter.........................................    100.000%

     Notwithstanding the foregoing, at any time on or prior to December 15, 2000, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Senior Subordinated Notes at a redemption price of 110.250% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the Net Cash Proceeds received by the Company from one or more Equity Offerings; provided that, in each case at least 65% of the aggregate principal amount of Senior Subordinated Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

     If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed, or, if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Subordinated Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at its registered address. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest ceases to accrue on the Senior Subordinated Notes or portions of them called for redemption unless the Company defaults in such payments due on the redemption date.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Senior Subordinated Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment") on a date (the "Change of Control Payment Date") no later than 60 Business Days after the occurrence of the Change of Control. Within 35 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Notes pursuant to the procedures required by the Indenture and described in such notice, which offer shall remain open for at least 20 Business Days following its commencement, but in any event no longer than 30 Business Days. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Subordinated Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Subordinated Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Senior Subordinated Notes so tendered the Change of Control Payment for such Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Designated

Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Designated Senior Indebtedness to permit the repurchase of Senior Subordinated Notes required by this covenant. The Company will not be required to purchase any Senior Subordinated Notes until it has complied with the preceding sentence, but the Company's failure to make a Change of Control Offer when required or to purchase tendered Senior Subordinated Notes when tendered would constitute an Event of Default. See "Risk Factors."

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Subordinated Notes to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, recapitalization or similar restructuring.

     The Change of Control purchase feature of the Senior Subordinated Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Senior Subordinated Notes tendered upon the occurrence of a Change of Control.

     If the Change of Control Payment Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to holders who tender the Senior Subordinated Notes pursuant to the Change of Control Offer.

     The Credit Agreement provides that certain change of control events with respect to the Company constitutes a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Subordinated Notes, the Company could seek the consent of its lenders to the purchase of Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Subordinated Notes. In such case, the Company's failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture restricts payments to the holders of Senior Subordinated Notes.

ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless
(i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of and, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or the Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto, but excluding contingent liabilities and trade payables) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes, securities or other obligations received by the Company or any such Subsidiaries from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash shall (to the extent of the cash received) be deemed to be cash for purposes of this provision and the receipt of such cash shall be treated as cash received from the Asset Sale for which such Senior Subordinated Notes or obligations were received.

     The Company or any of its Subsidiaries may apply the Net Proceeds from each Asset Sale, at its option, within 360 days after the consummation of such Asset Sale, (a) to permanently reduce any Senior Indebtedness (and in the case of any senior revolving indebtedness to correspondingly permanently reduce commitments with respect thereto), (b) for the acquisition of another business or the acquisition of other long-term assets, in each case, in the same or a Related Business, or (c) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Senior Subordinated Notes (an "Asset Sale Offer") and to holders of other Indebtedness of the Company outstanding ranking on a parity with the Senior Subordinated Notes with similar provisions requiring the Company to make a similar offer with proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Senior Subordinated Notes and such other Indebtedness then outstanding, to purchase the maximum principal amount (or accreted value, as applicable) of Senior Subordinated Notes and such other Indebtedness, if any, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount (or accreted value, as applicable) of Senior Subordinated Notes and such Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes and such Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Any Asset Sale Offer shall remain open for at least 20 Business Days, in any event no longer than 30 Business Days, and shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or any of its subsidiaries with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the person in whose name a Senior Subordinated Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to holders who tender Senior Subordinated Notes pursuant to such Asset Sale Offer.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company or any of its Subsidiaries' or direct or indirect parent's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Subsidiary of the Company that is a Guarantor);
(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect Parent of the Company or other Affiliate or Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor);
(iii) make any principal payment on or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to or pari passu (unless, in the case of pari passu Indebtedness only, such purchase, redemption, defeasance, acquisition, or retirement is made, or offered (if applicable), pro rata with the Senior Subordinated Notes or the Guarantees, if applicable) with the Senior Subordinated Notes or any of the Guarantees, as applicable (and other than Senior Subordinated Notes or the Guarantees, as applicable), except for any scheduled repayment or at the final maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vi),
     (vii), (viii) and (ix), but excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v) and (x) of the next succeeding paragraph), is less than the sum of (i) $7.5 million, plus (ii) 50% of the Consolidated Net Income (adjusted to exclude any amounts that are otherwise included in this clause (c) to the extent there would be, and to avoid, any duplication in the crediting of any such amounts) of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) 100% of the aggregate Net Proceeds received by the Company after the Issue Date from a Capital Contribution or from the issue or sale of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iv) 100% of any cash dividends received by the Company or a Wholly Owned Subsidiary that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Company, plus (v) 100% of the Net Proceeds realized by the Company or a Guarantor upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such person) following the Issue Date, plus
     (vi) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of Net Proceeds received by the Company or a Guarantor with respect to such Restricted Investment.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by the Company (either directly or indirectly, e.g., through the Parent) of a management fee to AIP in an amount not to exceed $1.1 million in any year and the reimbursement by the Company of AIP's reasonable out-of-pocket expenses incurred in connection with the rendering of management services to or on behalf of the Company; provided, however, that the obligation of the Company to pay such management fee and expenses will be subordinated to the payment of all Obligations with respect to the Senior Subordinated Notes (and any Subsidiary Guarantee thereof); (iii) the making of any Restricted Investment in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any Net Cash Proceeds that are utilized for any such Restricted Investment, and any Net Income resulting therefrom, shall be excluded from clauses (c)(ii) and
(c)(iii) of the preceding paragraph; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(ii) and
(c)(iii) of the preceding paragraph; (v) the defeasance, redemption, repurchase, acquisition or other retirement of pari passu or subordinated Indebtedness with the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness or, in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any Net Cash Proceeds that are utilized for any such defeasance, redemption, repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(ii) and
(c)(iii) of the preceding paragraph; (vi) the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company, the Parent or any Subsidiary of the Company held by any member of the Company's (or the Parent's or any Subsidiaries') management pursuant to any management agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in the aggregate (net of the Net Cash Proceeds received by the Company from subsequent reissuances of such Equity Interests to new members of management), and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (viii) pro rata dividends and other distributions on the Capital Stock of any Subsidiary of the Company by such Subsidiary; (ix) payments in lieu of fractional shares in an amount not to exceed $250,000 in the aggregate; and (x) Permitted Payments to Parent.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its

Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Company's Subsidiaries that are Guarantors may incur Indebtedness and issue preferred stock if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, that no Guarantee may be incurred pursuant to this paragraph, unless the guaranteed Indebtedness is incurred by the Company or a Guarantor pursuant to this paragraph. The foregoing provisions do not apply to:

          (i) the incurrence of Indebtedness by the Company or the Guarantors under the Credit Agreement (and Guarantees thereof by Subsidiaries that are Guarantors) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) equal to the greater of (a) $85.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or, as applicable, the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption " -- Asset Sales," and (b) an amount equal to the sum of 80% of the book value of the consolidated accounts receivable of the Company and its Subsidiaries that are Guarantors and 50% of the book value of the consolidated inventory of the Company and its Subsidiaries that are Guarantors;

          (ii) the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Senior Subordinated Notes (up to an aggregate principal amount of $100 million) and by the Subsidiaries of Indebtedness represented by the Subsidiary Guarantees of such Senior Subordinated Notes;

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, Mortgage Financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness);

          (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred or was outstanding on the Issue Date, after giving effect to the Acquisition Transactions;

          (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred;

          (viii) the incurrence by the Company or any of its Subsidiaries that is a Guarantor of Indebtedness in an aggregate principal amount at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) not to exceed $15.0 million;

          (ix) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate amount not to exceed $7.0 million at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness);

          (x) the incurrence by the Company or any Subsidiary of Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers acceptance and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business in an aggregate amount outstanding (including any indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such indebtedness) at any time of not more than $500,000;

          (xi) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries to any person acquiring all or a portion of such business or assets of a Subsidiary of the Company for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition; and

          (xii) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person.

     Notwithstanding any other provision of this covenant, a Guarantee by a Guarantor of Indebtedness of the Company or another Guarantor permitted by the terms of the Indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     Indebtedness or Disqualified Stock of any person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Senior Subordinated Notes are secured by such Lien on an equal and ratable basis.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than the most restrictive of those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Senior Subordinated Notes or Indebtedness permitted to be incurred pursuant to the Indenture and ranking pari passu with the Senior Subordinated Notes or the Guarantees, as applicable, to the extent such restrictions are no more restrictive than those of the Indenture, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) Purchase Money Obligations, Capital Lease Obligations or Mortgage Financings for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (xi) of the definition of "Permitted Lien," (i) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (j) any restriction or encumbrance contained in contracts for sale of assets permitted by this Indenture in respect of the assets being sold pursuant to such contract, (k) Senior Indebtedness or Guarantor Senior Indebtedness permitted to be incurred under the Indenture and incurred on or after the date of the Indenture; provided, that such encumbrances or restrictions in such Indebtedness are no more onerous than the most restrictive of those contained in the Credit Agreement on the date of the Indenture, (l) Indebtedness of Foreign Subsidiaries incurred under clause (ix) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" or (m) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

LIMITATION ON LAYERING DEBT

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that by its terms or the terms of any document or instrument relating thereto is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Senior Subordinated Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that by its terms or the terms of any document or instrument relating thereto is subordinate or junior in right of payment to any Guarantor Senior Indebtedness and senior in any respect in right of payment to any Subsidiary Guarantees.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company will not in a single transaction or series of related transactions consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company, as the case may be, under the Senior Subordinated Notes, the Guarantee and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company, or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period,
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

be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the foregoing, Merger I and Merger II and the related transactions comprising the Acquisition Transactions were expressly permitted under the Indenture and did not require the execution and delivery of a supplemental indenture.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Senior Subordinated Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For the purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions entered into after the date of the Indenture involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transactions comply with clause (i) above and that such Affiliate Transactions have been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a favorable written opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transactions from a financial point of view issued by an investment banking firm of national standing in the United States, or in the event such transaction is a type that investment bankers do not generally render fairness opinions, a valuation or appraisal firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions: (w) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business consistent with past practice, (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Wholly Owned Subsidiaries or Guarantors or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment and (z) transactions permitted by the provisions of the Indenture described above under the caption "Restricted Payments." In addition, none of the Acquisition Transactions are deemed to be Affiliate Transactions.

ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that all Subsidiaries of the Company (other than Receivables Subsidiaries and the Foreign Subsidiaries) substantially all of whose assets are located in the United States or that conduct substantially all of their business in the United States shall be Guarantors. In addition, the Company will not, and will not permit any of the Guarantors to, make any Investment in any Subsidiary that is not a Guarantor, unless either (i) such Investment is permitted by the covenant entitled "Restricted Payments" or (ii) such Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provisions of the Indenture. Notwithstanding anything herein or in the Indenture to the contrary, if any Subsidiary of the Company that is not a Guarantor guarantees any other Indebtedness of the Company or any Subsidiary of the Company that is a Guarantor, or the Company or a Subsidiary of the Company pledges more than 65% of the capital stock of such Subsidiary to a United States lender, then such Subsidiary must become a Guarantor.

LINE OF BUSINESS

     The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission so long as any Exchange Notes are outstanding, the Company will furnish to the holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information and a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the effectiveness of a registration statement with respect to the Exchange Offer, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of Default (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);
(ii) default in payment when due of the principal of or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at the Option of Holders -- Change of Control, -- Asset Sales"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Subordinated Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (other than a Receivables Subsidiary) (or the payment which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium on such Indebtedness when due (after giving effect to any applicable grace period provided in such Indebtedness) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a payment default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay nonappealable final judgments (not fully covered insurance) aggregating in excess of $7.5 million, which judgments are not paid, bonded, discharged or stayed within a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary

Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Senior Subordinated Notes may declare all the Senior Subordinated Notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by the holders) and the representative of holders of Indebtedness under the Credit Agreement, if any amounts are outstanding thereunder (an "Acceleration Notice"). Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Subordinated Notes will (i) become due and payable without further action or notice or (ii) if there are any amounts outstanding under the Credit Agreement, become due and immediately payable upon the first to occur of an acceleration under the Credit Agreement or five Business Days after receipt by the Company and the representative of the holders of the Indebtedness under the Credit Agreement of the Acceleration Notice, but only if an Event of Default is then continuing. Holders of the Senior Subordinated Notes may not enforce the Indenture or the Senior Subordinated Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Subordinated Notes.

     The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Subordinated Notes or the Indenture.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Subordinated Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Senior Subordinated Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages on the outstanding Senior Subordinated Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel of the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Bank Debt or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Subordinated Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers' Certificate, (i) through (vii) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Senior Subordinated Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

     The registered holder of a Senior Subordinated Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Subordinated Notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Subordinated Notes), any existing default or compliance with any provision of the Indenture or the Senior Subordinated Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Subordinated Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Senior Subordinated Notes held by a non-consenting holder):
(i) reduce the aggregate principal amount of Senior Subordinated Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Subordinated Note or alter the provisions with respect to the redemption of the Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the holders of a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Subordinated Notes to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Notes, (vii) waive a redemption payment with respect to any Senior Subordinated Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the subordination provisions of the Indenture will require the consent of the holders of Designated Senior Indebtedness if the amendment would adversely affect the holders of Designated Senior Indebtedness.

     Notwithstanding the foregoing, without the consent of any holder of Senior Subordinated Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Subordinated Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Subordinated Notes in addition to or in place of Certificated Senior Subordinated Notes, to provide for the assumption of the Company's obligations to holders of Senior Subordinated Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Senior Subordinated Notes (including the addition of any Subsidiary Guarantors) or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Subordinated Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 92 Deerfield Road, Windsor, CT 06095-4209, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, (a) the limited partners in AIP shall not be deemed to be Affiliates of AIP solely by reason of their investment in such funds and (b) no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such person but excluding Cash Equivalents liquidated in the ordinary course of business) other than to the Company or to any of its Wholly Owned Subsidiaries that is a Guarantor (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) the sale or disposal of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; (d) a transfer of assets by the Company to a Wholly Owned Subsidiary that is a Guarantor or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Guarantor or by a Wholly Owned Subsidiary that is not a Guarantor to another Wholly Owned Subsidiary that is not a Guarantor, (e) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Guarantor, or by a Wholly Owned Subsidiary that is not a Guarantor to another Wholly Owned Subsidiary that is not a Guarantor, (f) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (g) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (h) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a

Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, (i) Permitted Investments, or (j) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction. For the purposes of clauses (h) and (j), notes received in exchange for the transfer of accounts receivable and related assets shall be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

     "Capital Contribution" means any contribution to the equity of the Company for which no consideration is given other than common stock with no redemption rights and no special privileges, preferences, or special voting rights.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100 million for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs
(a), (b), (c) or (d) hereof.

     "Change of Control" means such time as (i) prior to the initial public offering by the Company of any shares of its common stock (other than a public offering pursuant to a registration statement on Form S-8), AIP, its Affiliates and Management Investors (collectively, the "Initial Investors") cease to be, directly or indirectly, the beneficial owners, in the aggregate of at least 51% of the voting power of the voting common stock of the Company or (ii) after the initial public offering by the Company of any shares of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by the Company which indicates that, or the Company otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (except, in the case of the Company, the Parent) has become, directly or indirectly, the "beneficial owner", by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting capital stock of the Company and (B) any such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of the Company than beneficially owned by the Initial Investors, or (iii) the sale, lease or transfer of all or substantially all of the assets of the Company to any person or group (other than the Initial Investors or their Related Parties (as defined below)), or (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any Continuing Directors) ceases for any reason to constitute a majority of the directors of the Company, then in office. "Related Party" with respect to any Initial Investor means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse, or immediate family member (in the case of any individual) of such Initial Investor or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Initial Investor and/or such other persons referred to in the immediately preceding clause (A).

     "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, and (vi) all other extraordinary gains and extraordinary losses shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was appointed by AIP pursuant to the Shareholders Agreement.

     "Credit Agreement" means that certain Credit Agreement, also referred to as the "New Credit Agreement", dated as of December 11, 1997, by and among the Company and The First National Bank of Chicago, as administrative agent, and DLJ Capital Funding, Inc., as syndication agent and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time, including any agreement restructuring or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders; provided that the total amount of Senior Indebtedness is not thereby increased beyond the amount that may then be incurred at such time pursuant to the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock".

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Subordinated Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten public offering of Equity Interests of the Company, or the Parent, other than Disqualified Stock, pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

     "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, December 11, 1997, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, amortization of deferred financing fees, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect to letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, retires, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, retirement, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing and refinancing transactions, during the four-quarter reference period subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Foreign Intercompany Indebtedness" means any Indebtedness of one Foreign Subsidiary to another Foreign Subsidiary.

     "Foreign Subsidiary" means any Wholly Owned Subsidiary organized and incorporated in a jurisdiction outside of the United States that is not a Guarantor.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means a guarantee or other credit support (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor Senior Indebtedness" means (i) any Guarantees by any Guarantor of the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by any Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantees. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (w) any liability for federal, state, local, or other taxes owed or owing by any Guarantor, (x) any Indebtedness of any Guarantor to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Guarantors" means each Subsidiary of the Company that executes a Subsidiary Guarantee guaranteeing the Senior Subordinated Notes in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, any (i) indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, but other than with respect to, letters of credit and

Hedging Obligations only, if and to the extent any of the foregoing indebtedness would appear as a liability upon a consolidated balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding guarantees of Indebtedness of the Company or any Wholly Owned Guarantor to the extent such guarantee is permitted by the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), transfers of assets outside the ordinary course of business other than Asset Sales, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

     "Issue Date" means the date of first issuance of the Exchange Notes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with a Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Investors" means William D. Gurley, Michael H. Boyer, Robert A. Massa, William W. Kelly, Don Buonomo, Lee Janik, and any of their respective affiliates.

     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale or equity contribution in respect of Qualified Capital Stock plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, the sum of all payments, fees, commissions, and customary and reasonable expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale or equity contribution in respect of Qualified Capital Stock.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other deposition of any non-cash consideration received in any Asset Sale) and, with respect to the covenant "Restricted Payments," by the Company or any Guarantor in respect of the sale of an Unrestricted Subsidiary and the sale, liquidation or repayment for cash of a Restricted Investment, in each case, net of the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof

(after taking into account any available tax credits or deductions and any tax-sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damage and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Stanadyne Automotive Holding Corp. (formerly known as SAC, Inc.) or its successor.

     "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in one or more Related Businesses, (b) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; (c) any Investments in Cash Equivalents; (d) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor that is engaged in one or more Related Businesses or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in one or more Related Businesses; (e) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales"; (f) Investments outstanding as of the date of the Indenture including but not limited to the Intercompany Note from the Company to the Parent in the amount of $67.5 million; (g) Investments in the form of promissory notes of members of the Company's management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in the Company; (h) Investments by the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor in a Foreign Subsidiary if 100% of the proceeds thereof are concurrently used by such Foreign Subsidiary to purchase the outstanding Equity Interests of another Foreign Subsidiary from the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor and the resulting Investment by such first Foreign Subsidiary in such second Foreign Subsidiary; (i) Investments which constitute Existing Indebtedness of the Company of any of its Subsidiaries; (j) Investments constituting Foreign Intercompany Indebtedness; (k) accounts receivable, endorsements for collection or deposits arising in the ordinary course of business; (l) other Investments in any Person or Persons that do not in the aggregate exceed $10.0 million at any time outstanding; and (m) Investments in Foreign Subsidiaries that do not in the aggregate exceed $5.0 million at any time outstanding, provided however, that to the extent there would be, and to avoid, any duplication in determining the amounts of investments outstanding under these clauses (l), and (m) any amounts which were credited under clause
(c) of the covenant "Restricted Payments" shall reduce the amounts outstanding under these clauses (l) and (m).

     "Permitted Liens" means (i) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness in an aggregate principal amount at any time outstanding not to exceed amounts permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company including any permitted Refinancings thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture;
(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries, (xi) Purchase Money Liens (including extensions and renewals thereof), (xii) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (xiii) judgment and attachment Liens not giving rise to an Event of Default; (xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xv) Liens arising out of consignment or similar arrangements for the sale of goods; (xvi) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xviii) Liens on assets of Subsidiaries with respect to Acquired Indebtedness (including Permitted Refinancings thereof) provided such Liens are only on assets or property acquired with such Acquired Indebtedness and that such Liens were not created in contemplation of or in connection with such Acquisition; (xix) Liens on the assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction and (xx) Liens securing indebtedness of any Foreign Subsidiary.

     "Permitted Payments to Parent" means without duplication, (a) payments to Parent in an amount sufficient to permit Parent to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries including any reasonable professional fees and expenses, but excluding all expenses payable to or to be paid to or on behalf of AIP, its other Affiliates and its Related Parties not in excess of $300,000 in any fiscal year; and (b) payments to Parent to enable Parent to pay foreign, federal, state or local tax liabilities ("Tax Payment"), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries and Unrestricted Subsidiaries to the appropriate taxing authorities if they filed separate tax returns to the extent that Parent has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries and Unrestricted Subsidiaries provided, however, that (i), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by Company and any of its United States subsidiaries in respect of their Federal income tax liability, such payment shall be determined on the basis of assuming that Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Parent and each such United States subsidiary is a member of the Company Affiliated Group and (ii) any Tax Payments shall either be used by Parent to pay such tax liabilities within 90 days of Parent's receipt of such payment or refunded to the payee.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing and the amount of any premium or prepayment penalty paid in connection with such Refinancing Transaction to the extent in accordance with the terms of the document governing such Indebtedness (except for any modification to any such document made in connection with or in contemplation of such refinancing) the lesser of (i) the principal amount of the Indebtedness so extended refinanced, renewed, replaced, defeased or refunded; and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, plus, in each case accrued interest on such Indebtedness being Refinanced; (b) such Permitted Refinancing Indebtedness has a Weighted Average Life
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

to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Subordinated Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Subordinated Notes on terms at least as favorable to the holders of Senior Subordinated Notes as those contained the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the acquisition, including, in the case of a Capital Lease, the lease, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

     "Purchase Money Obligations" of any person means any obligations of such person to any seller or another person incurred or assumed to finance solely the acquisition, including, in the case of a Capital Lease, the lease, of real or personal property to be used in the business of such person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "Qualified Capital Stock" means any Capital Stock of the Company, or, if expressly applicable, the Parent, that is not Disqualified Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other person (in the case of a transfer by a Receivable Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) which arise in the ordinary course of business of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities excluding any representations, warranties, covenants or indemnities relating to the payment of principal or interest on, any Indebtedness entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants or indemnities excluding any representations, warranties, covenants or indemnities relating to the payment of principal or interest on, any Indebtedness entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants or indemnities excluding any representations, warranties, covenants or indemnities relating to the payment of principal of, or interest on, any Indebtedness entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts

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

receivable and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses, including reasonable extensions or expansions thereof.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Senior Bank Debt" means the Indebtedness (including, without limitation, interest accruing after filing of a petition in bankruptcy, whether or not such interest is an allowable claim in such proceeding) outstanding under the Credit Agreement and guarantees thereof as such agreements may be restated, further amended, supplemented or otherwise modified or replaced from time to time hereafter, together with any refunding or replacement of such Indebtedness.

     "Senior Indebtedness" means (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Senior Revolving Debt" means revolving credit borrowings and letters of credit under the Credit Agreement and/or any successor facility or facilities.

     "Senior Term Debt" means term loans under the Credit Agreement and/or any successor facility or facilities.

     "Shareholders Agreement" means the shareholders agreement by and between Holdings and certain of its shareholders.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article l, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

     "Subsidiary Guarantor" means, a Subsidiary which has guaranteed the Senior Subordinated Notes in accordance with the Indenture.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than Guarantors or any successors) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests or maintain or preserve such Person's financial condition or to cause such Person to achieve any specified level of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolutions giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain
Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted nor incurred as of such date under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a subsidiary provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each the remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twentieth that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary.")

BOOK-ENTRY; DELIVERY AND FORM

     The Senior Subordinated Notes sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, (also referred to as the Exchange Agent), as custodian for The Depositary Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Senior Subordinated Notes being offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more temporary, registered, global book-entry notes without interest coupons (the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes will be deposited with the Trustee, as custodian for the DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the later of the Offering and the original Issue Date (as defined) of the Senior Subordinated Notes (the "40-Day Restricted Period"), beneficial interests in the Reg S Temporary Global Note may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, Indirect

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

Participants that hold a beneficial interest in the Reg S Temporary Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Reg S Permanent Global Notes"; collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period,
(i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "-- Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively "Global Notes."

     Beneficial interests in all Global Notes and all Certificated Notes (as defined herein), if any, will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Senior Subordinated Notes in certificated form in certain limited circumstances. See "-- Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes allocated by the Initial Purchaser to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Reg S Permanent Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL (each a "Nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or CEDEL. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Senior Subordinated Notes see "-- Reg S Temporary and Reg S Permanent Global Notes" and "-- Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE SENIOR SUBORDINATED NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SENIOR SUBORDINATED NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Senior Subordinated Notes are registered (including Senior Subordinated Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Senior Subordinated Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Senior Subordinated Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Senior Subordinated Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Senior Subordinated Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Senior Subordinated Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Senior Subordinated Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Senior Subordinated Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Senior Subordinated Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and United Kingdom time for CEDEL). Indirect Participants who hold interest in the Senior Subordinated Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Senior Subordinated Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Senior Subordinated Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Senior Subordinated Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes and Exchange Notes in certificated form, and to distribute such certificated forms of Senior Subordinated Notes to its Direct Participants. See "-- Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Permanent Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

     An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to (i) the payment of interest or principal with respect to such Indirect Participant's beneficial interests in such Reg S Temporary

Global Notes or (ii) any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

     "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(vii) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

     Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes.

     Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in the U.S. Global Note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

     Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire Global Note may be exchanged for definitive Senior Subordinated Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Senior Subordinated Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct or Indirect Participants and the DTC identify as being the beneficial owner of the related Senior Subordinated Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither the Company, nor the Trustee will be liable for any delay by the holder of the Global Notes or the DTC in identifying the beneficial owners of Senior Subordinated Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Senior Subordinated Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were originally sold in the Notes Offering by the Company on December 11, 1997 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchaser pursuant to which the Company agreed to: file an Exchange Offer Registration Statement with the Commission within 60 days of the Closing Date, and use its best efforts to have it declared effective within 150 days of the Closing Date. The Company also agreed to use its best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) for any other reason the Exchange Offer is not consummated within 180 days after the original issue date of the Notes, or (iii) if any holder of Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds the Notes acquired directly from the Company or any of the Company's affiliates, the Company will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such holder who provides the Company with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Note until the earliest of the date of which (i) such
Note is exchanged in the Exchange Offering and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) if the Company fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 60th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 150th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective (iv) if obligated to file the Shelf Registration Statement and the Company fails to file the Shelf Registration Statement with the Commission on or prior to the 30th business day after such filing obligation arises, (v) if obligated to file a

Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or usable in connection with resales of the Transfer Restricted Securities, such time of non-effectiveness or non-usability (each, a "Registration Default"), the Company agrees to pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week, per $1,000 in principal amount of Transfer Restricted Securities. The Company shall not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by the Company to holders entitled thereto in the same manner as interest payments on the Notes on semi-annual damages payment dates which correspond to interest payment dates for the Notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $100,000,000 of the aggregate principal amount of Notes were outstanding. The Company has fixed the close of business on
          , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Company will not extend the Expiration Date beyond           ,
1998.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on June 15, 1998. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each June 15 and December 15, commencing on June 15, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL

CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, DTC (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to The Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     Notwithstanding the foregoing, in order to validly tender in the Exchange Offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable Letter of Transmittal and deliver it to the the Exchange Agent. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"),
(ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              United States Trust Company of New York
              114 West 47th Street
              New York, New York 10036-1532

     Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                      DESCRIPTION OF NEW CREDIT AGREEMENT

     On December 11, 1997, the Company entered into the New Credit Agreement with Holdings, the several lenders from time to time parties thereto (collectively, the "Lenders"), The First National Bank of Chicago as administrative agent (the "Administrative Agent") and DLJ Capital Funding, Inc. as syndication agent (collectively, the "Agents"). The following is a summary description of the principal terms of the New Credit Agreement and the other loan documents. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the New Credit Agreement, which are available upon request from the Company. The Company's obligations under the New Credit Agreement will constitute Senior Indebtedness with respect to the Exchange Notes.

     Structure. The Lenders have committed, subject to compliance with customary conditions, to provide the Company with (i) senior secured term loan facilities (the "Term A Loan Facility" and "Term B Loan Facility") of up to $55.0 million and (ii) a senior secured revolving credit facility (the "Revolving Credit Facility") of up to $30.0 million.

     The full amount of Term A Loan Facility, Term B Loan Facility and approximately $11.5 million of Revolving Credit Facility, plus approximately $4.5 million in the form of letters of credit, was borrowed on the closing date under the New Credit Agreement (i) to partially finance the Acquisition, (ii) to repay certain existing outstanding indebtedness of the Company and (iii) to pay certain fees and expenses related to the Acquisition. Borrowings under the Revolving Credit Facility were reduced to $2.1 million within five business days. See "Use of Proceeds." The New Credit Agreement may be utilized to fund the Company's working capital requirements, including issuance of stand-by and trade letters of credit, bankers' acceptances and for other general corporate purposes.

     The Term A Loan Facility is a single tranche term facility of $30.0 million which has a maturity of six years, subject to quarterly amortization commencing in the fifteenth month after the Closing Date, in the following aggregate annual amounts for the fiscal years ending in: 1999-$3 million; 2000-$3 million; 2001-$6 million; 2002-$7.5 million and 2003-$10.5 million. The Term B Loan Facility is a single tranche term facility of $25.0 million that has a maturity of seven years and amortizes at a rate of 1% annually in years 1 through 6 with the remaining amounts payable in the form of a balloon payment in year 7. Loans and letters of credit under the Revolving Credit Facility available at any time during its six-year term subject to the fulfillment of customary conditions precedent including the absence of a default under the New Credit Agreement. Borrowings under the Revolving Credit Facility are governed by a borrowing base calculation based on a percentage of the Company's eligible accounts receivable and eligible inventory.

     Security; Guaranty. The Company's obligations under the New Credit Agreement are guaranteed by Holdings and each of the Company's direct and indirect domestic and, to the extent no adverse tax consequences result, Foreign Subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in substantially all assets of the Company and its direct and indirect domestic and, to the extent no adverse tax consequences result, Foreign Subsidiaries including: (i) all real property; (ii) all accounts receivable, inventory and intangibles; and (iii) all of the capital stock of the Company and its direct and indirect domestic and, to the extent no adverse tax consequences result, Foreign Subsidiaries.

     Interest, Maturity. Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to: (i) the Administrative Agent's reserve-adjusted LIBO rate ("LIBOR") plus an applicable margin or (ii) an alternate base rate equal to the highest of the Administrative Agent's prime rate, plus an applicable margin. Initially, the applicable margin for the Term A Loan Facility and the Revolving Credit Facility is 2.25% per annum for LIBOR loans and 1.25% per annum for alternate base rate loans and after the first six months will be tied to a grid based on the Company's leverage ratio, and the applicable margin for the Term B Loan Facility is 2.50% per annum for LIBOR loans and 1.50% per annum for alternate base rate loans and after the first six months will be tied to a grid based on the Company's leverage ratio.

     Fees. The Company is required to pay the Banks, on a quarterly basis, a commitment fee on the undrawn portion of the Revolving Credit Facility at a rate equal to .45% for the first six months and thereafter at a rate equal to .35% to
 .45% per annum depending on the Company's leverage ratio. The Company is also obligated to pay (i) a per annum letter of credit fee on the aggregate amount of outstanding letters of credit; (ii) a fronting bank fee for the letter of credit issuing bank; and (iii) customary agent, arrangement and other similar fees.

     Covenants. The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of Holdings, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and tests, including leverage ratios below a specified maximum, minimum net worth levels, minimum fixed charge coverage levels and minimum levels of EBITDA. See "Risk Factors -- Restrictive Debt Covenants."

     Events of Default. The New Credit Agreement contains customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against the Company, invalidity of any guarantee or security interest and a change of control of the Company in certain circumstances as set forth therein.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     Kirkland & Ellis, special counsel to the Company, has advised the Company that in its opinion, the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplements from time to me, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
          , 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by the Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transaction, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, NY.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries as of December 31, 1996, and for the fiscal years ended December 31, 1996 and December 31, 1995 appearing in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors as stated in their report appearing herein.

     The consolidated financial statements of Stanadyne Automotive Corp. and subsidiaries as of and for the 21 day period ended December 31, 1997 (Company) and for the 344 day period ended December 10, 1997 (Predecessor), included in this Prospectus and elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company approved the replacement of KPMG Peat Marwick LLP (the "Former Accountants") as the Company's independent outside accountants and the selection of Deloitte & Touche LLP as the Company's new independent outside accountants. The Former Accountants were dismissed in connection with the change in ownership of the Company. There were no conflicts or contentious issues in connection with the dismissal.

     The report of the Former Accountants on the financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles except for the change in accounting for post-retirement costs.

     During the Company's years ended December 31, 1996 and 1995 and through the termination date, December 11, 1997, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference thereto in their report on the financial statements for such years.

     The Company engaged Deloitte & Touche LLP as its new independent accountants effective December 11, 1997.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                                                               PAGE
                                                               ----
INDEPENDENT AUDITORS' REPORT................................  F-2
     Consolidated Balance Sheet as of December 31, 1997.....  F-3
     Consolidated Statements of Operations for the 344 Day
      Period Ended December 10, 1997 and for the 21 Day
      Period Ended December 31, 1997........................  F-4
     Consolidated Statements of Cash Flows for the 344 Day
      Period Ended December 10, 1997 and for the 21 Day
      Period Ended December 31, 1997........................  F-5
     Consolidated Statements of Changes in Stockholders'
      Equity for the 344 Day Period Ended December 10, 1997
      and for the 21 Day Period Ended December 31, 1997.....  F-6
     Notes to Consolidated Financial Statements.............  F-7
        STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT................................  F-29
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996
AND FOR EACH OF THE TWO FISCAL YEARS IN THE PERIOD ENDED
DECEMBER 31, 1996:
     Consolidated Balance Sheet as of December 31, 1996.....  F-30
     Consolidated Statements of Operations for the Years
      Ended December 31, 1995 and December 31, 1996.........  F-31
     Consolidated Statements of Cash Flows for the Years
      Ended December 31, 1995 and December 31, 1996.........  F-32
     Consolidated Statements of Changes in Stockholders'
      Equity for the Years Ended December 31, 1995 and
      December 31, 1996.....................................  F-33
     Notes to Consolidated Financial Statements.............  F-34

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Stanadyne Automotive Corp.:

     We have audited the accompanying consolidated balance sheet of Stanadyne Automotive Corp. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from December 11, 1997 to December 31, 1997. We have also audited the consolidated statements of operations, stockholders' equity and cash flows of Stanadyne Automotive Corp. and subsidiaries (the "Predecessor") for the period from January 1, 1997 to December 10, 1997. These consolidated financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stanadyne Automotive Corp. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1997 to December 10, 1997 and for the period from December 11, 1997 to December 31, 1997, in conformity with generally accepted accounting principles.

March 6, 1998

Deloitte & Touche LLP
Hartford, Connecticut

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                  ASSETS
Current Assets:
  Cash and cash equivalents.................................    $    325
  Accounts receivable, net of allowance for uncollectible
     accounts of $1,508.....................................      43,217
  Inventories (note 3)......................................      38,756
  Prepaid expenses and other assets.........................         623
  Deferred income taxes (note 12)...........................       7,399
                                                                --------
          Total current assets..............................      90,320
Property, plant and equipment, net (note 4).................     124,443
Intangible and other assets, net (note 5)...................     102,416
Due from Stanadyne Automotive Holding Corp. (note 15).......       4,131
                                                                --------
          Total assets......................................    $321,310
                                                                --------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................    $ 24,146
  Accrued liabilities (note 7)..............................      22,863
  Current maturities of long-term debt (note 9).............       1,581
  Current installments of capital lease obligations (note
     6).....................................................       2,126
                                                                --------
          Total current liabilities.........................      50,716
Long-term debt, excluding current maturities (note 9).......     155,000
Deferred income taxes (note 12).............................       6,727
Capital lease obligations, excluding current installments
  (note 6)..................................................       2,445
Other noncurrent liabilities (note 8).......................      46,577
                                                                --------
          Total liabilities.................................     261,465
                                                                --------
Commitments and Contingencies (note 17)
Stockholders' Equity:
  Common stock, par value $.01, authorized 10,000 shares,
     issued and outstanding 1,000 shares (note 13)..........          --
  Additional paid-in capital (note 13)......................      59,858
                                                                --------
                                                                  59,858
  Cumulative translation adjustment.........................          (1)
  Accumulated deficit.......................................         (12)
                                                                --------
          Total stockholders' equity........................      59,845
                                                                --------
          Total liabilities and stockholders' equity........    $321,310
                                                                ========

                See notes to consolidated financial statements.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              PREDECESSOR       COMPANY
                                                              ------------    ------------
                                                                344 DAYS        21 DAYS
                                                                 ENDED           ENDED
                                                              DECEMBER 10,    DECEMBER 31,
                                                                  1997            1997
                                                              ------------    ------------
Net sales (notes 16, 18, 19)................................    $259,144        $14,154
Cost of goods sold..........................................     219,642         11,418
                                                                --------        -------
  Gross profit..............................................      39,502          2,736
Selling, general and administrative expenses (includes
  payment to Metromedia of $470 in the 344 days ended
  December 10, 1997 and payments to AIP of $59 in the 21
  days ended December 31, 1997) (note 15)...................      28,098          1,845
                                                                --------        -------
  Operating income..........................................      11,404            891
Other income (expense):
  Interest income...........................................          21              2
  Interest expense..........................................      (6,694)          (882)
                                                                --------        -------
     Income before income taxes.............................       4,731             11
Income tax expense (note 12)................................       1,789             23
                                                                --------        -------
Net income (loss)...........................................       2,942            (12)
Dividend to Stanadyne Automotive Holding Corp. .............         450
                                                                --------        -------
Net income (loss) applicable to common shareholders.........    $  2,492        $   (12)
                                                                ========        =======

                See notes to consolidated financial statements.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              PREDECESSOR       COMPANY
                                                              ------------    ------------
                                                                344 DAYS        21 DAYS
                                                                 ENDED           ENDED
                                                              DECEMBER 10,    DECEMBER 31,
                                                                  1997            1997
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    $  2,942       $     (12)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization of property, plant and
      equipment and intangibles.............................      15,700             995
     Deferred income taxes..................................         445            (367)
     Gain on disposal of property, plant and equipment......        (130)             --
     Changes in assets and liabilities (excluding effect of
      acquisition):
       Accounts receivable..................................      (8,045)          1,820
       Inventories..........................................      (2,756)          1,181
       Prepaid expenses and other assets....................        (898)            125
       Due to (from) Stanadyne Automotive Holding Corp......       2,045          (4,733)
       Accounts payable.....................................       3,798            (621)
       Accrued liabilities..................................       3,053          (2,820)
       Other noncurrent liabilities.........................      (1,829)            309
                                                                --------       ---------
          Net cash provided by (used in) operating
            activities......................................      14,325          (4,123)
                                                                --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (13,162)           (378)
  Proceeds from disposal of property, plant and equipment...         758              --
  Acquisitions, net of cash acquired........................          --        (125,438)
                                                                --------       ---------
          Net cash used in investing activities.............     (12,404)       (125,816)
                                                                --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions to capital..................................          --          57,402
  Payments of financing fees................................          --          (5,327)
  Proceeds from long-term debt..............................          --         155,000
  Net proceeds (payments) on revolving credit notes and
     overdraft facilities...................................      12,895         (41,900)
  Payments on long-term debt................................      (9,941)        (40,875)
  Payments of capital lease obligations.....................      (1,666)           (124)
  Dividends paid............................................        (450)             --
                                                                --------       ---------
          Net cash provided by financing activities.........         838         124,176
                                                                --------       ---------
Net increase (decrease) in cash and cash equivalents........       2,759          (5,763)
Effect of exchange rate changes on cash and cash
  equivalents...............................................         (46)              4
Cash and cash equivalents at beginning of period............       3,371           6,084
                                                                --------       ---------
Cash and cash equivalents at end of period..................    $  6,084       $     325
                                                                ========       =========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING TRANSACTIONS:
  For the 344 days ended December 10, 1997 and the 21 days
     ended December 31, 1997, the Company entered into
     capital leases for new equipment resulting in capital
     lease obligations of $2,288 and $0, respectively

                See notes to consolidated financial statements.

                   STANADYNE AUTOMOTIVE CORP. & SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                 COMMON STOCK     ADDITIONAL   CUMULATIVE    ADDITIONAL
                                ---------------    PAID-IN     TRANSLATION    PENSION     ACCUMULATED
                                SHARES   AMOUNT    CAPITAL     ADJUSTMENT    LIABILITY      DEFICIT      TOTAL
                                ------   ------   ----------   -----------   ----------   -----------   -------
January 1, 1997...............  1,000     $ --     $35,000       $   (23)      $(141)      $(24,370)    $10,466
Net income for the 344 day
  period ended December 10,
  1997........................     --       --          --            --          --          2,942       2,942
Dividends to Stanadyne
  Automotive Holding Corp.....     --       --          --            --          --           (450)       (450)
Translation adjustment........     --       --          --        (1,149)         --             --      (1,149)
Increase in additional pension
  liability...................     --       --          --            --        (123)            --        (123)
                                -----     ----     -------       -------       -----       --------     -------
December 10, 1997.............  1,000     $ --     $35,000       $(1,172)      $(264)      $(21,878)    $11,686
                                =====     ====     =======       =======       =====       ========     =======
Initial capitalization --
  December 11, 1997...........  1,000     $ --     $59,858       $    --       $  --       $     --     $59,858
Net loss for the 21 day period
  ended December 31, 1997.....     --       --          --            --          --            (12)        (12)
Translation adjustment........     --       --          --            (1)         --             --          (1)
                                -----     ----     -------       -------       -----       --------     -------
December 31, 1997.............  1,000     $ --     $59,858       $    (1)      $  --       $    (12)    $59,845
                                =====     ====     =======       =======       =====       ========     =======

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business. Stanadyne Automotive Corp. (the "Company"), a wholly-owned subsidiary of Stanadyne Automotive Holding Corp. ("Holdings"), is a producer of diesel fuel injection equipment which is sold worldwide to diesel engine manufacturers; agricultural, industrial, and automotive manufacturers; and to the diesel aftermarket. The Company's wholly-owned subsidiary, Precision Engine Products Corp. ("Precision Engine"), is a supplier of roller-rocker arms, hydraulic valve lifters and lash adjusters to automotive engine manufacturers and the independent automotive aftermarket.

     A majority of the outstanding equity of Holdings is owned by American Industrial Partners Capital Fund II, L.P. ("AIP").

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company, and all of the Company's wholly-owned subsidiaries:
Precision Engine, Stanadyne Automotive SpA ("SpA"), DSD International Corp., and Stanadyne Automotive Foreign Sales Corp. Intercompany balances have been eliminated in consolidation.

     Cash and Cash Equivalents. The Company considers cash on hand and short-term investments with a maturity of three months or less to be "cash and cash equivalents" for financial statement purposes. The carrying amount approximates fair value because of the short maturity of these investments.

     Inventories. Inventories are stated at the lower of cost or market. The principal components of costs included in inventories are materials, labor, subcontract cost, and overhead. The Company uses the last-in/first-out ("LIFO") method of valuing its inventory, except for inventory located at SpA, which is valued using the first-in/first-out ("FIFO") method.

     Property, Plant and Equipment. Property, plant and equipment, including significant improvements thereto, are recorded at cost. Equipment under capital leases is stated at the net present value of minimum lease payments. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets which are within the following ranges:

Buildings and improvements..................................    15 to 45 years
Machinery and equipment.....................................    3 to 15 years

     Intangibles and Other Assets. Intangible assets consist primarily of goodwill, technological know-how, trademarks, patents, and deferred debt issuance costs. Depreciable intangible assets are being amortized using the straight-line method over their estimated useful lives of 3 to 40 years. Other assets include noncurrent prepaid costs. In 1997, $5,526 of debt issuance costs were capitalized in connection the Company's acquisition (see Note 2).

     Accounting for the Impairment of Long-Lived Assets. The Company assesses impairment of long-lived assets such as property, plant and equipment and intangible assets whenever changes or events indicate that the carrying value may not be recoverable. Such long-lived assets are written down to fair value if the sum of the expected future undiscounted cash flows is less than the carrying amount.

     Fair Value of Financial Instruments. Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheet, for which it is practicable to estimate that value. The Company has the following financial instruments: cash, receivables, accounts payable, accrued liabilities, and long-term debt. The Company considers the carrying amount of these items, excluding long-term debt, to approximate the fair value because of the short period of time between the origination of such instruments and their expected realization. Refer to Note 9 for fair value disclosures of long-term debt.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Product Warranty. The Company provides an accrual for the estimated future warranty costs of its products. These estimates are based upon statistical analyses of historical experience of product returns.

     Postretirement Benefits. Effective December 11, 1997, the Company changed its accounting method of amortizing unrecognized gains and losses for its postretirement benefits. Previously, unrecognized gains and losses exceeding 10% of the accumulated postretirement benefit obligation were amortized over 12 months. The Company changed its policy whereby unrecognized gains or losses exceeding 10% of the accumulated postretirement benefit obligation are amortized over the average remaining service period of the plan participants. This change was adopted because the new amortization method represents an improvement in the financial reporting of the accrued postretirement benefit obligation by distributing gains and losses over the benefit period of the participants thereby minimizing any volatility caused by actuarial gains and losses. The effect of the change was immaterial to the financial statements.

     For the defined benefit pension plans, the Company also amortizes unrecognized gains and losses exceeding 10% of the accumulated benefit obligation over the average remaining service life of plan participants as this period approximates the benefit period.

     Income Taxes. Income taxes are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the tax basis of assets and liabilities and their financial reporting amounts.

     Foreign Currency Translation. The Company's policy is to translate balance sheet accounts at the exchange rate at the balance sheet date and statement of operations accounts at the average monthly exchange rate for the month in which the transactions are recognized. The resulting translation adjustment is accumulated as a separate component of stockholders' equity. Worldwide foreign currency transaction losses of $102 and $1 are included in the consolidated statements of operations for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively.

     Revenue Recognition. Sales and related costs of sales are recorded when products are shipped to customers. The Company enters into long-term contracts with certain customers for the supply of parts during the contract period. Some of these contracts have provisions which allow the Company to negotiate with its customers if targeted volumes, if defined in each contract, are not achieved. Those negotiations may result in payments which are recognized as revenue when the amount of such payment is agreed upon by the Company and the customer and when collection is probable.

     Research and Development. The Company charges research and development costs through operations when incurred. Research and development costs incurred for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 were $9,492 and $413, respectively, of which $1,622 and $18, respectively, were reimbursed by customers. The net expenses of $7,870 and $395 in the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively, are included in the consolidated statements of operations.

     Basic and Diluted Income (Loss) Per Common Share. As of December 31, 1997, the Company retroactively adopted SFAS No. 128, "Earnings Per Share". Basic income (loss) per share is computed by dividing the net income (loss) (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Diluted income (loss) per common share is computed by increasing the denominator by the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The Company does not have any potentially dilutive securities; therefore, basic and dilutive income (loss) per share are the same.

     Comprehensive Income. In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued, which requires that changes in comprehensive income be shown in a financial statement that is

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

displayed with the same prominence as the other financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. This statement is effective for fiscal years beginning after December 15, 1997. The effect of SFAS No. 130 is that the Company will present a statement of comprehensive income with components including cumulative translation adjustments and additional pension liability beginning with the fiscal year ending December 31, 1998.

     Segment Reporting. In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued. SFAS No. 131 establishes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to stockholders. It also establishes related disclosures about products and services, geographic areas and major customers. The Company discloses information about segments in accordance with SFAS No. 131 as discussed in Note 18.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITION

     On December 11, 1997, AIP through SAC, Inc. ("New Holdings") acquired substantially all the outstanding stock of Stanadyne Automotive Holding Corp. ("Old Holdings"), and SAC Automotive, Inc. ("Automotive") borrowed $100,000 on 10-1/4% Senior Subordinated Notes, $55,000 of term loans and $11,500 under a $30,000 revolving credit line to partially fund the Acquisition. Simultaneous with the Acquisition, Old Holdings and Automotive merged with and into the Company and New Holdings changed its name to Stanadyne Automotive Holding Corp.

     The Acquisition has been accounted for using the purchase method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed with the excess identified as goodwill. The consolidated goodwill resulting from the transaction was approximately $78,677 (See Note 5). Fair values are based on valuations and other studies that are substantially complete. The Company does not expect that the effect of any final adjustments to such valuations and studies will result in material adjustment to the purchase allocation.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The unaudited consolidated results of operations on a pro forma basis as though the Acquisition had taken place at January 1, 1997 is as follows:

                                          PREDECESSOR(A)     COMPANY(B)
                                          --------------    -------------
                                             344 DAYS          21 DAYS
                                              ENDED             ENDED
                                           DECEMBER 10,     DECEMBER 31,      PRO FORMA
                                               1997             1997         ADJUSTMENTS      PRO FORMA
                                          --------------    -------------    -----------      ---------
Net sales...............................     $259,144          $14,154        $     --        $273,298
Cost of goods sold......................      219,642           11,418          (1,520)(c)     229,540
                                             --------          -------        --------        --------
          Gross profit..................       39,502            2,736           1,520          43,758
Selling, general and administrative
  expenses..............................       28,098            1,845           5,300(c)       35,243
                                             --------          -------        --------        --------
          Operating income (loss).......       11,404              891          (3,780)          8,515

Interest, net...........................        6,673              880           7,874(d)       15,427
          Income (loss) before taxes....        4,731               11         (11,654)         (6,912)
Income tax expense (benefit)............        1,789               23          (4,439)(e)      (2,627)
                                             --------          -------        --------        --------
          Net income (loss).............     $  2,942          $   (12)       $ (7,215)       $ (4,285)
                                             ========          =======        ========        ========

(a) Represents the historical condensed consolidated statement of operations of Stanadyne Automotive Corp., the predecessor to the Company (the "Predecessor") for the period indicated.

(b) Represents the historical condensed consolidated statements of operations of the Company for the period indicated.

(c) The following table summarizes the pro forma adjustments to operating income.

Cost of goods sold:(i)
  Reduction in depreciation for changes in lives partially
     offset by the step-up of property, plant and
     equipment..............................................  (1,520)
                                                              ======
Selling, general and administrative:
  Difference in Directors fees..............................     142
  Difference in management fees(ii).........................     630
  Change in amortization of intangible assets(iii)..........   4,528
                                                               5,300
                                                              ======

---------------

(i) Cost of goods sold does not include a one-time, non-cash charge for the effect of the step-up in inventory carried on the first-in, first-out method under purchase accounting of $.4 million.

(ii) Represents the difference between the new management fee and the historical management fee.

(iii) The amortization of intangible assets is over a range of lives from three to thirteen years. Goodwill is amortized over forty years.

(d) To reflect the pro forma adjustments to interest expense:

Historical interest expense.................................    7,553
Less: amounts in historical statement of operation for
  refinanced debt...........................................    6,982
Add: New Credit Agreement and Senior Subordinated Notes.....   14,856
Pro forma interest expense..................................   15,427
                                                              =======

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

A 1/8% increase in interest rates pertaining to variable interest debt outstanding would increase interest expense by $68.

(e) To adjust the income tax provision to result in a pro forma total of 38% for an effective income tax rate.

     The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the Company's results of operations would have been if the Acquisition had taken place as of the dates indicated, or what such results will be for any future period.

(3)  INVENTORIES

     Inventories at December 31, 1997 consisted of:

Raw materials...............................................    $ 2,029
Work in process.............................................     27,541
Finished goods..............................................      9,186
                                                                -------
                                                                $38,756
                                                                =======

     The LIFO reserve at December 31, 1997 was $0.

(4)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment including equipment under capital leases at December 31, 1997 consisted of:

Land........................................................    $ 11,737
Building and improvements...................................      20,982
Machinery and equipment.....................................      77,478
Capitalized leases..........................................       9,961
Construction in progress....................................       4,977
                                                                --------
                                                                 125,135
Less accumulated depreciation...............................         692
                                                                --------
                                                                $124,443
                                                                ========

     Depreciation expense including amortization of assets acquired under capital leases, was $15,060 and $692 for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(5)  INTANGIBLES AND OTHER ASSETS

     Major components of intangibles and other assets at December 31, 1997 consisted of:

Goodwill....................................................    $ 78,677
Patents.....................................................       9,809
Software....................................................       3,822
Technological know-how......................................       3,200
Debt issuance costs.........................................       5,526
Customer contracts..........................................       2,690
Other.......................................................       2,149
                                                                --------
                                                                 105,873
Less: accumulated amortization..............................       3,457
                                                                --------
                                                                $102,416
                                                                ========

(6)  LEASES

     The Company is obligated under certain noncancelable operating leases. Rent expense for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 were $1,309 and $53, respectively.

     Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year and future minimum capital lease payments as of December 31, 1997 were as follows:

                                                                CAPITAL    OPERATING
                                                                LEASES      LEASES
                                                                -------    ---------
Year ending December 31:
  1998......................................................    $2,447      $  700
  1999......................................................     1,352         550
  2000......................................................       836         372
  2001......................................................       518         132
  2002......................................................        --          26
                                                                ------      ------
Total minimum lease payments................................     5,153      $1,780
                                                                            ======
Less amount representing interest at a weighted average rate
  of 8.3%...................................................       582
                                                                ------
Present value of net minimum capital lease payments.........     4,571
Less current installments of capital lease obligations......     2,126
                                                                ------
       Capital lease obligations, excluding current
          installments......................................    $2,445
                                                                ======

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(7)  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1997 consisted of:

Vacation....................................................    $ 4,520
Salaries, wages and bonus...................................      3,777
Retiree health benefits.....................................      3,112
Accrued warranty............................................      2,557
Accrued taxes...............................................      2,493
Workers' compensation.......................................      1,467
Pensions....................................................        995
Professional fees...........................................        986
Accrued interest payable....................................        800
Health benefits.............................................        491
Other.......................................................      1,665
                                                                -------
                                                                $22,863
                                                                =======

(8)  OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities at December 31, 1997 consisted of:

Retiree health benefits.....................................  $26,878
Italian leaving indemnity...................................    7,257
Pensions....................................................    6,265
Workers' compensation.......................................    2,853
Environmental...............................................    1,357
Accrued warranty............................................    1,210
Other noncurrent liabilities................................      757
                                                              -------
                                                              $46,577
                                                              =======

(9)  LONG-TERM DEBT

     Long-term debt at December 31, 1997 consisted of:

Revolving credit notes......................................  $     --
Term A loans................................................    30,000
Term B loans................................................    25,000
Senior Subordinated Notes...................................   100,000
Stanadyne Automotive SpA debt, payable to Italian banks
  through 1998, bearing interest at rates ranging from 6.9%
  to 14.0%..................................................     1,581
                                                              --------
                                                               156,581
Less current maturities of long-term debt...................     1,581
                                                              --------
  Long-term debt, excluding current maturities..............  $155,000
                                                              ========

     At December 31, 1997, the Company had $30,000 in revolving credit lines (the "Revolving Credit Lines") of which $0 was outstanding, $4,457 was used for standby letters of credit and $25,543 was available for borrowings. Any amounts outstanding are payable on December 11, 2003. The interest rate, had there been any borrowing against the Revolving Credit Lines, would have been 9.75% at December 31, 1997. The

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Company also pays a commitment fee based on the percentage of the unused portion of the Revolving Credit Lines. The percentage used to calculate the commitment fee is .35% to .45% based on certain financial ratios.

     At December 31, 1997, the Company had $55,000 in LIBOR based term loans (the "Term Loans") outstanding at various interest rates ranging from 8.25% to 8.5%. The $30,000 Term A loans are payable in quarterly installments of $750 from March 31, 1999 through December 31, 2000; $1,500 from March 31, 2001 through December 2001; $1,875 from March 31, 2002 through December 31, 2002; and $2,625 from March 31, 2003 through December 11, 2003. The $25,000 Term B loans are payable in quarterly installments of $62.5 from March 31, 1999 through September 30, 2004 with a final balloon payment of $23,562.5 on December 11, 2004.

     Payment of the Revolving Credit Lines and Term Loans (collectively the "Credit Agreement") are guaranteed by Stanadyne Automotive Corp. (the "Parent") and Precision Engine and DSD International Corp. (collectively, the "Subsidiary Guarantors"). The Credit Agreement is secured by substantially all of the assets of the Parent and Subsidiary Guarantors and by a pledge of substantially all the issued and outstanding capital stock of the Parent and the Subsidiary Guarantors and 65% of the capital stock of SpA (See Note 21). In addition, the Credit Agreement is subject to financial and other covenants, including limitations on indebtedness, liens, capital expenditures, and dividends or other distributions to stockholders.

     At December 31, 1997 the Company had $100,000 of Senior Subordinated Notes ("Notes") outstanding at an interest rate of 10 1/4%. The Notes are due on December 15, 2007. Payment of the Notes are guaranteed by the Parent and the Subsidiary Guarantors. In addition, the Notes are subject to covenants including limitations on indebtedness, liens, and dividends or other distributions to stockholders.

     At December 31, 1997 the weighted average interest rate on Company's short term borrowings was 7.7%.

     The fair value of each of the Company's debt instruments approximated their recorded value at December 31, 1997.

     The aggregate maturities of long-term debt outstanding at December 31, 1997 were:

1998..........................  $  1,581
1999..........................     3,250
2000..........................     3,250
2001..........................     6,250
2002..........................     7,750
Thereafter....................   134,500
                                --------
                                $156,581
                                ========

     For the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, interest paid was $6,931 and $319, respectively.

(10)  PENSIONS

     The Company has noncontributory defined benefit pension plans which cover substantially all of the domestic hourly and salaried employees. Benefits under the pension plans are based on years of service and compensation levels during employment for salaried employees and years of service for hourly employees. It is the Company's policy to fund the pension plans based on the minimum permissible contribution as determined by the plans' actuaries. Plan assets are invested primarily in a diversified portfolio of equity securities. The Company also sponsors an unfunded defined benefit supplemental executive retirement plan.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following table sets forth the funded status of the pension plans and amounts recognized in the Company's consolidated balance sheet at December 31, 1997:

                                                                      1997
                                                  --------------------------------------------
                                                                             PLANS IN WHICH
                                                  PLANS IN WHICH ASSETS    ACCUMULATED BENEFIT
                                                   EXCEED ACCUMULATED      OBLIGATION EXCEEDS
                                                   BENEFIT OBLIGATION            ASSETS
                                                  ---------------------    -------------------
Actuarial present value of accumulated benefit
  obligation:
  Vested........................................         $27,493                 $1,294
  Nonvested.....................................           4,687                     95
                                                         -------                 ------
     Accumulated benefit obligation.............         $32,180                 $1,389
                                                         =======                 ======
Actuarial present value of projected benefit
  obligation....................................         $39,561                 $1,669
Plan assets at fair value.......................          33,746                     --
                                                         -------                 ------
     Projected benefit obligation in excess of
       plan assets..............................           5,815                  1,669
Unrecognized net loss...........................            (302)                    --
                                                         -------                 ------
     Accrued pension liability..................         $ 5,513                 $1,669
                                                         =======                 ======

     The components of the net periodic pension costs for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 were as follows:

                                                              PREDECESSOR    COMPANY
                                                              -----------    -------
Service cost................................................    $ 1,716       $  99
Interest cost...............................................      2,369         139
Actual return on plan assets (gains) loss...................     (8,157)        175
Net amortization and deferrals gain (loss)..................      6,194        (304)
                                                                -------       -----
  Net periodic pension cost.................................    $ 2,122       $ 109
                                                                =======       =====

     Actuarial assumptions used in accounting for the pension plan for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 were:

                                                              PREDECESSOR    COMPANY
                                                              -----------    -------
Assumed average salary compensation increase................     5.0%         5.0%
Discount rate...............................................     7.0%         7.0%
Expected long-term rate of return on assets.................     9.0%         9.0%

     No compensation increase rate is applicable for the hourly plans as they are flat pay for each year of service (regardless of compensation earned).

     In accordance with Italian Civil Code, the Company provides employees of SpA a leaving indemnity payable on termination of employment. The amount of this leaving indemnity is determined by the employee's category, length of service, and overall remuneration earned during service. Amounts included as part of other noncurrent liabilities at December 31, 1997 are $7,257. Leaving indemnity expense was $999 for the period ended December 10, 1997.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(11)  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE

     The Company and its domestic subsidiaries currently provide certain health care and life insurance benefits for retired employees. Full-time employees of the Company (except nongrandfathered employees at the Tallahassee and Melrose Park locations) may become eligible for those benefits if they reach retirement, provided they attain age 57 with a minimum of 10 consecutive years of service immediately preceding retirement, if such programs are still in effect.

     Employees who retired prior to January 1, 1987 are eligible for a Basic/Major Medical Plan and, in certain cases, prescription drug benefits for a basic monthly contribution by the retiree. Benefit levels vary depending upon the retiree's benefit plan eligibility. The Company's health benefit cost commitment for employees who retire between January 1, 1987 and December 31, 1997 is limited to the 1997 cost level. Furthermore, the Company's cost commitment for employees who retire after 1997 will be one hundred dollars per month per eligible participant prior to becoming Medicare eligible and fifty dollars per month when Medicare eligible. Employees hired after 1996 are required to pay the full cost of post retirement medical coverage. Employees who retire before 1998 are eligible for the Company provided life insurance benefits. Employees who retire after 1997 are allowed to purchase life insurance at full cost.

     As discussed in Note 1, effective December 11, 1997, the Company changed its accounting method of amortizing unrecognized gains and losses. Unrecognized gains and losses exceeding 10% of the accumulated postretirement benefit obligation are amortized over the average remaining service period of the plan participants. The effect of the change was immaterial to the consolidated financial statements.

     The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1997:

Accumulated postretirement benefit obligation:
  Retirees..................................................  $23,941
  Fully eligible active plan participants...................    2,964
  Other active plan participants............................    2,824
                                                              -------
     Total accumulated postretirement obligation............   29,729
                                                              -------
Plan assets at fair value...................................       --
Unfunded accumulated postretirement benefit obligation......   29,729
                                                              -------
Accrued postretirement benefit liabilities..................  $29,729
                                                              =======

     Net periodic postretirement benefit costs for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 included the following components:

                                                                PREDECESSOR    COMPANY
                                                                -----------    -------
Service cost................................................      $   425       $ 25
Interest cost...............................................        1,860        109
Amortization of unrecognized decrease in benefit obligation
  due to plan amendment.....................................       (1,143)        --
Amortization of unrecognized net gain.......................         (893)        --
                                                                  -------       ----
  Net periodic postretirement benefit cost..................      $   249       $134
                                                                  =======       ====

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     For measurement purposes, the following medical and dental cost trend rates were assumed in determining the accumulated benefit obligation for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997:

  Medical Cost Trend Rates:
   --    Medical prior to age 65          7.5% in 1997, decreasing 1.5% per year, ultimately
         (Indemnity Plan).............    4.5% in 1999 and thereafter.
   --    Medical prior to age 65
         (HMO's)......................    4.5% in 1997 and thereafter.
   --    Medical age 65 & older.......    4.5% in 1997 and thereafter.
  Dental Cost Trend Rate:
   --    Dental costs.................    4.5% in 1997 and thereafter.

     A 1% increase in these trend rates would have increased the accumulated postretirement benefit obligation at December 31, 1997 by approximately $1,013 and would have increased the net annualized periodic postretirement benefit cost by approximately $93 and $99 for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively. The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% at December 10, 1997 and at December 31, 1997.

(12)  INCOME TAXES

     Income tax expense (benefit) for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 consisted of:

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    ------
Predecessor:
  Federal..............................................    $  914      $ 531      $1,445
  State................................................       424        129         553
  Foreign..............................................         6       (215)       (209)
                                                           ------      -----      ------
                                                           $1,344      $ 445      $1,789
                                                           ======      =====      ======
Company:
  Federal..............................................    $  345      $(289)     $   56
  State................................................        39        (78)        (39)
  Foreign..............................................         6         --           6
                                                           ------      -----      ------
                                                           $  390      $(367)     $   23
                                                           ======      =====      ======

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes as follows:

                                                             PREDECESSOR       COMPANY
                                                               344 DAYS        21 DAYS
                                                                ENDED           ENDED
                                                             DECEMBER 10,    DECEMBER 31,
                                                                 1997            1997
                                                             ------------    ------------
Computed "expected" tax expense..........................       $1,608           $ 10
Increase (reduction) in income tax resulting from:
  State taxes, net of federal income tax effect..........          365            (25)
  Rate difference on income of foreign operations........           38
  Foreign taxes..........................................           --              6
  Goodwill permanent difference..........................           --             32
  Other, net.............................................         (222)
                                                                ------           ----
                                                                $1,789           $ 23
                                                                ======           ====

     U.S. federal, state and foreign net income taxes paid amounted to $1,865 and $346 for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively.

     Income (loss) before taxes from domestic operations amounted to $5,243 and $11 for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively. Income (loss) before taxes from foreign operations amounted to $(512) and $0 for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively.

     As a result of losses in current and previous years, the Company has unused net operating loss carryforwards for state income tax purposes of approximately $9,873 at December 31, 1997, which, if not used to offset future state taxable income, will begin to expire in 1999. In addition, unused foreign net operating losses of approximately $3,400 at December 31, 1997 will begin to expire in 2000.

     The Company has been subject to the U.S. Alternative Minimum Tax ("AMT") and, therefore, has a cumulative AMT credit carryforward of approximately $5,370 as of December 31, 1997. This carryforward has an unlimited life and may be used to offset federal income taxes in excess of AMT in future periods.

     The Company has unused federal general business credit carryovers of approximately $3,134 at December 31, 1997. The credit consists of $3,056 of research and development credit and $78 of targeted job credit. The credit will begin to expire in 2004. However, when the credit expires it can be used to offset taxable income.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented as follows:

Current:
  Deferred tax assets:
     Postretirement benefits................................  $ 1,662
     Compensated absences...................................    1,480
     Workers' compensation..................................      570
     Health benefits........................................      192
     Federal General Business Credit........................    2,600
     Other..................................................    1,853
                                                              -------
       Deferred tax assets..................................    8,357
                                                              -------
  Deferred tax liabilities:
     Inventories............................................      958
                                                              -------
       Net current deferred tax asset.......................  $ 7,399
                                                              =======
Noncurrent:
  Deferred tax assets:
     Postretirement benefits................................  $13,034
     Alternative minimum tax credit carryforwards...........    5,370
     Inventories............................................      649
     Federal general business credit........................      534
     Workers' compensation..................................    1,113
     Net operating loss carryforwards.......................    1,747
     Other..................................................    1,343
                                                              -------
       Deferred tax assets..................................   23,790
                                                              -------
  Deferred tax liabilities:
     Property, plant and equipment..........................   30,517
                                                              -------
       Deferred tax liabilities.............................   30,517
                                                              -------
       Net noncurrent deferred tax liability................  $ 6,727
                                                              =======

     At December 31, 1997, the Company did not establish a valuation allowance to offset any deferred tax assets. Although the Company has an accumulated deficit balance, it has reported GAAP income and taxable income in 1996 and 1997. The Company, as an industry leader, continues to exhibit growth in sales to existing customers, as well as new customers. This is expected to result in the production of, and growth in, taxable income. Based on projections for future taxable income over the periods during which the deferred tax assets are deductible, and the expectation that a significant portion of these deferred tax assets are to be realized by offsetting them against temporary items, it is management's belief that it is more likely than not that all deferred tax assets will be fully realized. Projections indicate full utilization of the following deferred tax assets: 1) Federal general business credit of approximately $3,100 by 1999, 2) AMT credit carryforward of approximately $5,300 by 2001, 3) foreign net operating losses of $1,200 by 2000 and 4) state net operating losses of approximately $500 by 1999.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(13)  COMMON STOCK

     The Certificate of Incorporation of Stanadyne Automotive Corp. provides that the Company has the authority to issue 10,000 shares of common stock, par value $.01 of which 1,000 are issued and outstanding.

     Certain members of management of the Company were issued 183.5 shares of Class A common stock of Holdings (the "Management Shares") pursuant to individual subscription agreements. The vesting of shares issued in connection with such plan was contingent upon future service of the individual through the earlier of a change in control of Holdings or retirement, as defined. The cumulative compensation expense related to these shares was calculated by extending the vested number of Management Shares by a formula share price to estimate market value. The expense recorded for the 344 day period ended December 10, 1997 consisted of $2,189 of which $1,705 resulted from the full vesting due to the change in control in conjunction with the Acquisition.

(14)  401(k) PLAN

     Substantially all of the Company's domestic employees are eligible to participate in a 401(k) savings plan. The 401(k) savings plan provides such employees with the opportunity to save for retirement on a tax deferred basis. The Company contributes 50% of the employees contribution per year up to a limit, as defined in the plan document. The Company made contributions of $337 and $4 for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively.

(15)  RELATED PARTY TRANSACTIONS

     During the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, the Company incurred management fees of $470 to Metromedia Company and $59 to AIP for management services provided, respectively. These charges are included in general and administrative expenses.

     In conjunction with the Acquisition described in Note 2, the Company recorded an amount due from Stanadyne Automotive Holding Corp. of $4,131.

(16)  SIGNIFICANT CUSTOMERS

     During the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, sales to customers and their affiliates, which represented approximately 10% or more of consolidated total sales, were as follows:

                                                     PREDECESSOR            COMPANY
                                    SEGMENT            AMOUNT        %      AMOUNT      %
                               ------------------    -----------    ----    -------    ----
Customer A...................   Precision Engine       $37,231      14.4%   $1,936     13.7%
Customer B...................     Diesel Group          34,039      13.1     1,182      8.4
Customer C...................     Diesel Group          42,824      16.5     2,761     19.5
Customer D...................  Precision Engine/        21,296       8.2     1,435     10.1
                                  Diesel Group

     Accounts receivable balances with these customers and their affiliates was $23,986 at December 31, 1997.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(17)  CONTINGENCIES

     The Company is involved in various legal and regulatory proceedings generally incidental to its business. While the results of any litigation or regulatory issues contain an element of uncertainty, management believes that the outcome of any known, pending or threatened legal proceeding, or all of them combined, will not have a material adverse effect on the Company's financial position or results of operations.

     The Company is subject to potential environmental liability and various claims and legal actions which are pending or may be asserted against the Company concerning environmental matters. In conjunction with the Acquisition of the Company from Metromedia Company ("Metromedia") on December 11, 1997, Metromedia agreed to partially indemnify the Company and AIP relating to certain environmental matters.

     The effect of this indemnification is to limit environmental exposure of known sites; however, there are limitations to this indemnification. Current estimates of the cost of the remediations to be completed by Metromedia at the Windsor, CT and Jacksonville, NC Facilities are $1,700 and $300, respectively. Estimates of future costs of environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which the Company may have remediation responsibility and the apportionment and collectibility of remediation costs among responsible parties. The Company establishes reserves for these environmental-matters when a loss is probable and reasonably estimable and has accrued its best estimate, $1,500, with respect to these matters at December 31, 1997. It is reasonably possible that the final resolution of some of these matters may require the Company to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. However, management does not believe that the costs associated with resolution of these or any other environmental matters will have a material adverse effect on the Company's financial position or results of operations.

(18)  SEGMENTS

     The Company has two reportable segments, the Diesel Systems Group (the "Diesel Group") and the Precision Engine Products Corp. ("Precision Engine"). The Diesel Group manufactures diesel fuel injection equipment including fuel pumps, injectors and filtration systems. This segment accounted for approximately 79%, and 80% of the Company's revenues for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997, respectively. Precision Engine manufactures roller-rocker arms, hydraulic valve lifters and lash adjusters for gasoline engines. Revenues for Precision Engine accounted for 21% and 20% of total revenues for the 344 day period ended December 10, 1997 and 21 day period ended December 31, 1997, respectively. The Company's reportable segments are strategic business units that offer similar products (engine parts) to customers in related industries (agricultural, industrial and automotive engine manufacturers). The Company considers the Diesel Group and Precision Engine to be two distinct segments because the

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

operating results of each are compiled, reviewed and managed separately. In addition, there were no intersegment sales between the Diesel Group and Precision Engine for any of the periods presented below.

     The following summarizes key information used by the Company in evaluating the performance of each segment as of and for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997:

                                                            PREDECESSOR
                                         -------------------------------------------------
                                                     PRECISION
                                          DIESEL      ENGINE      ELIMINATIONS     TOTALS
                                         --------    ---------    ------------    --------
Net sales..............................  $205,335     $53,809       $    --       $259,144
Gross profit...........................    32,383       7,119            --         39,502
Depreciation and amortization
  expense..............................    13,098       2,602            --         15,700
Operating income.......................     7,619       3,785            --         11,404
Net income.............................       660       2,282            --          2,942
Total assets...........................   172,212      32,136            --        204,348
Total capital expenditures.............    11,804       1,358            --         13,162

                                                              COMPANY
                                         -------------------------------------------------
                                                     PRECISION
                                          DIESEL      ENGINE      ELIMINATIONS     TOTALS
                                         --------    ---------    ------------    --------
Net sales..............................  $ 11,276     $ 2,878       $    --       $ 14,154
Gross profit...........................     2,239         497            --          2,736
Depreciation and amortization
  expense..............................       817         178            --            995
Operating income.......................       708         183            --            891
Net (loss) income......................      (186)        174            --            (12)
Total assets...........................   267,406      53,904            --        321,310
Total capital expenditures.............       352          26            --            378

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(19)  FOREIGN OPERATIONS

     The Company has manufacturing operations in the United States and Italy. The following is a summary of information by area as of December 31, 1997 and for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997:

                                                              PREDECESSOR    COMPANY
                                                              -----------    --------
Net sales:
  United States.............................................   $230,158      $ 14,154
  Italy.....................................................     28,986            --
                                                               --------      --------
     Net sales..............................................   $259,144      $ 14,154
                                                               ========      ========
Net income (loss):
  United States.............................................   $  3,240      $    (12)
  Italy.....................................................       (298)           --
                                                               --------      --------
     Net income (loss)......................................   $  2,942      $    (12)
                                                               ========      ========
Identifiable assets:
  United States.............................................                 $273,908
  Italy.....................................................                   47,402
                                                                             --------
     Identifiable assets....................................                 $321,310
                                                                             ========
Long-lived assets:
  United States.............................................                 $193,690
  Italy.....................................................                   33,169
                                                                             --------
     Long-lived assets......................................                 $226,859
                                                                             ========
Deferred tax assets (liabilities)
  United States.............................................                 $  1,794
  Italy.....................................................                   (1,122)
                                                                             --------
     Net deferred tax assets................................                 $    672
                                                                             ========

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(20)  VALUATION AND QUALIFYING ACCOUNTS

     The components of significant valuation and qualifying accounts for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997 were as follows:

                                                                ALLOWANCE
                                                                   FOR
                                                              UNCOLLECTIBLE
                                                                ACCOUNTS       INVENTORY
                                                               RECEIVABLE      RESERVES
                                                              -------------    ---------
Balance January 1, 1997.....................................     $  478         $1,994
  Charged to costs and expenses.............................      1,055          1,503
  Write-offs................................................         14           (596)
  Exchange..................................................        (42)           (59)
                                                                 ------         ------
Balance December 11, 1997...................................      1,505          2,842
  Charged to costs and expenses.............................          3            (11)
  Write-offs................................................         --           (172)
  Exchange..................................................         --             --
                                                                 ------         ------
Balance December 31, 1997...................................     $1,508         $2,659
                                                                 ======         ======

(21)  SUPPLEMENTAL COMBINED CONDENSED FINANCIAL STATEMENTS


     Under the terms of the Notes, issued by the Parent, the Notes are guaranteed jointly and severally, fully, irrevocably and unconditionally by the Subsidiary Guarantors on a subordinated basis and are not guaranteed by SpA (the "Non-Guarantor").


     The following are the supplemental combining condensed balance sheets as of December 31, 1997 and the supplemental combined condensed statements of operations and cash flows for the 344 day period ended December 10, 1997 and the 21 day period ended December 31, 1997. Separate complete financial statements of the Guarantor is not presented because management has determined that they are not material to investors.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                                 (IN THOUSANDS)


                                                              DECEMBER 31, 1997
                                     -------------------------------------------------------------------
                                                 SUBSIDIARY      NON-
                                      PARENT     GUARANTORS    GUARANTOR    ELIMINATIONS    CONSOLIDATED
                                     --------    ----------    ---------    ------------    ------------
ASSETS
Cash and cash equivalents..........  $    317     $     4       $     4       $     --        $    325
Accounts receivable, net...........    27,529       8,412         7,276                         43,217
Inventories........................    23,937       8,104         6,839           (124)         38,756
Other current assets...............     6,994         914           114                          8,022
                                     --------     -------       -------       --------        --------
          Total current assets.....    58,777      17,434        14,233           (124)         90,320
Property, plant and equipment,
  net..............................    86,880      21,453        16,110                        124,443
Intangible and other assets, net...    70,340      15,017        17,059             --         102,416
Investment in subsidiaries.........    29,211          --            --        (29,211)(a)          --
Due from Stanadyne Automotive
  Holding Corp.....................     4,131                                                    4,131
                                     --------     -------       -------       --------        --------
          Total assets.............  $249,339     $53,904       $47,402       $(29,335)       $321,310
                                     ========     =======       =======       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     expenses......................  $ 33,046     $ 7,078       $ 6,886       $     (1)       $ 47,009
  Current maturities of long-term
     debt and capital lease
     obligations...................     1,430          --         2,277             --           3,707
                                     --------     -------       -------       --------        --------
          Total current
            liabilities............    34,476       7,078         9,163             (1)         50,716
Long-term debt and capital lease
  obligations......................   155,719          --         1,726                        157,445
Other non-current liabilities......    31,136      13,324         8,844                         53,304
Intercompany accounts..............   (31,956)     18,201        13,760             (5)             --
Stockholders' equity...............    59,964      15,301        13,909        (29,329)(a)      59,845
                                     --------     -------       -------       --------        --------
          Total liabilities and
            stockholders' equity...  $249,339     $53,904       $47,402       $(29,335)       $321,310
                                     ========     =======       =======       ========        ========


---------------

(a) Amount represents the elimination of investments in subsidiaries of the Parent as recorded under the equity method of accounting.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                                 (IN THOUSANDS)


                                                        344 DAY PERIOD ENDED DECEMBER 10, 1997
                                          ------------------------------------------------------------------
                                                     SUBSIDIARY     NON-
                                           PARENT    GUARANTORS   GUARANTOR   ELIMINATIONS      CONSOLIDATED
                                          --------   ----------   ---------   ------------      ------------
Net sales...............................  $177,204    $53,809      $28,986       $ (855)(a)       $259,144
Costs of goods sold.....................   145,925     46,691       27,856         (830)(a)        219,642
                                          --------    -------      -------       ------           --------
  Gross profit..........................    31,279      7,118        1,130          (25)            39,502
Selling, general and administrative
  expenses..............................    23,414      3,333        1,351           --             28,098
                                          --------    -------      -------       ------           --------
  Operating income (loss)...............     7,865      3,785         (221)         (25)            11,404
Interest, net...........................     6,379          3          291                           6,673
                                          --------    -------      -------       ------           --------
  Income (loss) before income taxes.....     1,486      3,782         (512)         (25)             4,731
Income tax expense (benefit)............       504      1,500         (215)                          1,789
                                          --------    -------      -------       ------           --------
  Net income (loss).....................  $    982    $ 2,282      $  (297)      $  (25)          $  2,942
                                          ========    =======      =======       ======           ========


                                                         21 DAY PERIOD ENDED DECEMBER 31, 1997
                                             --------------------------------------------------------------
                                                       SUBSIDIARY     NON-
                                             PARENT    GUARANTORS   GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ---------   ------------   ------------
Net sales..................................  $11,329     $2,878      $     -       $  (53)       $14,154
Costs of goods sold........................    9,091      2,380           --          (53)        11,418
                                             -------     ------      -------       ------        -------
  Gross profit.............................    2,238        498                        --          2,736
Selling, general and administrative
  expenses.................................    1,531        314           --           --          1,845
                                             -------     ------      -------       ------        -------
  Operating income (loss)..................      707        184           --           --            891
Interest, net..............................      786         94           --           --            880
                                             -------     ------      -------       ------        -------
  (Loss) income before income taxes........      (79)        90           --           --             11
Income tax expense (benefit)...............      108        (85)          --           --             23
                                             -------     ------      -------       ------        -------
  Net (loss) income........................  $  (187)    $  175      $    --       $   --        $   (12)
                                             =======     ======      =======       ======        =======

---------------

(a) To eliminate intercompany sales and cost of sales from Stanadyne Automotive, SpA to Parent.

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                         344 DAY PERIOD ENDED DECEMBER 10, 1997
                                             --------------------------------------------------------------
                                                       SUBSIDIARY     NON-
                                             PARENT    GUARANTORS   GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ---------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)........................  $   982    $ 2,282      $  (297)     $   (25)       $ 2,942
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization.........   11,738      2,602        1,360           --         15,700
     Other adjustments.....................    1,327       (648)        (365)          --            314
     Changes in operating assets and
       liabilities.........................   (3,068)    (3,319)       1,713           43         (4,631)
                                             -------    -------      -------      -------        -------
       Net cash provided by operating
          activities.......................   10,979        917        2,411           18         14,325
Cash flows from investing activities:
  Capital expenditures.....................   (9,902)    (1,358)      (1,902)          --        (13,162)
  Proceeds from disposal of property, plant
     and equipment.........................      148        441          169           --            758
                                             -------    -------      -------      -------        -------
       Net cash used in investing
          activities.......................   (9,754)      (917)      (1,733)          --        (12,404)
                                             -------    -------      -------      -------        -------
Cash flows from financing activities:
  Net change in debt.......................    1,967         --         (679)          --          1,288
  Net change in equity.....................     (450)        --           --           --           (450)
                                             -------    -------      -------      -------        -------
       Net cash provided by (used in)
          financing activities.............    1,517         --         (679)          --            838
                                             -------    -------      -------      -------        -------
Net increase (decrease) in cash and cash
  equivalents..............................    2,742         --           (1)          18          2,759
Effect of exchange rate changes on cash....      (32)        --           (1)         (13)           (46)
Cash and cash equivalents at beginning of
  period...................................    3,361          4            6           --          3,371
                                             -------    -------      -------      -------        -------
  Cash and cash equivalents at end of
     period................................  $ 6,071    $     4      $     4      $     5        $ 6,084
                                             =======    =======      =======      =======        =======

                  STANADYNE AUTOMOTIVE CORP. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                         21 DAY PERIOD ENDED DECEMBER 31, 1997
                                           ------------------------------------------------------------------
                                                        SUBSIDIARY      NON-
                                             PARENT     GUARANTORS    GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                           ----------   -----------   ---------   ------------   ------------
Cash flows from operating activities:
  Net (loss) income......................   $   (187)    $    175     $     --      $     --      $     (12)
  Adjustments to reconcile net (loss)
     income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization.......        817          178           --            --            995
     Other adjustments...................         81         (448)          --            --           (367)
     Changes in operating assets and
       liabilities.......................    (38,960)      20,466       13,760            (5)        (4,739)
                                            --------     --------     --------      --------      ---------
       Net cash (used in) provided by
          operating activities...........    (38,249)      20,371       13,760            (5)        (4,123)
                                            --------     --------     --------      --------      ---------
Cash flows from investing activities:
  Capital expenditures...................       (352)         (26)          --            --           (378)
  Acquisition, net of cash...............    (91,333)     (20,345)     (13,760)           --       (125,438)
                                            --------     --------     --------      --------      ---------
       Net cash used in investing
          activities.....................    (91,685)     (20,371)     (13,760)           --       (125,816)
                                            --------     --------     --------      --------      ---------
Cash flows from financing activities:
  Net change in debt.....................     66,774           --           --            --         66,774
  Net change in equity...................     57,402           --           --            --         57,402
                                            --------     --------     --------      --------      ---------
       Net cash provided by financing
          activities.....................    124,176           --           --            --        124,176
                                            --------     --------     --------      --------      ---------
Net decrease in cash and cash
  equivalents............................     (5,758)          --           --            (5)        (5,763)
Effect of exchange rate changes on
  cash...................................          4           --           --            --              4
Cash and cash equivalents at beginning of
  period.................................      6,071            4            4             5          6,084
                                            --------     --------     --------      --------      ---------
  Cash and cash equivalents at end of
     period..............................   $    317     $      4            4      $     --      $     325
                                            ========     ========     ========      ========      =========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  STANADYNE AUTOMOTIVE HOLDING CORP.:

     We have audited the accompanying consolidated balance sheet of Stanadyne Automotive Holding Corp. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stanadyne Automotive Holding Corp. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 9, in 1996 the Company changed its method of amortizing unrecognized gains and losses for its post-retirement benefit plans. The cumulative effect of adopting this change is reported in the consolidated statements of operations.

KPMG Peat Marwick LLP
Hartford, Connecticut

February 7, 1997, except for the first
paragraph of Note 19, which is
as of December 11, 1997

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................    $  3,371
  Accounts receivable, net of allowance for uncollectible
     accounts of $478.......................................      36,957
  Inventories (note 2)......................................      31,525
  Prepaid expenses and other assets.........................         656
  Deferred income taxes (note 10)...........................       6,863
  Federal and state income tax refundable...................          --
                                                                --------
     Total current assets...................................      79,372
Property, plant and equipment, net (notes 3 and 4)..........      96,116
Intangible and other assets, net............................       3,651
Deferred income taxes (note 10).............................      15,778
                                                                --------
     Total assets...........................................    $194,917
                                                                ========
Current liabilities:
  Accounts payable..........................................    $ 21,361
  Accrued liabilities (note 5)..............................      28,209
  Current maturities of long-term debt (note 7).............      14,514
  Current installments of capital lease obligations (note
     4).....................................................       1,685
                                                                --------
     Total current liabilities..............................      65,769
Long-term debt, excluding current maturities (note 7).......      67,250
Capital lease obligations, excluding current installments
  (note 4)..................................................       2,463
Other non-current liabilities (notes 6, 8 and 9)............      50,556
                                                                --------
     Total liabilities......................................     186,038
                                                                ========
Stockholders' equity: (note 11)
  Cumulative convertible preferred stock, par value $.01,
     $600 per share annual dividend payable quarterly.
     Authorized 2,000 shares, issued and outstanding 1,000
     shares. Liquidation preference $5,000 per share........          --
  Class A common stock, par value $.01, authorized 16,000
     shares, issued and outstanding 6,198.5 shares..........          --
  Class B common stock, par value $.01, authorized 4,000
     shares, issued and outstanding 1,008.6 shares..........          --
  Additional paid-in capital................................      35,630
                                                                --------
                                                                  35,630
  Cumulative translation adjustment.........................         (23)
  Additional pension liability (note 8).....................        (141)
  Accumulated deficit.......................................     (24,382)
                                                                --------
  Treasury stock at cost; Class A common stock 160 shares...      (2,205)
                                                                --------
     Total stockholders' equity.............................       8,879
                                                                --------
Commitments and contingencies (notes 4, 11 and 15)
     Total liabilities and stockholders' equity.............    $194,917
                                                                ========

                See notes to consolidated financial statements.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net sales (notes 14, 16 and 17).............................   $272,145      $275,639
Cost of goods sold..........................................    235,645       234,756
                                                               --------      --------
     Gross profit...........................................     36,500        40,883
Selling, general and administrative expenses (includes
  payment to Metromedia Company of $500 in 1995 and 1996)
  (notes 7 and 13)..........................................     31,740        30,976
                                                               --------      --------
     Operating income.......................................      4,760         9,907
Other income (expense):
  Interest income...........................................         33            52
  Interest expense..........................................     (9,325)       (8,311)
                                                               --------      --------
     (Loss) income before income taxes, extraordinary item
      and cumulative effect of change in accounting
      principle.............................................     (4,532)        1,648
Income tax (benefit) expense (note 10)......................     (1,297)          376
                                                               --------      --------
     (Loss) income before extraordinary item and cumulative
      effect of change in accounting principle..............     (3,235)        1,272
Extraordinary item -- early extinguishment of debt, net of
  income tax benefit of $688 (note 7).......................     (1,711)           --
Cumulative effect of change in accounting for
  post-retirement benefits, net of income tax expense of
  $2,609 (notes 1 and 9)....................................         --         4,330
                                                               --------      --------
Net (loss) income...........................................     (4,946)        5,602
Preferred dividend requirement..............................       (600)         (600)
                                                               --------      --------
Net (loss) income applicable to common shareholders.........   $ (5,546)     $  5,002
                                                               --------      --------
Net (loss) income per share:
     (Loss) income before extraordinary item and cumulative
      effect of change in accounting principle..............   $   (536)     $     86
     Extraordinary item.....................................       (239)           --
     Cumulative effect of change in accounting principle....         --           553
                                                               --------      --------
Net (loss) income...........................................   $   (775)     $    639
                                                               --------      --------
Weighted average number of common equivalent shares
  outstanding...............................................    7,157.1       7,827.5
                                                               ========      ========

                See notes to consolidated financial statements.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net (loss) income.........................................   $ (4,946)     $  5,602
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization of property, plant and
       equipment and intangibles............................     18,101        16,986
     Management incentive plan (income) expense.............     (1,502)          104
     Deferred income tax (benefit) expense..................       (171)        1,361
     Loss on disposal and write-down of property, plant and
      equipment.............................................        155           152
     Changes in assets and liabilities:
       Accounts receivable..................................     (8,944)        9,028
       Inventories..........................................       (380)        4,807
       Prepaid expenses and other assets....................     (2,755)        4,286
       Accounts payable.....................................     (3,091)        1,993
       Accrued liabilities..................................       (889)        1,939
       Other non-current liabilities........................       (641)       (8,485)
                                                               --------      --------
     Net cash (used in) provided by operating activities....     (5,063)       37,773
Cash flows from investing activities:
  Capital expenditures......................................     (6,667)       (8,827)
  Proceeds from disposal of property, plant and equipment...         83           212
                                                               --------      --------
     Net cash used in investing activities..................     (6,584)       (8,615)
Cash flows from financing activities:
  Proceeds from refinancing of long-term debt...............     92,900            --
  Net payments on revolving credit notes and overdraft
     facilities.............................................    (19,207)      (13,993)
  Payments on long-term debt................................    (55,585)      (10,375)
  Payments of capitalized deferred financing costs..........     (1,499)           --
  Payments on SpA debt......................................     (1,084)         (593)
  Payments on capital lease obligations.....................     (1,200)       (1,668)
  Purchase of treasury stock................................     (1,516)           --
  Dividends paid............................................       (600)         (606)
                                                               --------      --------
     Net cash provided by (used in) financing activities....     12,209       (27,235)
Net increase in cash and cash equivalents...................        562         1,923
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (132)          (59)
Cash and cash equivalents at beginning of year..............      1,077         1,507
                                                               --------      --------
Cash and cash equivalents at end of year....................   $  1,507      $  3,371
                                                               ========      ========

Supplemental disclosure of noncash financing transactions:
  In 1995 and 1996, the Company entered into capital leases for new equipment resulting in capital lease obligations of $2,004 and $119, respectively.

                See notes to consolidated financial statements.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                          CUMULATIVE
                                         CONVERTIBLE           CLASS A             CLASS B
                                       PREFERRED STOCK      COMMON STOCK        COMMON STOCK      ADDITIONAL   CUMULATIVE
                                       ----------------   -----------------   -----------------    PAID-IN     TRANSLATION
                                       SHARES   AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL     ADJUSTMENT
                                       ------   -------   -------   -------   -------   -------   ----------   -----------
December 31, 1994....................  1,000    $    --   6,303.5   $    --   1,008.6   $    --    $37,028       $  (641)
Net loss for 1995....................     --         --        --        --        --        --         --            --
Preferred dividends..................     --         --        --        --        --        --         --            --
Translation adjustment...............     --         --        --        --        --        --         --           243
Increase in additional pension
  liability..........................     --         --        --        --        --        --         --            --
Management incentive plan income.....     --         --        --        --        --        --     (1,502)           --
Purchase of Treasury stock...........     --         --        --        --        --        --         --            --
Shares forfeited.....................     --         --      (100)       --        --        --         --            --
                                       -----    -------   -------   -------   -------   -------    -------       -------
December 31, 1995....................  1,000         --   6,203.5        --   1,008.6        --     35,526          (398)
Net income for 1996..................     --         --        --        --        --        --         --            --
Preferred dividends..................     --         --        --        --        --        --         --            --
Translation adjustment...............     --         --        --        --        --        --         --           375
Decrease in additional pension
  liability..........................     --         --        --        --        --        --         --            --
Management incentive plan expense....     --         --        --        --        --        --        104            --
Shares forfeited.....................     --         --        (5)       --        --        --         --            --
Rounding.............................     --         --        --        --        --        --         --            --
                                       -----    -------   -------   -------   -------   -------    -------       -------
December 31, 1996....................  1,000    $    --   6,198.5   $    --   1,008.6   $    --    $35,630       $   (23)
                                       -----    -------   -------   -------   -------   -------    -------       -------


                                       ADDITIONAL
                                        PENSION     ACCUMULATED   TREASURY
                                       LIABILITY      DEFICIT      STOCK      TOTAL
                                       ----------   -----------   --------   -------
December 31, 1994....................   $  (238)     $(23,839)    $  (689)   $11,621
Net loss for 1995....................        --        (4,946)         --     (4,946)
Preferred dividends..................        --          (600)         --       (600)
Translation adjustment...............        --            --          --        243
Increase in additional pension
  liability..........................      (184)           --          --       (184)
Management incentive plan income.....        --            --          --     (1,502)
Purchase of Treasury stock...........        --            --      (1,516)    (1,516)
Shares forfeited.....................        --            --          --         --
                                        -------      --------     -------    -------
December 31, 1995....................      (422)      (29,385)     (2,205)     3,116
Net income for 1996..................        --         5,602          --      5,602
Preferred dividends..................        --          (600)         --       (600)
Translation adjustment...............        --            --          --        375
Decrease in additional pension
  liability..........................       281            --          --        281
Management incentive plan expense....        --            --          --        104
Shares forfeited.....................        --            --          --
Rounding.............................        --             1          --          1
                                        -------      --------     -------    -------
December 31, 1996....................   $  (141)     $(24,382)    $(2,205)   $ 8,879
                                        -------      --------     -------    -------

                See notes to consolidated financial statements.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business. Stanadyne Automotive Corp. (the "Company"), a subsidiary of Stanadyne Automotive Holding Corp., is a producer of diesel fuel injection equipment which is sold worldwide to diesel engine manufacturers, agricultural, industrial, and automotive manufacturers, and to the diesel aftermarket. SAC's wholly-owned subsidiary, Precision Engine Products Corp. ("Precision Engine"), is a supplier of roller-rocker arms, hydraulic valve lifters and lash adjusters to automotive engine manufacturers and the independent automotive aftermarket.

     A majority of the outstanding equity of Stanadyne Automotive Holding Corp. ("Holdings") is owned by Metromedia Company, a Delaware partnership.

     Stanadyne Automotive Corp.'s financial statements are not materially different from the financial statements of Stanadyne Automotive Holding Corp. The differences are 1) an increase in current assets and current liabilities at December 31, 1996 for $144 to reflect intercompany dividends and 2) a decrease in cash used in operating activities and a corresponding decrease in cash provided by financing activities of $1,515 in the cash flows for the year ended December 31, 1995 as a result of the purchase of treasury stock at the Stanadyne Automotive Holding Corp. level. Operating income and net (loss) income as reported in the statements of operations for the years ended December 31, 1995 and 1996 were the same results at the Stanadyne Automotive Corp. level.

     Principles of Consolidation. The consolidated financial statements include the accounts of Holdings, its wholly-owned subsidiary the Company, and all of the Company's wholly-owned subsidiaries: Precision Engine, Stanadyne Automotive SpA ("SpA"), DSD International and Stanadyne Automotive Foreign Sales Corp. Intercompany balances have been eliminated in consolidation. The financial statements of SpA, an Italian subsidiary, are consolidated on a fiscal year basis ending November 30.

     Cash and Cash Equivalents. Holdings considers cash on hand and short-term investments with a maturity of three months or less to be "cash and cash equivalents" for financial statement purposes. The carrying amount approximates fair value because of the short maturity of these investments.

     Inventories. Inventories are stated at the lower of cost or market. The principal components of costs included in inventories are materials, labor, subcontract cost and overhead. Holdings uses the last-in/first-out ("LIFO") method of valuing its inventory, except for inventory located at SpA, which is valued using the first-in/first-out ("FIFO") method.

     Fair Value of Financial Instruments. Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information for certain assets and liabilities, whether or not recorded in the balance sheets, for which it is practicable to estimate that value. Holdings has the following financial instruments: cash, receivables, accounts payable and accrued expenses and long-term debt. Holdings considers the carrying amount of these items, excluding long-term debt, to approximate the fair value because of the short period of time between the origination of such instruments and their expected realization. Refer to Note 7 for fair value disclosures of long-term debt.

     Property, Plant, and Equipment. Property, plant and equipment, including significant improvements thereto, are recorded at cost. Equipment under capital leases is stated at the net present value of minimum lease payments. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets which are within the following ranges:

Buildings and improvements..................................  9 to 45 years
Machinery and equipment.....................................  3 to 15 years

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Intangible and Other Assets. Intangible assets consist primarily of technological know-how, trademarks, patents and deferred financing costs. Depreciable intangible assets are being amortized using the straight line method over their estimated useful lives of 3 to 40 years. Other assets include pension-related costs. Accumulated amortization of intangible assets for 1995 and 1996 was $39,824 and $40,800, respectively.

     Foreign Currency Translation. Holdings' policy is to translate balance sheet accounts at the exchange rate at the balance sheet date and income statement accounts at the average monthly exchange rate for the month in which the transactions are recognized. The resulting translation adjustment is accumulated as a separate component of stockholders' equity. Worldwide foreign currency transaction gains (losses) of $274 and $(19) are included in the consolidated statements of operations for 1995 and 1996, respectively.

     Post Retirement Benefits. Holdings currently provides certain health care and life insurance benefits for retired employees. Certain regular, full-time employees may become eligible for those benefits when they reach retirement, provided they have 10 or more consecutive years of service, if such programs are still in effect.

     Effective January 1, 1996, Holdings changed its accounting method of amortizing unrecognized gains and losses for its post retirement benefits. Previously, unrecognized gains or losses exceeding 10% of the accumulated post retirement benefit obligation were amortized over the average remaining service period of the plan participants. Holdings changed its policy whereby unrecognized gains and losses exceeding 10% of the accumulated post retirement benefit obligation are amortized over 12 months. This change was adopted because the new amortization method allows for an accelerated recognition of economic events that have occurred and represents an improvement in the financial reporting of the accrued post retirement benefit obligation. As a result of the curtailment and negative plan amendments discussed in Note 9, Holdings should experience less volatility in the actuarial gains and losses of the plan since certain future benefit costs have been fixed. Consequently, the new accounting method's amortization period is expected to more closely match the benefit period of plan participants and should not result in greater volatility of reported earnings rising from the change in amortization method of unrecognized gains or losses. The effect of the change was a one-time credit to income of $6,939 before related income taxes of $2,609.

     For the defined benefit pension plans, Holdings will continue to amortize unrecognized gains and losses exceeding 10% of the accumulated benefit obligation over the average remaining service life of plan participants as this period approximates the benefit period.

     Research and Development. Holdings charges research and development costs through operations when incurred. Research and development costs incurred for 1995 and 1996 were $15,217 and $12,720, respectively, of which $2,068 and $2,101, respectively, were reimbursed by customers. The net expenses of $13,149 and $10,619 in 1995 and 1996, respectively, are included in the consolidated statements of operations.

     Product Warranty. Holdings provides an accrual for the estimated future warranty costs of its products. These estimates are based upon statistical analyses of historical experience of product returns.

     Revenue Recognition. Sales and related costs of sales are recorded when products are shipped to customers. Holdings enters into long-term contracts with certain customers for the purchase of parts during the contract period. Some of these contracts have provisions which allow Holdings to negotiate with its customers if targeted volumes, if defined in each contract, are not achieved. Those negotiations may result in payments which are recognized as revenue when the amount of such payment is agreed upon by Holdings and the customer and when collection is probable.

     Income Taxes. Income taxes are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the tax basis of assets and liabilities and their financial reporting amounts.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net Income (Loss) per Share Applicable to Common Stockholders.  Net income
(loss) per share applicable to common stockholders is based on the weighted average number of shares outstanding for each of the periods presented using the treasury stock method. Holdings considers convertible preferred stock and series B warrants to be common stock equivalents for purposes of calculating earnings per share. In 1994 and 1995, the convertible preferred stock and series B warrants were not included in the computation of earnings per share since the effect would be anti-dilutive.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

     Inventories at December 31, 1996 consisted of:

Raw materials...............................................  $ 2,552
Work in process.............................................   22,388
Finished goods..............................................    6,585
                                                              -------
                                                              $31,525
                                                              =======

     Certain inventories at December 31, 1996 have been reduced by approximately $2,473, to state the inventory at approximate market value which was lower than LIFO cost. The LIFO reserve at December 31, 1996 was $620.

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment including equipment under capital leases at December 31, 1996 consisted of:

Land........................................................  $  2,999
Building and improvements...................................    42,088
Machinery and equipment.....................................   169,133
Construction in progress....................................     5,738
                                                              --------
                                                               219,958
Less accumulated depreciation...............................   123,842
                                                              --------
                                                              $ 96,116
                                                              ========

     Depreciation expense was $15,700 and $16,113 for the years ended December 31, 1995 and 1996, respectively.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) LEASES

     Holdings is obligated under various capital leases for certain machinery and equipment that expire between 1996 and 2000. At December 31, 1996, the gross amount of machinery and equipment and related accumulated amortization recorded for equipment remaining under capital leases were as follows:

Machinery and equipment.....................................  $8,100
Less accumulated amortization...............................   2,044
                                                              ------
                                                              $6,056
                                                              ======

     Amortization of assets acquired under capital leases is included in depreciation expense.

     Holdings is also obligated under certain noncancelable operating leases. Rent expense for 1995 and 1996 was $1,556 and $1,331, respectively.

     Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year and future minimum capital lease payments as of December 31, 1996 were as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
Year ending December 31:
     1997...................................................  $2,017     $  640
     1998...................................................   1,854        420
     1999...................................................     722        275
     2000...................................................     140        181
     2001 and thereafter....................................      --         86
                                                              ------     ------
Total minimum lease payments................................   4,733     $1,602
                                                                         ======
Less amount representing interest at a weighted average rate
  of 9.2%...................................................     585
                                                              ------
Present value of net minimum capital lease payments.........   4,148
Less current installments of obligations under capital
  leases....................................................   1,685
                                                              ------
       Obligations under capital leases excluding current
        installments........................................  $2,463
                                                              ======

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) ACCRUED LIABILITIES

     Accrued liabilities as of December 31, 1996 consisted of:

Salaries, wages and bonus...................................   $ 4,010
Vacation....................................................     4,522
Retiree health benefits.....................................     3,109
Accrued interest payable....................................       479
Pensions....................................................     1,701
Accrued taxes...............................................     1,911
Health benefits.............................................       557
Workers' compensation.......................................     3,581
Accrued warranty............................................     3,800
Other.......................................................     4,539
                                                               -------
                                                               $28,209
                                                               =======

(6) OTHER NON-CURRENT LIABILITIES

     Other non-current liabilities as of December 31, 1996 consisted of:

Retiree health benefits.....................................   $35,567
Italian leaving indemnity...................................     7,960
Pensions....................................................     5,262
Environmental...............................................     1,379
Other post-employment benefits..............................       388
                                                               -------
                                                               $50,556
                                                               =======

(7) LONG-TERM DEBT

     Long-term debt at December 31, 1996 consisted of:

Revolving credit notes, payable June 30, 1999...............   $29,000
Term loans, payable quarterly in various installments
  through December 31, 2001.................................    50,500
Stanadyne Automotive SpA debt, payable to Italian banks
  through 1997, bearing interest at rates ranging from 5.0%
  to 12.0%..................................................     2,264
                                                               -------
                                                                81,764
Less current maturities of long-term debt...................    14,514
                                                               -------
     Long-term debt, excluding current maturities...........   $67,250
                                                               =======

     As of December 31, 1996, Holdings' revolving credit notes and term loans consisted of LIBOR based loans aggregating $79,000 at rates ranging from 7.81% to 8.56% and agent bank reference rate based loans aggregating $500 at a year-end rate of 10.00%. Holdings has revolving credit lines aggregating $50,000 comprised of $4,820 for standby letters of credit, outstanding borrowings of $29,000, and available borrowings of $16,180 as of December 31, 1996. The revolving credit notes and term loans are secured by substantially all of the assets of the Company and Precision Engine and by a pledge of substantially all of the issued and outstanding capital stock of the Company and Precision Engine and 65% of the capital stock of SpA.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1996 the weighted average interest rate on short-term borrowings was 7.89%.

     During February 1995, Holdings refinanced all of the debt of its domestic subsidiaries by obtaining a $115,000 credit facility which made available a $45,000 four and one-half year senior secured term loan, a $20,000 seven year senior secured term loan, and a $50,000 senior secured revolving credit loan which includes a $15,000 letter of credit sub-facility. The revolving credit facility terminates on June 30, 1999. The proceeds were used to retire the debt of Holdings' domestic subsidiaries, including $35,000 of unsecured notes. Retirement of such unsecured notes resulted in a $2,400 prepayment penalty which has been reported net of tax benefits as an extraordinary item.

     The $45,000 term loan is due in quarterly installments of $2,000 commencing on June 30, 1995 through December 31, 1996, $2,500 through December 31, 1998, $5,500 on March 31, 1999, and $4,272 on June 30, 1999. The $20,000 term loan is due in semi-annual installments of $125 through December 31, 1999, three semi-annual installments of $4,688 through June 30, 2001, and a final installment of $3,915 on December 31, 2001. In addition, Holdings was required to prepay $2,000 of term debt in 1997 on an excess cash flow provision as it applied to 1996 results.

     Under the revolving credit loans and $45,000 term loan, Holdings has the option to borrow at either (i) the Alternate Base Rate ("ABR") (the bank's prime commercial lending rate in effect for that day or the Federal Funds Effective Rate plus .5%, whichever is greater) plus 1% or (ii) for Eurodollar based loans, at the LIBOR rate in effect at the time of the transaction plus 2 1/4%. Borrowing rates for the $20,000 term loan are .75% higher than those applied to the revolving credit loans. Holdings can elect, from time to time, to convert ABR advances to Eurodollar advances, and vice versa. In addition, Holdings pays a quarterly commitment fee of 1/2% per annum on the average daily unused revolving commitment amount.

     Pursuant to the credit agreement, Holdings entered into an Interest Rate Cap Agreement in 1995, covering 50% of the principal balance of the term loans through June 30, 1998. The cost of the cap was $34 and the Interest Rate Cap Agreement will ensure a net interest cost of not greater than 10.5% for the principal amounts covered under the Interest Rate Cap Agreement.

     The credit agreement governing the revolving credit and term loan facilities contains covenants as to the maintenance of certain financial ratios. The agreement also contains customary restrictions and limitations as to certain defined fundamental changes in the business, the incurring of additional debt or contingent obligations, payment of dividends, liens on assets, the acquisition of treasury stock, and the acquisition or sale of assets. In addition, there are mandatory prepayment provisions under this agreement based upon excess cash flow, as defined, from consolidated operations of Holdings.

     Included in the December 31, 1996 SpA debt is an overdraft facility with $1,945 outstanding. The overdraft facility is payable on demand and included in current maturities of long-term debt.

     The fair value of Holdings' long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Holdings for debt of the same remaining maturities. Management believes the carrying value of the debt approximates the market value at December 31, 1996.

     The aggregate maturities of long-term debt outstanding at December 31, 1996 were:

1997........................................................  $14,514
1998........................................................   10,250
1999........................................................   39,022
2000........................................................    9,375
2001........................................................    8,603
                                                              -------
                                                              $81,764
                                                              =======

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For the years ended December 31, 1995 and 1996, interest paid was $9,781 and $8,986, respectively.

(8) PENSIONS

     Holdings has noncontributory defined benefit pension plans which cover substantially all of the domestic hourly and salaried employees of Holdings. Benefits under the pension plans are based on years of service and compensation levels during employment for salaried employees and years of service for hourly employees. It is Holdings' policy to fund the pension plans based on the minimum permissible contribution as determined by the plans' actuaries. Plan assets are invested primarily in a diversified portfolio of equity securities. Holdings also sponsors an unfunded defined benefit supplemental executive retirement plan.

     The following table sets forth the funded status of the pension plans and amounts recognized in Holdings' consolidated financial statements as of December 31:

                                                                               1996
                                                            -------------------------------------------
                                                                                      PLANS IN WHICH
                                                            PLANS IN WHICH ASSETS   ACCUMULATED BENEFIT
                                                             EXCEED ACCUMULATED     OBLIGATION EXCEEDS
                                                             BENEFIT OBLIGATION         PLAN ASSETS
                                                            ---------------------   -------------------
Actuarial present value of accumulated benefit obligation:
  Vested..................................................        $ 20,916               $    738
  Nonvested...............................................           3,795                     46
                                                                  --------               --------
     Accumulated benefit obligation.......................        $ 24,711               $    784
                                                                  ========               ========
Actuarial present value of projected benefit obligation...        $ 29,520               $  1,000
Plan assets at fair value.................................         (25,539)                    --
                                                                  --------               --------
     Projected benefit obligation in excess of plan
       assets.............................................           3,981                  1,000
Unrecognized net gain (loss)..............................           2,375                   (357)
Unrecognized prior service costs..........................            (293)                  (158)
Additional liability......................................              --                    299
                                                                  --------               --------
     Accrued pension liability............................        $  6,063               $    784
                                                                  ========               ========

     The components of the net periodic pension costs for the years ended December 31, 1995 and 1996 were as follows:

                                                                1995     1996
                                                               ------   ------
Service cost................................................   $1,465   $1,769
Interest cost...............................................    2,051    2,171
Actual return on plan assets................................   (4,405)  (4,030)
Net amortization and deferrals..............................    3,181    2,257
                                                               ------   ------
Net periodic pension cost...................................   $2,292   $2,167
                                                               ======   ======

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     An additional liability of $299 has been recorded with a $158 intangible asset, and the remaining $141 are shown as a separate component of stockholders' equity as of December 31, 1996. The additional liability is necessary so that the liability recognized is at least equal to the unfunded accumulated benefit obligation as actuarially determined on a plan-by-plan basis. Actuarial assumptions used in accounting for the pension plan as of December 31, 1995 and 1996 were:

                                                               1995    1996
                                                               -----   -----
Assumed average salary compensation increase................    4.0%    4.0%
Discount rate...............................................   7.25%    7.5%
Expected long-term rate of return on assets.................    9.0%    9.0%

     No compensation increase rate is applicable for the hourly plans as they are flat pay for each year of service (regardless of compensation earned).

     In accordance with Italian Civil Code, Holdings provides employees of SpA a leaving indemnity payable on termination of employment. The amount of this leaving indemnity is determined by the employee's category, length of service, and overall remuneration earned during service. Amounts included as part of other non-current liabilities at December 31, 1996 are $7,960. Leaving indemnity expense was $1,202 and $1,135 for the years ended December 31, 1995 and 1996, respectively.

(9) POST-RETIREMENT HEALTH CARE AND LIFE INSURANCE

     The Company and its domestic subsidiaries currently provide certain health care and life insurance benefits for retired employees. Full-time employees of Holdings (except non-grandfathered employees at the Tallahassee and Melrose Park locations) may become eligible for those benefits if they reach retirement, provided they attain age 57 with a minimum of 10 consecutive years of service immediately preceding retirement, if such programs are still in effect.

     During 1996, Holdings modified the benefits available to both existing and future retirees. These changes resulted in both a curtailment gain and negative plan amendments which have been reflected in the determination of the accrued post-retirement benefit cost. Holdings recorded a $470 curtailment gain as a result of the elimination of life insurance benefits to all employees retiring after January 1, 1998. In addition, Holdings reduced their cost commitment provided to existing and future retirees which resulted in negative plan amendments of $7,569. The resulting gain from the negative plan amendment is deferred and will be amortized over the remaining service period of the plan participants.

     Employees who retired prior to January 1, 1987 are eligible for a Basic/Major Medical Plan and, in certain cases, prescription drug benefits for a basic monthly contribution by the retiree. Benefit levels vary depending upon the retiree's benefit plan eligibility. Holdings' health benefit cost commitment for employees who retire between January 1, 1987 and December 31, 1997 is limited to the 1997 cost level. Furthermore, Holdings' cost commitment for employees who retire after 1997 will be $0.1 per month per eligible participant prior to becoming Medicare eligible and $0.05 per month when Medicare eligible. Employees hired after 1996 are required to pay the full cost of post retirement medical coverage. Employees who retire before 1998 are eligible for Holdings provided life insurance benefits. Employees who retire after 1997 are allowed to purchase life insurance at full cost.

     As discussed in Note 1, effective January 1, 1996, Holdings changed its accounting method of amortizing unrecognized gains and losses. Unrecognized gains and losses exceeding 10% of the accumulated post-retirement benefit obligation are amortized over 12 months. This accounting change reduced the unrecognized gain by $6,939.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents the plan's funded status reconciled with amounts recognized in Holdings' consolidated balance sheets at December 31, 1996:

Accumulated post-retirement benefit obligation:
  Retirees..................................................   $23,401
  Fully eligible active plan participants...................     2,970
  Other active plan participants............................     2,404
                                                               -------
                                                                28,775
Plan assets at fair value...................................        --
                                                               -------
  Unfunded accumulated post-retirement benefit obligation...    28,775
Unrecognized decrease in benefit obligation due to plan
  amendment.................................................     7,569
Unrecognized net gain.......................................     2,269
                                                               -------
     Accrued post-retirement benefit cost included in
      accrued liabilities and other non-current
      liabilities...........................................   $38,613
                                                               =======

     Net periodic post-retirement benefit costs for 1995 and 1996 included the following components:

                                                                1995     1996
                                                               ------   ------
Service cost................................................   $  459   $  475
Interest cost...............................................    3,013    2,584
Actual return on plan assets................................       --       --
Amortization of unrecognized decrease in benefit obligation
  due to plan amendment.....................................       --     (303)
Amortization of unrecognized net gain.......................     (472)    (189)
                                                               ------   ------
  Net periodic post-retirement benefit cost.................   $3,000   $2,567
                                                               ======   ======

     For measurement purposes, the following medical and dental cost trend rates were assumed in determining the accumulated benefit obligation at December 31, 1996:

Medical Cost Trend Rates
  -- Medical prior to age 65 (Indemnity Plan)...  12.0% in 1994, decreasing 1.5% per year for 5 years, ultimately 4.5% in 1999
                                                  and thereafter.

  -- Medical prior to age 65 (HMO's)............  7.5% in 1994, decreasing 1.0% per year for 3 years, ultimately 4.5% in 1997
                                                  and thereafter.

  -- Medical age 65 & older.....................  7.5% in 1994, decreasing 1.0% per year for 3 years, ultimately 4.5% in 1997
                                                  and thereafter.
Dental Cost Trend Rate
  -- Dental costs...............................  7.5% in 1994, decreasing 1.0% per year for 3 years, ultimately 4.5% in 1997
                                                  and thereafter.

     A 1% increase in these trend rates would have increased the accumulated post-retirement benefit obligation at December 31, 1996 by approximately $888 and would have increased the net periodic post retirement benefit cost by approximately $93 for 1996. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% at December 31, 1996.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1995 and 1996 consisted of:

                                                          CURRENT   DEFERRED    TOTAL
                                                          -------   --------   -------
1995:
  Federal...............................................  $(1,511)  $   (77)   $(1,588)
  State.................................................      308       (99)       209
  Foreign...............................................       75         7         82
                                                          -------   -------    -------
                                                          $(1,128)  $  (169)   $(1,297)
                                                          =======   =======    =======
1996:
  Federal...............................................  $ 1,390   $  (140)   $ 1,250
  State.................................................      233       342        575
  Foreign...............................................        1    (1,450)    (1,449)
                                                          -------   -------    -------
                                                          $ 1,624   $(1,248)   $   376
                                                          =======   =======    =======

     Total income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal Income Tax rate of 35% to income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle as a result of the following:

                                                               1995       1996
                                                              -------    -------
Computed "expected" tax expense (benefit)...................  $(1,586)   $   577
Increase (reduction) in income tax resulting from:
  Adjustment to deferred tax asset for change in enacted tax
     rates..................................................      175        215
  Federal NOL for which no benefit realized.................      766         --
  State taxes, net of federal income tax effect.............      164        292
  Federal R&D credit permanent difference...................     (807)        --
  Rate difference on income of foreign operations...........      159        285
  Change in valuation allowance.............................     (317)      (591)
  Other, net................................................      149       (402)
                                                              -------    -------
                                                              $(1,297)   $   376
                                                              =======    =======

     U.S. federal, state and foreign net income taxes paid (refunded) amounted to $266 and $(1,832) in 1995 and 1996, respectively. As a result of losses in previous years, Holdings has unused regular federal net operating loss carryforwards of approximately $8,393 at December 31, 1996, which, if not used to offset future taxable income, will begin to expire in 2010.

     Income (loss) before taxes from domestic operations amounted to $(5,361) and $4,957 for 1995 and 1996, respectively. Income (loss) before taxes from foreign operations amounted to $829 and $(3,309) for 1995 and 1996, respectively.

     As a result of losses in current and previous years, Holdings has unused net operating loss carryforwards for state income tax purposes of approximately $14,900 at December 31, 1996, which, if not used to offset future state taxable income, will begin to expire in 1999. In addition, unused foreign net operating losses of approximately $2,420 at December 31, 1996 exist which will begin to expire in 1997.

     Holdings has been subject to the U.S. Alternative Minimum Tax ("AMT") and, therefore, has a cumulative AMT credit carryforward of approximately $4,884 as of December 31, 1996. This carryforward has an unlimited life and may be used to offset federal income taxes in excess of AMT in future periods.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Holdings has unused federal general business credit carryovers of approximately $3,245 at December 31, 1996. The credit consists of $3,167 of research and development credit and $78 of targeted job credit. The credit will begin to expire in 2004. However, when the credit expires it can be used to offset taxable income.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 are presented as follows:

Current:
  Deferred tax assets:
     Post-retirement benefits...............................   $ 1,237
     Inventories............................................       796
     Deferred compensation..................................        60
     Compensated absences...................................     1,394
     Workers' compensation..................................     1,267
     Health benefits........................................       209
     Other..................................................     1,900
                                                               -------
       Net current deferred tax assets......................   $ 6,863
                                                               =======
Non-current:
  Deferred tax assets:
     Post-retirement benefits...............................   $15,723
     Alternative minimum tax credit carryforwards...........     4,884
     Inventories............................................     1,299
     Federal general business credit........................     3,245
     Net operating loss carryforwards.......................     4,407
     Other..................................................       676
                                                               -------
       Deferred tax assets..................................    30,234
                                                               -------
  Deferred tax liabilities:
     Property, plant and equipment..........................    13,775
     Other..................................................       681
                                                               -------
       Deferred tax liabilities.............................    14,456
                                                               -------
       Net non-current deferred tax asset...................   $15,778
                                                               =======

     At December 31, 1996, Holdings did not established a valuation allowance to offset any deferred tax assets. Although the Company has an accumulated deficit balance it has reported GAAP income and taxable income in 1996. The Company continues to exhibit customer growth, and continues to be an industry leader. This is expected to result in the production of, and growth in, taxable income. Based on projections for future taxable income over the periods during which the deferred tax assets are deductible, and the expectation that a significant portion of these deferred tax assets are to be realized by offsetting them against taxable temporary items, it is management's belief that it is more likely than not that all deferred tax assets will be fully realized. Projections indicate full utilization of the following deferred tax assets: 1) Federal general business credit of approximately $3,200 by 1999, 2) AMT credit carry forward of approximately $4,900 by 2001, 3) foreign net operating losses of approximately $1,200 by 2000, and 4) state net operating losses of $500 by 1999. The net change in the total valuation allowance was a decrease of $317 and $591 for the years ended December 31, 1995 and 1996, respectively.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) CAPITAL STOCK

     The Certificate of Incorporation of Stanadyne Automotive Holding Corp. provides that Holdings has the authority to issue 22,000 shares of stock consisting of 16,000 shares of Class A common stock, par value $.01; 4,000 shares of Class B common stock, par value $.01; and 2,000 shares of preferred stock, par value $.01. The Class A and Class B common stock have equivalent rights and preferences, except that the Class A Stock has voting rights consisting of one vote per share. Holders of Class B common stock do not have voting rights. The terms and conditions of the preferred stock were designated at the time of issuance.

     Holdings has designated 1,000 shares of $.01 par value preferred stock as cumulative, convertible, nonvoting preferred stock, all of which are issued and outstanding. The cumulative, convertible, nonvoting preferred stock is entitled to cumulative dividends from the date of issuance at an annual rate of $0.6 per share payable quarterly. In the event of liquidation, the holders of preferred stock are entitled to receive at least $5 per preferred share together with accrued and unpaid dividends prior to any distribution to common stockholders.

     The holder of any share of preferred stock shall have a right, at the shareholder's option, to convert all or a portion of such shares into fully paid and nonassessable shares of Class A common stock of Holdings at any time at a non-dilutive conversion rate, currently .75 shares of Class A common stock for each share of preferred stock.

     Included in the issued and outstanding Class A common stock of Holdings are
183.5 shares issued to management of Holdings' subsidiaries (the "Management Shares") pursuant to individual subscription agreements. The vesting of shares issued in connection with such plan is contingent upon future service of the individual through the earlier of a change in control of Holdings or retirement, as defined. The cumulative compensation expense related to these shares is calculated by extending the vested number of Management Shares by a formula share price to estimate market value. (Income) expense recorded by Holdings was $(1,502) and $104 for the years ended December 31, 1995 and 1996, respectively. Further vesting is contingent upon certain future events which presently cannot be estimated. The ultimate amount that will be expensed could vary significantly from the cumulative expense recorded through December 31, 1996.

     There are outstanding warrants to purchase 29.7 shares of Class B common stock. The holders of the warrants also hold shares of Class B common stock. The warrants were issued in order to ensure against the dilutive effect of the management incentive Class A shares. Warrant holders are allowed to convert warrants to shares of Class B common stock upon the issuance of additional Management Shares. In addition, warrants are canceled on a pro rata basis with the redemption by Holdings of Management Shares. Warrants may be exercised at a price of $.01 per share. The warrant agreement expires on March 31, 2001.

     During 1995, Holdings purchased 110 shares of Class A common stock from management for a total cost of $1,516. These shares are held as treasury stock.

(12) 401(k) PLAN

     Substantially all of Holdings' domestic employees are eligible to participate in a 401(k) savings plan provided by SAC. The 401(k) savings plan provides such employees with the opportunity to save for retirement on a tax deferred basis. Holdings contributes 50% of the employees contribution per year up to a limit, as defined in the plan document. Holdings made contributions of $373 and $352 for the years ended December 31, 1995 and 1996, respectively.

(13) RELATED PARTY TRANSACTIONS

     During each of the years ended December 31, 1995 and 1996, Holdings incurred management fees of $500 to Metromedia Company for management services provided. These charges are included in general and

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

administrative expenses. Holdings has accrued $144 at December 31, 1996, for dividends on the preferred stock which is owed primarily to Metromedia Company.

(14) SIGNIFICANT CUSTOMERS

     During 1995 and 1996, sales to customers and their affiliates, which represented approximately 10% or more of consolidated total sales, were as follows:

                                                       1995               1996
                                      SEGMENT         AMOUNT      %      AMOUNT      %
                                  ----------------    -------    ----    -------    ----
Customer A....................    Precision Engine    $40,099    14.7%   $47,957    17.4%
Customer B....................      Diesel Group       56,169    20.6     41,483    15.1
Customer C....................      Diesel Group       33,915    12.5     38,893    14.1
Customer D....................       Precision
                                   Engine/Diesel
                                       Group           27,138    10.0     22,164     8.0

     Accounts receivable balances with these customers and their affiliates were $18,206 at December 31, 1996.

(15) CONTINGENCIES

     Holdings is involved in various legal and regulatory proceedings generally incidental to its business. While the results of any litigation or regulatory issue contain an element of uncertainty, management believes that the outcome of any known, pending or threatened legal proceeding, or all of them combined, will not have a material adverse effect on Holdings' financial position.

(16) SEGMENTS

     Holdings has two reportable segments, the Diesel Systems Group (the "Diesel Group") and the Precision Engine Products Corp. ("Precision Engine"). The Diesel Group manufacturers diesel fuel injection equipment including fuel pumps, injectors and filtration systems. This segment accounted for approximately 76% and 73% of Holdings' revenue for the years ended December 31, 1995 and 1996, respectively. Precision Engine manufactures roller-rocker arms, hydraulic valve lifters and lash adjusters for gasoline engines. Revenues for Precision Engine accounted for 24% and 27% of total revenues for the years ended December 31, 1995 and 1996, respectively. Holdings' reportable segments are strategic business units that offer similar products (engine parts) to customers in related industries (agricultural, industrial and automotive engine manufacturers). Holdings considers the Diesel Group and Precision Engine to be two distinct segments because the operating results of each are compiled, reviewed and managed separately. In addition, there were no intersegment sales between the Diesel Group and Precision Engine for any of the periods presented below.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summarizes key information used by Holdings in evaluating the performance of each segment as of and for the years ended December 31, 1995 and 1996:

                                                          DECEMBER 31, 1995
                                            ----------------------------------------------
                                                       PRECISION
                                             DIESEL     ENGINE     ELIMINATIONS    TOTALS
                                            --------   ---------   ------------   --------
Net sales.................................  $206,903    $65,242      $     --     $272,145
Gross profit..............................    27,309      9,191            --       36,500
Depreciation and amortization expense.....    15,345      2,756                     18,101
Operating (loss) income...................    (1,034)     5,794            --        4,760
Net (loss) income.........................    (8,052)     3,106            --       (4,946)
Total assets..............................   183,427     44,308        (8,318)     219,417
Total capital expenditures................     5,025      1,642            --        6,667

                                                          DECEMBER 31, 1996
                                            ----------------------------------------------
                                                       PRECISION
                                             DIESEL     ENGINE     ELIMINATIONS    TOTALS
                                            --------   ---------   ------------   --------
Net sales.................................  $202,467    $73,172      $     --     $275,639
Gross profit..............................    28,020     12,863            --       40,883
Depreciation and amortization expense.....    14,378      2,608            --       16,986
Operating income..........................     1,205      8,702            --        9,907
Net (loss) income.........................      (891)     6,493            --        5,602
Total assets..............................   170,043     39,686       (14,812)     194,917
Total capital expenditures................     6,335      2,492            --        8,827

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(17) FOREIGN OPERATIONS

     Holdings has manufacturing operations in the United States and Italy. The following is a summary of information by area as of December 31, 1996 and for the years ended December 31, 1995 and 1996:

                                                                 1995       1996
                                                               --------   --------
Net sales:
  United States.............................................   $237,228   $243,284
  Italy.....................................................     34,917     32,355
                                                               --------   --------
     Net sales..............................................   $272,145   $275,639
                                                               ========   ========
Income (loss) before extraordinary item and cumulative
  effect of accounting change:
  United States.............................................   $ (3,983)  $  3,130
  Italy.....................................................        748     (1,858)
                                                               --------   --------
     Income (loss) before extraordinary item and cumulative
       effect of accounting change..........................   $ (3,235)  $  1,272
                                                               ========   ========
Identifiable assets:
  United States.............................................              $169,173
  Italy.....................................................                25,744
                                                                          --------
     Identifiable assets....................................              $194,917
                                                                          ========
Long-lived assets:
  United States.............................................              $ 91,713
  Italy.....................................................                 8,054
                                                                          --------
     Long-lived assets......................................              $ 99,767
                                                                          --------
Deferred tax assets:
  United States.............................................              $ 21,290
  Italy.....................................................                 1,351
                                                                          --------
     Deferred tax assets....................................              $ 22,641
                                                                          ========

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(18) VALUATION AND QUALIFYING ACCOUNTS

     The components of significant valuation and qualifying accounts for the years ended December 31, 1994, 1995 and 1996 were as follows:

                                                               RECEIVABLE      OBSOLETE
                                                              ALLOWANCE FOR   SLOW MOVING
                                                                ACCOUNTS        RESERVE
                                                              -------------   -----------
Balance January 1, 1995.....................................         383          2,367
  Charged to costs and expenses.............................         146          2,143
  Write-offs................................................         (79)        (2,322)
  Exchange..................................................           5             (5)
                                                                 -------        -------
Balance December 31, 1995...................................         455          2,183
  Charged to costs and expenses.............................         170            757
  Write-offs................................................        (165)        (1,164)
  Exchange..................................................          18             17
                                                                 -------        -------
Balance December 31, 1996...................................     $   478        $ 1,793
                                                                 =======        =======

(19) SUBSEQUENT EVENT AND SUPPLEMENTAL COMBINED CONDENSED FINANCIAL STATEMENTS


     On December 11, 1997, in connection with an acquisition by American Industrial Partners Capital Fund II, L.P. ("AIP"), SAC, Inc. ("New Holdings") acquired the outstanding stock of Stanadyne Automotive Holding Corp. ("Old Holdings"), and SAC Automotive, Inc. ("Automotive") borrowed $100 million on
10 1/4% Senior Subordinated Notes (the "Notes") and $85 million of term loans and revolving credit ("New Credit Agreement") to partially fund the Acquisition Transactions. Simultaneous with the acquisition, Old Holdings and Automotive merged with and into the Company and New Holdings changed its name to Stanadyne Automotive Holding Corp. Under the terms of the New Credit Agreement the stock of all of the Company's wholly-owned domestic subsidiaries and 65% of the stock of the wholly-owned foreign subsidiaries and all of the assets of the Company and its subsidiaries and the capital stock of the Company will be pledged as collateral. Under the terms of the Notes, issued by the Company, the Notes are jointly and severally, fully, irrevocably and unconditionally guaranteed by its wholly-owned domestic subsidiaries on a senior subordinated basis. Its wholly-owned foreign subsidiaries will not be guarantors with respect to the Notes.



     The following are the supplemental combining condensed balance sheets as of December 31, 1996 and the supplemental combining condensed statements of operations and of cash flows for each of the years ended December 31, 1995 and 1996. Separate complete financial statements of the Guarantor subsidiaries are not presented because management has determined that they are not material to investors. The financial statements of the Company are essentially the same as Stanadyne Automotive Holding Corp.'s financial statements after consolidations and eliminations.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                               DECEMBER 31, 1996


                                           PRECISION
                                          ENGINE AND                                                      STANADYNE
                            STANADYNE         DSD             SPA                                        AUTOMOTIVE
                            AUTOMOTIVE   INTERNATIONAL       (NON          STANADYNE                    HOLDING CORP.
                              CORP.          CORP.         GUARANTOR      AUTOMOTIVE                         AND
                             (PARENT)    (GUARANTORS)    SUBSIDIARIES)   HOLDING CORP.   ELIMINATIONS   SUBSIDIARIES
                            ----------   -------------   -------------   -------------   ------------   -------------
ASSETS
Cash and cash
  equivalents.............   $  3,361       $     4         $     6         $    --        $     --       $  3,371
Accounts receivable,
  net.....................     18,671         9,944           8,342              --              --         36,957
Inventories...............     16,564         7,297           7,919              --            (255)        31,525
Other current assets......      6,152         1,294              73              --              --          7,519
                             --------       -------         -------         -------        --------       --------
     Total current
       assets.............     44,748        18,539          16,340              --            (255)        79,372
Property, plant and
  equipment, net..........     70,976        17,375           7,765              --              --         96,116
Other assets, net.........     16,374         1,416           1,639              --              --         19,429
Investments in
  subsidiaries............     23,805            --              --          35,000         (58,805)(a)         --
                             --------       -------         -------         -------        --------       --------
     Total assets.........   $155,903       $37,330         $25,744         $35,000        $(59,060)      $194,917
                             ========       =======         =======         =======        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
     accrued expenses.....   $ 31,383       $11,464         $ 6,587         $   144        $     (8)      $ 49,570
  Other current
     liabilities..........     13,680            --           2,519              --              --         16,199
                             --------       -------         -------         -------        --------       --------
     Total current
       liabilities........     45,063        11,464           9,106             144              (8)        65,769
Long-term debt and capital
  lease obligations.......     69,401            --             312              --              --         69,713
Other non-current
  liabilities.............     30,746        11,850           7,960              --                         50,556
Intercompany accounts.....       (611)         (765)             97           1,444            (165)            --
Stockholders' equity......     11,304        14,781           8,269          33,412         (58,887)(a)      8,879
                             --------       -------         -------         -------        --------       --------
     Total liabilities and
       stockholders'
       equity.............   $155,903       $37,330         $25,744         $35,000        $(59,060)      $194,917
                             ========       =======         =======         =======        ========       ========


---------------

(a) Amount represents the elimination of investments in subsidiaries of the Parent as recorded under the equity method of accounting.

                STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                            YEAR ENDED DECEMBER 31, 1995


                                        PRECISION
                                       ENGINE AND
                         STANADYNE         DSD             SPA                                          STANADYNE
                         AUTOMOTIVE   INTERNATIONAL       (NON          STANADYNE                       AUTOMOTIVE
                           CORP.          CORP.         GUARANTOR      AUTOMOTIVE                     HOLDING CORP.
                          (PARENT)    (GUARANTORS)    SUBSIDIARIES)   HOLDING CORP.   ELIMINATIONS   AND SUBSIDIARIES
                         ----------   -------------   -------------   -------------   ------------   ----------------
Net sales..............   $173,452       $65,242         $34,917          $  --         $(1,466)(a)      $272,145
Cost of goods sold.....    149,627        56,051          31,470             --          (1,503)(a)       235,645
                          --------       -------         -------          -----         -------          --------
  Gross profit.........     23,825         9,191           3,447             --              37            36,500
Selling, general and
  administrative
  expenses.............     26,174         3,397           2,169           (600)            600(b)         31,740
                          --------       -------         -------          -----         -------          --------
  Operating (loss)
    income.............     (2,349)        5,794           1,278            600            (563)            4,760
Interest, net..........      7,739         1,104             449             --              --             9,292
                          --------       -------         -------          -----         -------          --------
  (Loss) income before
    income taxes and
    extraordinary
    item...............    (10,088)        4,690             829            600            (563)           (4,532)
Income tax (benefit)
  expense..............     (2,963)        1,584              81              1              --            (1,297)
                          --------       -------         -------          -----         -------          --------
  (Loss) income before
    extraordinary
    item...............     (7,125)        3,106             748            599            (563)           (3,235)
Extraordinary item --
  early extinguishment
  of debt, net of
  income taxes.........     (1,711)           --              --             --              --            (1,711)
                          --------       -------         -------          -----         -------          --------
  Net (loss) income....   $ (8,836)      $ 3,106         $   748          $ 599         $  (563)         $ (4,946)
                          ========       =======         =======          =====         =======          ========


---------------

(a) To eliminate intercompany sales and cost of sales from Stanadyne Automotive, SpA to Parent.



(b) To eliminate intercompany dividend from Parent to Stanadyne Automotive Holding Corp.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996


                                                                                                            STANADYNE
                        STANADYNE     PRECISION ENGINE          SPA                                        AUTOMOTIVE
                       AUTOMOTIVE          AND DSD             (NON          STANADYNE                    HOLDING CORP.
                          CORP.      INTERNATIONAL CORP.     GUARANTOR      AUTOMOTIVE                         AND
                        (PARENT)        (GUARANTORS)       SUBSIDIARIES)   HOLDING CORP.   ELIMINATIONS   SUBSIDIARIES
                       -----------   -------------------   -------------   -------------   ------------   -------------
Net sales............   $171,266           $73,172            $32,355          $  --         $(1,154)(a)    $275,639
Cost of goods sold...    142,740            60,309             32,860             --          (1,153)(a)     234,756
                        --------           -------            -------          -----         -------        --------
  Gross profit.......     28,526            12,863               (505)            --              (1)         40,883
Selling, general and
  administrative
  expenses...........     24,555             4,160              2,261           (600)            600(b)       30,976
                        --------           -------            -------          -----         -------        --------
  Operating income
     (loss)..........      3,971             8,703             (2,766)           600            (601)          9,907
Interest, net........      7,110               607                542             --              --           8,259
                        --------           -------            -------          -----         -------        --------
  Income (loss)
     before income
     taxes and
     cumulative
     effect of change
     in accounting
     principle.......     (3,139)            8,096             (3,308)           600            (601)          1,648
Income tax (benefit)
  expense............     (1,206)            3,032             (1,450)            --              --             376
                        --------           -------            -------          -----         -------        --------
  Income (loss)
     before
     cumulative
     effect of change
     in accounting
     principle.......     (1,933)            5,064             (1,858)           600            (601)          1,272
Cumulative effect of
  change in
  accounting for
  post-retirement
  benefits, net of
  income taxes.......      2,901             1,429                 --             --              --           4,330
                        --------           -------            -------          -----         -------        --------
  Net income
     (loss)..........   $    968           $ 6,493            $(1,858)         $ 600         $  (601)       $  5,602
                        ========           =======            =======          =====         =======        ========


---------------

(a) To eliminate intercompany sales and cost of sales from Stanadyne Automotive, SpA to Parent.



(b) To eliminate intercompany dividend from Parent to Stanadyne Automotive Holding Corp.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1995


                                                                                                             STANADYNE
                          STANADYNE     PRECISION ENGINE          SPA                                        AUTOMOTIVE
                          AUTOMOTIVE         AND DSD             (NON          STANADYNE                      HOLDING
                            CORP.      INTERNATIONAL CORP.     GUARANTOR      AUTOMOTIVE                     CORP. AND
                           (PARENT)       (GUARANTORS)       SUBSIDIARIES)   HOLDING CORP.   ELIMINATIONS   SUBSIDIARIES
                          ----------   -------------------   -------------   -------------   ------------   ------------
Cash flows from
  operating activities:
  Net (loss) income.....   $(8,836)          $ 3,106            $   748         $   599        $  (563)       $ (4,946)
  Adjustments to
     reconcile net loss
     to net cash (used
     in) provided by
     operating
     activities:
     Depreciation and
       amortization.....    13,029             2,756              2,316              --             --          18,101
     Other
       adjustments......      (773)              725                 31          (1,501)            --          (1,518)
     Changes in
       operating assets
       and liabilities..   (21,024)            3,234             (1,450)          3,018           (478)(a)     (16,700)
                           -------           -------            -------         -------        -------        --------
       Net cash (used
          in) provided
          by operating
          activities....   (17,604)            9,821              1,645           2,116         (1,041)         (5,063)
Cash flows from
  investing activities:
  Capital
     expenditures.......    (4,505)           (1,642)              (520)             --             --          (6,667)
  Proceeds from disposal
     of property, plant
     and equipment......        83                --                 --              --             --              83
                           -------           -------            -------         -------        -------        --------
       Net cash used in
          investing
          activities....    (4,422)           (1,642)              (520)             --             --          (6,584)
Cash flows from
  financing activities:
  Net change in debt....    23,629            (8,178)            (1,126)             --             --          14,325
  Net change in
     equity.............      (600)               --                 --          (2,116)           600(b)       (2,116)
                           -------           -------            -------         -------        -------        --------
       Net cash provided
          by (used in)
          financing
          activities....    23,029            (8,178)            (1,126)         (2,116)           600          12,209
Net increase (decrease)
  in cash and cash
  equivalents...........     1,003                 1                 (1)             --           (441)            562
Effects of exchange rate
  changes on cash.......        18                --                 --              --           (150)           (132)
Cash and cash
  equivalents at
  beginning of year.....       373                 3                  4              --            697           1,077
                           -------           -------            -------         -------        -------        --------
Cash and cash
  equivalents at end of
  year..................   $ 1,394           $     4            $     3         $    --        $   106        $  1,507
                           =======           =======            =======         =======        =======        ========


---------------

(a) To eliminate change in intercompany elimination of inventory.



(b) To eliminate intercompany dividend from Parent to Stanadyne Automotive Holding Corp.

              STANADYNE AUTOMOTIVE HOLDING CORP. AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1996


                                             PRECISION
                                            ENGINE AND                                                      STANADYNE
                             STANADYNE          DSD             SPA                                        AUTOMOTIVE
                            AUTOMOTIVE     INTERNATIONAL       (NON          STANADYNE                    HOLDING CORP.
                               CORP.           CORP.         GUARANTOR      AUTOMOTIVE                         AND
                             (PARENT)      (GUARANTORS)    SUBSIDIARIES)   HOLDING CORP.   ELIMINATIONS   SUBSIDIARIES
                           -------------   -------------   -------------   -------------   ------------   -------------
Cash flows from operating
  activities:
  Net income (loss)......    $    968         $ 6,493         $(1,858)         $ 600        $     (601)     $  5,602
  Adjustments to
    reconcile net income
    to net cash provided
    by operating
    activities:
    Depreciation and
       amortization......      12,332           2,608           2,046             --                --        16,986
    Other adjustments....       1,595           1,368          (1,450)           104                --         1,617
    Changes in operating
       assets and
       liabilities.......      18,138          (7,988)          3,492            (98)               24        13,568
                             --------         -------         -------          -----        ----------      --------
       Net cash provided
         by (used in)
         operating
         activities......      33,033           2,481           2,230            606              (577)       37,773
                             --------         -------         -------          -----        ----------      --------
Cash flows from investing
  activities:
  Capital expenditures...      (6,028)         (2,493)           (306)            --                --        (8,827)
  Proceeds from disposal
    of property, plant
    and equipment........         200              12              --             --                --           212
                             --------         -------         -------          -----        ----------      --------
       Net cash used in
         investing
         activities......      (5,828)         (2,481)           (306)            --                --        (8,615)
                             --------         -------         -------          -----        ----------      --------
Cash flows from financing
  activities:
  Net change in debt.....     (24,616)             --          (2,013)            --                --       (26,629)
  Net change in equity...        (606)             --              92           (606)            514(a)         (606)
                             --------         -------         -------          -----        ----------      --------
       Net cash used in
         financing
         activities......     (25,222)             --          (1,921)          (606)              514       (27,235)
                             --------         -------         -------          -----        ----------      --------
Net increase (decrease)
  in cash and cash
  equivalents............       1,983              --               3             --               (63)        1,923
Effects of exchange rate
  changes on cash........         (16)             --              --             --               (43)          (59)
Cash and cash equivalents
  at beginning of year...       1,394               4               3             --               106         1,507
                             --------         -------         -------          -----        ----------      --------
Cash and cash equivalents
  at end of year.........    $  3,361         $     4         $     6          $  --        $       --      $  3,371
                             ========         =======         =======          =====        ==========      ========


---------------

(a) To eliminate intercompany dividend from Parent to Stanadyne Automatic Holding Corp. of $606 less additional investment in subsidiary by Parent for ($92).

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                      PAGE
Summary...........................          4
Risk Factors......................         15
The Acquisition Transactions......         21
Use of Proceeds...................         22
Capitalization....................         23
Pro Forma Condensed Consolidated
  Financial Data..................         23
Selected Consolidated Historical
  Financial Data..................         26
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......         28
Business..........................         33
Management........................         45
Security Ownership................         52
Certain Relationships and Related
  Transactions....................         53
Description of Exchange Notes.....         54
The Exchange Offer................         87
Description of New Credit
  Agreement.......................         95
Certain Federal Income Tax
  Consequences....................         96
Plan of Distribution..............         97
Legal Matters.....................         97
Experts...........................         97
Index to Consolidated Financial
  Statements......................        F-1
Independent Auditors' Report......  F-2, F-26

                                  $100,000,000

                          [STANADYNE AUTOMOTIVE LOGO]

                                   STANADYNE
                                AUTOMOTIVE CORP.

                         OFFER TO EXCHANGE ITS SERIES B

                          10 1/4% SENIOR SUBORDINATED

                             NOTES DUE 2007 FOR ANY
                                 AND ALL OF ITS
                           OUTSTANDING 10 1/4% SENIOR
                          SUBORDINATED NOTES DUE 2007
                      ------------------------------------
                                   PROSPECTUS
                      ------------------------------------
                                          , 1998

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Company maintains and has in effect insurance policies covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  EXHIBITS.


     3.1*     Amended and Restated Certificate of Incorporation of
              Stanadyne Automotive Corp.
     3.2*     Amended and Restated By-laws of Stanadyne Automotive Corp.
     4.1*     Indenture dated as of December 11, 1997 between Stanadyne
              Automotive Corp., DSD International Corp., Precision Engine
              Products Corp. and United States Trust Company of New York
     4.2*     Purchase Agreement dated as of December 4, 1997 among SAC
              Automotive, Inc. and Donaldson, Lufkin & Jenrette Securities
              Corporation
     4.3*     Registration Rights Agreement dated as of December 11, 1997 by and among Stanadyne Automotive Corp. and Donaldson,
              Lufkin & Jenrette Securities Corporation
     5.1      Opinion and Consent of Kirkland & Ellis
     8.1*     Tax Opinion and Consent of Kirkland & Ellis
    10.1*     Credit Agreement dated as of December 11, 1997 among SAC
              Automotive, Inc., Stanadyne Automotive Corp., the Lenders
              listed therein, as Lenders, DLJ Capital Funding, Inc., as
              Syndication Agent, and The First National Bank of Chicago,
              as Administrative Agent
    10.2*     Stock Purchase Agreement dated November 7, 1997 for the
              Purchase of Stanadyne Automotive Holding Corp. among SAC,
              Inc., a wholly owned subsidiary of American Industrial
              Partners Capital Fund II, L.P., Stanadyne Automotive Holding
              Corp., and Stanadyne Automotive Holding Corp. Shareholders
    10.3*     Form of Amended and Restated Employment Agreement by and
              between Stanadyne Automotive Corp. and [William Gurley]
              [Michael Boyer] [William Kelly]
    10.4*     Employment Agreement by and between Precision Engine
              Products Corp. and Arthur Caruso
    10.5*     Stanadyne Automotive Corp. Pension Plan effective December
              31, 1994
    10.6*     Stanadyne Automotive Corp. Savings Plus Plan restated as of
              January 1, 1993
    10.7*     Precision Engine Products Corp. Retirement Fund effective as of January 1, 1998
    10.8*     Stanadyne Automotive Corp. Benefit Equalization Plan
              effective as of January 1, 1992
    10.9*     Stanadyne Automotive Corp. Supplemental Retirement Plan
              effective January 1, 1992
    10.10     Supply Agreement dated as of December 8, 1995 between
              Precision Engine Products Corp. and the Ina Bearing Company
    10.11     Customer Agreement dated as of November 1, 1996 between
              Stanadyne Automotive Corp. and Deere & Company
    10.12     Customer Agreement dated as of January 22, 1996 between
              Stanadyne Automotive Corp. and General Motors Powertrain
              Group
    10.13*    Management Services Agreement dated as of December 11, 1997 between Stanadyne Automotive Corp. and American Industrial
              Partners.
    12.1*     Statement of Computation of Ratios
    16.1*     Letter of Change in Accounting Principles
    21.1*     Subsidiaries of Stanadyne Automotive Corp.
    23.1**    Consent of KPMG Peat Marwick, L.L.P.
    23.2*     Consent of Kirkland & Ellis (included in Exhibit 5.1).
    23.3      Consent of Deloitte & Touche, L.L.P.
    24.1*     Powers of Attorney (included in signature page)
    25.1*     Statement of Eligibility of Trustee on Form T-1
    27.1*     Financial Data Schedule
    99.1*     Form of Letter of Transmittal
    99.2*     Form of Notice of Guaranteed Delivery
    99.3*     Form of Tender Instructions


---------------

* Previously filed.


** To be filed by amendment.

     (b)  FINANCIAL STATEMENT SCHEDULES.

          Not Applicable.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) If the registrant is a foreign private issuer, to file a posteffective amendment to the registration statement to include any financial statements required by Rule 3-19 of the chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, State of Connecticut, on April 24, 1998.


                                          STANADYNE AUTOMOTIVE CORP.

                                          By: /s/ MICHAEL H. BOYER

                                            ------------------------------------
                                          Name: Michael H. Boyer
                                          Title: Principal Accounting and
                                                 Financial
                                             Officer, Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints any of Kenneth J. Diekroeger, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Stanadyne Automotive Corp.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                 CAPACITY                       DATE
                  ---------                                 --------                       ----

                      *                        Chief Executive Officer, President   April 24, 1998
---------------------------------------------  and Director
              William D. Gurley

                      *                        Chief Financial Officer, Vice        April 24, 1998
---------------------------------------------  President Stanadyne
              Michael H. Boyer

                      *                        Vice President, Human Resources,     April 24, 1998
---------------------------------------------  Stanadyne
               Robert A. Massa

                      *                        Vice President and General Manager,  April 24, 1998
---------------------------------------------  Precision Engine
              Arthur S. Caruso

                      *                        Vice President, Engineering &        April 24, 1998
---------------------------------------------  Marketing, Diesel Systems Division
              William W. Kelly

                      *                        Vice President, Quality and          April 24, 1998
---------------------------------------------  Reliability, Stanadyne
                 Don Buonomo

                  SIGNATURE                                 CAPACITY                       DATE
                  ---------                                 --------                       ----

                      *                        Vice-President, Power Products       April 24, 1998
---------------------------------------------  Division
                  Lee Janik

                      *                        Vice President, European             April 24, 1998
---------------------------------------------  Operations, Managing Director,
               Bryan M. Wysong                 Stanadyne Automotive S.p.A.

                      *                        Director                             April 24, 1998
---------------------------------------------
             W. Richard Bingham

                      *                        Director and Chairman of the Board   April 24, 1998
---------------------------------------------
                Robert Cizik

          /S/ KENNETH J. DIEKROEGER            Director                             April 24, 1998
---------------------------------------------
            Kenneth J. Diekroeger

                      *                        Director                             April 24, 1998
---------------------------------------------
             Theodore C. Rogers

                      *                        Director                             April 24, 1998
---------------------------------------------
            Lawrence W. Ward, Jr.

       *By: /s/ Kenneth J. Diekroeger
   ---------------------------------------
            Kenneth J. Diekroeger
              Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                        SEQUENTIAL
EXHIBIT                                                                    PAGE
NUMBER                            DESCRIPTION                             NUMBER
-------                           -----------                           ----------
  3.1*    Amended and Restated Certificate of Incorporation of
          Stanadyne Automotive Corp.
  3.2*    Amended and Restated By-laws of Stanadyne Automotive Corp.
  4.1*    Indenture dated as of December 11, 1997 between Stanadyne
          Automotive Corp., DSD International Corp., Precision Engine
          Products Corp. and United States Trust Company of New York
  4.2*    Purchase Agreement dated as of December 4, 1997 among SAC
          Automotive, Inc. and Donaldson, Lufkin & Jenrette Securities
          Corporation
  4.3*    Registration Rights Agreement dated as of December 11, 1997 by and among Stanadyne Automotive Corp. and Donaldson,
          Lufkin & Jenrette Securities Corporation
  5.1     Opinion and Consent of Kirkland & Ellis
  8.1*    Tax Opinion and Consent of Kirkland & Ellis
 10.1*    Credit Agreement dated as of December 11, 1997 among SAC
          Automotive, Inc., Stanadyne Automotive Corp., the Lenders
          listed therein, as Lenders, DLJ Capital Funding, Inc., as
          Syndication Agent, and The First National Bank of Chicago,
          as Administrative Agent
 10.2*    Stock Purchase Agreement dated November 7, 1997 for the
          Purchase of Stanadyne Automotive Holding Corp. among SAC,
          Inc., a wholly owned subsidiary of American Industrial
          Partners Capital Fund II, L.P., Stanadyne Automotive Holding
          Corp., and Stanadyne Automotive Holding Corp. Shareholders
 10.3*    Form of Amended and Restated Employment Agreement by and
          between Stanadyne Automotive Corp. and [William Gurley]
          [Michael Boyer] [William Kelly]
 10.4*    Employment Agreement by and between Precision Engine
          Products Corp. and Arthur Caruso
 10.5*    Stanadyne Automotive Corp. Pension Plan effective December
          31, 1994
 10.6*    Stanadyne Automotive Corp. Savings Plus Plan restated as of
          January 1, 1993
 10.7*    Precision Engine Products Corp. Retirement Fund effective as of January 1, 1998
 10.8*    Stanadyne Automotive Corp. Benefit Equalization Plan
          effective as of January 1, 1992
 10.9*    Stanadyne Automotive Corp. Supplemental Retirement Plan
          effective January 1, 1992
 10.10    Supply Agreement dated as of December 8, 1995 between
          Precision Engine Products Corp. and the Ina Bearing Company
 10.11    Customer Agreement dated as of November 1, 1996 between
          Stanadyne Automotive Corp. and Deere & Company
 10.12    Customer Agreement dated as of January 22, 1996 between
          Stanadyne Automotive Corp. and General Motors Powertrain
          Group
 10.13*   Management Services Agreement dated as of December 11, 1997 between Stanadyne Automotive Corp. and American Industrial
          Partners.
 12.1*    Statement of Computation of Ratios
 16.1*    Letter of Change in Accounting Principles
 21.1*    Subsidiaries of Stanadyne Automotive Corp.
 23.1*    Consent of KPMG Peat Marwick, L.L.P.
 23.2*    Consent of Kirkland & Ellis (included in Exhibit 5.1).
 23.3     Consent of Deloitte & Touche, L.L.P.
 24.1*    Powers of Attorney (included in signature page)
 25.1*    Statement of Eligibility of Trustee on Form T-1
 27.1*    Financial Data Schedule
 99.1*    Form of Letter of Transmittal
 99.2*    Form of Notice of Guaranteed Delivery
 99.3*    Form of Tender Instructions


---------------

* Previously filed.